AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2009

REGISTRATION STATEMENT NO. 333-155241

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A

AMENDMENT NO. 7
TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PREMIER POWER RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation or organization)

4931

(Primary Standard Industrial Classification Code Number)

13-4343369

(I.R.S. Employer Identification Number)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(916) 939-0400

(Address, including zip code, and telephone lumber, including area code, of registrant’s principal executive offices)

Dean R. Marks, Chief Executive Officer
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(916) 939-0400

COPY TO:
Kevin K. Leung, Esq.
Dominador Tolentino, Jr., Esq.
Jamie H. Kim, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
(310) 208-1182

(Name, address, including zip code, and telephone number, including area code, of agent for service)

FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Per Share Offering Price		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	1,089,965	$3.55	(2)	$3,869,376	$152.07

Common stock, $0.0001 par value per share (issuable upon exercise of options)	1,600,000	$3.00	(3)	$4,800,000	$188.64

Total	2,689,965				$340.71	(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the common stock of the Registrant as reported on the Over-the-Counter Bulletin Board on November 5, 2008.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.

(4)	The Registrant previously paid a registration fee of $1,798.74 in connection with the filing of this registration statement with the Securities and Exchange Commission on November 7, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

Prospectus

PREMIER POWER RENEWABLE ENERGY, INC.

2,689,965 shares of Common Stock

This prospectus covers the resale by selling security holders of up to 2,689,965 shares of our common stock, $0.0001 par value per share.

These securities will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our securities are not listed on any national securities exchange. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “PPRW.” The last reported per share price for our common stock was $4.00 as quoted on the OTC Bulletin Board on September 24, 2009.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________________, 2009

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “Premier Power” refer to Premier Power Renewable Energy, Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Business

The Company, through our two wholly owned subsidiaries, (i) Premier Power Renewable Energy, Inc. a California corporation (“Premier Power California”), and (ii) Rupinvest Sarl, a corporation duly organized and existing under the laws of Luxembourg (“Rupinvest”), is in the business of developing, marketing, selling, and maintaining solar energy systems for residential, commercial, and industrial customers in North America, Spain, and Italy. We use solar components from the industry’s leading suppliers and manufacturers such as General Electric (“GE”), Sharp, Fronius, Wattsun, SMA, Satcon, Xantrex, Schuco and SunPower Corporation. Our clients have included utility companies such as Pacific Gas and Electric and Sierra Pacific Power Company, home builders such as KB Homes, and numerous agricultural clients such as leading wineries in Napa Valley, California.

Corporate Structure

We own all of the capital stock of Premier Power California. Premier Power California wholly owns Bright Future Technologies, LLC, a Nevada limited liability company (“Bright Future”) and Premier Power Sociedad Limitada, a limited liability company formed in Spain (“Premier Power Spain”). Bright Future operates as a trading company that allows Premier Power California and Premier Power Spain to consolidate its purchases from suppliers of solar energy products in order to achieve advantageous trade terms.

We own all of the capital stock of Rupinvest.  Rupinvest owns 90% of Premier Power Italy S.P.A (formerly known as ARCO Energy, SRL), a private limited company duly organized and existing under the laws of Italy (“Premier Power Italy”).

Premier Power Spain and Premier Power Italy are the base of our European operations, consisting of design, sales, and installation operations in Spain and Italy, respectively.

Share Exchange Transaction with Premier Power California

On September 9, 2008, we closed a share exchange transaction (the “Closing”) under a Share Exchange Agreement (the “Exchange Agreement”) entered into by and among the Company, our majority stockholder, Premier Power California, and the stockholders of Premier Power California, consisting of four individuals and one entity, who, immediately prior to the Closing, collectively held 100% of Premier Power California’s issued and outstanding share capital (the “PPG Owners”). Hereinafter, this share exchange transaction is described as the “Share Exchange.” We completed the acquisition of all of the equity interests of Premier Power California held by the PPG Owners through the issuance of 24,218,750 restricted shares of our common stock to the PPG Owners. Immediately prior to the Exchange Agreement transaction and taking into account the cancellation of 25,448,000 shares of our common stock held by Vision Opportunity Master Fund, Ltd. (“Vision”) concurrent with the Closing, we had 1,800,000 shares of common stock issued and outstanding. Immediately after the issuance of the shares to the PPG Owners, we had 26,018,750 shares of common stock issued and outstanding.

As a result of the Share Exchange, the PPG Owners became our controlling stockholders, and Premier Power California became our wholly owned subsidiary. In connection with Premier Power California becoming our wholly owned subsidiary, we acquired the business and operations of Premier Power California, and Premier Power California’s wholly owned subsidiaries, Bright Future and Premier Power Spain, became our indirect wholly owned subsidiaries.

Financing Transaction with Vision Opportunity Master Fund – September 9, 2008

Concurrently with the Share Exchange, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which we agreed to issue and sell a total of 3,500,000 units (the “Units”) to Vision for an aggregate purchase price of $7,000,000 (the “Financing”). Each Unit consists of one share of our Series A Convertible Preferred Stock (“Series A Preferred Stock”), one-half of one Series A Warrant (the “Series A Warrants”), and one-half of one Series B Warrant (the “Series B Warrants”). Each one share of Series A Preferred Stock will be convertible into one share of our common stock, par value $0.0001 per share (“Common Stock”) at any time at the holder’s option, and each share of Series A Preferred Stock will automatically convert in the event that we complete an underwritten secondary public offering with minimum gross proceeds of $25,000,000 and at a minimum price per share of $4.00 or upon listing on NASDAQ. Each Series A Warrant and each Series B Warrant entitled the holder to purchase a share of Common Stock at an exercise price of $2.50 and $3.00 per share, respectively, of Common Stock for a period of four years. Thus, at the Closing, we issued 3,500,000 shares of Series A Preferred Stock, Series A Warrants for the purchase of an aggregate 1,750,000 shares of Common Stock, and Series B Warrants for the purchase of an aggregate 1,750,000 shares of Common Stock to Vision.

Share Exchange Transaction with Rupinvest Sarl and Esdras Ltd.

On July 31, 2009, we closed the acquisition of 100% of the issued and outstanding equity ownership of Rupinvest from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”) (the “Closing”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its majority-owned subsidiary, Premier Power Italy, a private limited liability company organized under the laws of Italy.  The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the Closing, Rupinvest was the wholly owned subsidiary of Esdras.  We acquired Rupinvest from Esdras in exchange for (i) a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292), (ii) a capital investment in the amount of one million, one hundred and twenty five thousand Euros (€1,125,000, or approximately $1,580,063), and (iii) the potential transfer to Esdras of up to 3,000,000 shares of our common stock, with the number of shares to be transferred, if any, to be calculated based on sales by Premier Power Italy over a three-year period.  Following the Closing, we conduct operations in Italy through Premier Power Italy.

Financing Transaction with Vision Opportunity Master Fund – June 16, 2009

On June 16, 2009, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Vision pursuant to which, we sold to Vision 2,800,000 shares of our Series B Convertible Preferred Stock (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of 4-year Series A Warrants exercisable for an aggregate 1,750,000 shares of our common stock and 4-year Series B Warrants exercisable for an aggregate 1,750,000 shares of our common stock, and a $3,000,000 cash payment.

In connection with the Purchase Agreement, Vision, a holder of our Series A Preferred Stock, agreed in writing that no adjustment will be made to the conversion price of its Series A Preferred Stock shares, which right is set forth in Section 7(b) of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on September 10, 2008 with the Delaware Secretary of State.

Financial Results

Our consolidated financial statements for the years ended December 31, 2008 and 2007 are included in this prospectus.  In 2008 and 2007, we had approximately $44.2 million and $16.7 million in sales, respectively. In 2008 and 2007, we had approximately $569,000 and $844,000 in net income, respectively.

We have also included our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2008, during which time we had approximately $8.9 million and $18.0 million in sales, respectively, and $462,253 and $274,569 in net profit, respectively.

See “Index to Consolidated Financial Statements” on page F-1.

Risks Affecting Our Business

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Summary of Risk Factors

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

•      our ability to timely and accurately complete orders for our products;

•         our dependence on a limited number of major customers;

•         our ability to expand and grow our distribution channels;

•         general economic conditions which affect consumer demand for our products;

•         the effect of terrorist acts, or the threat thereof, on consumer confidence and spending;

•         acceptance in the marketplace of our new products and changes in consumer preferences;

•         foreign currency exchange rate fluctuations;

•         our ability to identify and successfully execute cost control initiatives; and

•         other risks outlined above and in our other public filings.

The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to update this forward-looking information.

While our management fully intends to make concerted efforts to manage these risks, we cannot provide assurances that we will be able to do so successfully. See “Risk Factors” beginning on page 6 of this prospectus.

The Offering

We are registering 2,689,965 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” As required by the Registration Rights Agreement, as amended, that we executed as part of the Financing (more fully described under the section titled “Business” below), we are registering for resale the following: (i) 360,993 shares of common stock issued to Genesis Capital Advisors, LLC, which were issued as part of the Share Exchange, (ii) 728,972 shares of common stock, and (iii) 1,600,000 share of common stock underlying an option to purchase such shares. Up to an additional 20% of the shares being registered by this registration statements that are required to be registered pursuant to the Registration Rights Agreement, as amended, will be registered in the future pursuant to Rule 416 under the Securities Act of 1933, as amended, on the occurrence of an event that is covered by Rule 416.  Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

General Information

Our principal executive offices are located at 4961 Windplay Drive, Suite 100, El Dorado Hills, California 95762, and our telephone number is (916) 939-0400.

RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Relating to Our Business

We have a short operating history as a public company, and the limited operating history of some of our subsidiaries makes it difficult to evaluate our future prospects and results of operations.

Our current management has limited experience in operating a public company, and we may need to hire additional management personnel and outside assistance from legal, accounting, and other professionals to assist us with complying with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002 not previously required of us as a private company prior to the Share Exchange that could be more costly than planned.  Further, the limited operating history of Bright Future and Premier Power Spain makes it difficult to evaluate our business. In the event that we are not able to manage our growth and operate as a public company due to our limited experience, our business may suffer uncertainty and failures, which makes it difficult to evaluate our business.

We are dependent upon our suppliers for the components used in the systems we design and install, and our major suppliers are dependent upon the continued availability and pricing of polysilicon and other raw materials used in solar panels. Any increases in the price of solar components or any interruptions to or shortage or decline in the quality of the solar components we purchase for our solar energy systems could adversely affect our business.

Key components used in our systems are purchased from a limited number of manufacturers. In particular, Sharp, SunPower Corporation, and General Electric account for over 80% of our purchases of solar panels. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products and services. Our suppliers are dependent upon the availability and pricing of polysilicon, one of the main materials used in manufacturing solar panels. The world market for solar panels recently experienced a shortage of supply due to insufficient availability of silicon and limited manufacturing capacity. This shortage caused the prices for solar panels to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of solar panels could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Various licenses and permits are required to operate our business, and the loss of or failure to renew any or all of these licenses and permits could prevent us from either completing current projects or obtaining future projects, and, thus, materially adversely affect our business.

We hold electrical contractor licenses in all states in which we operate, including C10, C2, and C46. Also, we are certified by the North America Board of Certified Energy Practitioners (NABCEP). The loss of any such licenses or certifications, or the loss of any key personnel who hold such licenses or certifications, would materially adversely affect our business because it could prevent us from obtaining and/or completing solar integration projects in states where we or our personnel lose such licenses or certifications or are in non-compliance with state licensing or certification requirements.

We are highly dependent on senior management and key sales and technical personnel.  The loss and inability to replace any such persons could have a material adverse effect on our business and operations.

We are highly dependent on our senior management to manage our business and operations and our key managerial, financial, sales, design, engineering, technical and other personnel for the sale, development and installation of our solar power systems. In particular, we rely substantially on Dean R. Marks, our President and Chief Executive Officer, and Miguel de Anquin, our Chief Operating Officer, and Corporate Secretary, to manage our operations. Although we have entered into employment agreements with and obtained key-man life insurance policies for our benefit on the lives of Messrs. Marks and de Anquin, we cannot assure their continued services to the Company. The loss of either one of them, or any other member of our senior management, would have a material adverse effect on our business and operations. Competition for senior management and sales and technical personnel is intense, and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any member of our senior management or key sales and technical personnel that we lose. In addition, if any member of our senior management or key sales and technical personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company.   Although each of our senior management and key sales and technical personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot provide assurances that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key research and development personnel.

If we are unable to attract, train, and retain highly qualified personnel, the quality of our services may decline, and we may not meet our business and financial goals.

We compete for qualified personnel with other solar integration companies. Intense competition for these personnel could cause our compensation costs to increase significantly, which, in turn, could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals, which will require the retention of these qualified employees to work on our future solar integration projects as we expand our business.

Our growth strategy may prove to be disruptive and divert management resources.

Our growth strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from our existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly hired employees, the assumption of unknown liabilities and potential disputes. We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware. We may also require additional financing in the future in connection with our growth strategy.

We may need to obtain additional debt or equity financing to fund future capital expenditures and to meet working capital requirements, which may be obtained on terms that are unfavorable to the Company and/or our stockholders.

Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand by acquiring competing businesses or customer contracts outside of our current geographic markets, or we may open offices in the geographical markets we desire to operate within. We may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required. We expect to face competition for expansion candidates, which may limit the number of expansion opportunities available to us and may lead to higher expansion costs. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses and contracts or successfully integrate acquired businesses and contracts, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, expansion efforts involve a number of other risks, including:

•	failure of the expansion efforts to achieve expected results;

•	diversion of management’s attention and resources to expansion efforts;

•	failure to retain key customers or personnel of the acquired businesses; and

•	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution to our stockholders, unfavorable accounting charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or to complete business expansion efforts could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of common stock to consummate expansions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use common stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion. In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement and negatively impact our stock price.

Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our materials procurement. Our suppliers typically provide us with credit. In turn, we typically require our customers to make payment at various stages of the project. We generally fund most of our working capital requirements out of cash flow generated from operations. If we fail to generate sufficient revenues from our sales or if we experience difficulties collecting our accounts receivables, we may not have sufficient cash flow to fund our operating costs, and our business could be adversely affected.

Our operating results may fluctuate from period to period, and if we fail to meet market expectations for a particular period, our stock price may decline.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including sales demands, electricity rate changes, changes in incentives and technological improvements. Our production and sales are generally lower in the winter due to weather conditions and holiday activities. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control. We cannot provide assurances that our operating results will meet the expectations of market analysts or our investors. If we fail to meet their expectations, there may be a decline in our stock price.

Because the solar integration industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar system installers and servicers, electricians, roofers, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have. We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs;

•	risk of local economy decline; and

•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

We act as the general contractor for our customers in connection with the installation of our solar power systems and are subject to risks associated with construction, bonding, cost overruns, delays, and other contingencies, which could have a material adverse effect on our business and results of operations.

We act as the general contractor for our customers in connection with the installation of our solar power systems. All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project. In addition, we require qualified, licensed subcontractors to install some of our systems. Shortages of such skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in planning a project or defective or late execution occur, we may not achieve our expected margins or cover our costs. Also, many systems customers require performance bonds issued by a bonding agency. Due to the general performance risk inherent in construction activities, it is sometimes difficult to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain bonding, we will be unable to bid on, or enter into, sales contracts requiring such bonding. Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties. Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. The occurrence of any of these events could have a material adverse effect on our business and results of operations.

We generally recognize revenue on system installations on a “percentage of completion” basis and payments are due upon the achievement of contractual milestones, and any delay or cancellation of a project could adversely affect our business.

We recognize revenue on our system installations on a “percentage of completion” basis and, as a result, our revenue from these installations is driven by the performance of our contractual obligations, which is generally driven by timelines for the installation of our solar power systems at customer sites. This could result in unpredictability of revenue and, in the short term, a revenue decrease. As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact the amount of revenue recognized in a particular period. In addition, certain customer contracts may include payment milestones due at specified points during a project. Because we must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve milestones could adversely affect our business and cash flows.

We are subject to particularly lengthy sales cycles with our commercial and government customers, which may adversely affect our sales and marketing efforts.

Factors specific to certain of our customers’ industries have an impact on our sales cycles. Our commercial and government customers may have longer sales cycles due to the timing of various state and federal requirements. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows, and stock price.

Our failure to meet a customer’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

Our engagements involve projects that are critical to our customers’ business or home. Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property, and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, harassment, theft of client property, criminal activity and other claims.

We generally do not have long-term agreements with our solar integration customers and, accordingly, could lose customers without warning.

Our products are generally not sold pursuant to long-term agreements with solar integration customers, but instead are sold on a purchase order basis. We typically contract to perform large projects with no assurance of repeat business from the same customers in the future. Although cancellations on our purchase orders to date have been insignificant, our customers may cancel or reschedule purchase orders with us on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory. This, in addition to the non-repetition of large systems projects and our failure to obtain new large system projects due to current economic conditions and reduced corporate and individual spending, could cause our revenues to decline, and, in turn, our operating results to suffer.

Our profitability depends, in part, on our success in brand recognition, and we could lose our competitive advantage if we are unable to protect our trademark against infringement. Any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas. We have applied for trademark protection for the brand names “Premier Power” and “Bright Futures” and our sales slogan “Your Solar Electricity Specialist.” Use of our name or a similar name by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademark against infringement is likely to be time consuming and costly.

Our Premier Ballasting and Premier Racking systems are untested and may not be effective or patentable or may encounter other unexpected problems, which could adversely affect our business and results of operations.

Our Premier Ballasting and Premier Racking systems are new and have not been tested in installation settings for a sufficient period of time to prove their long-term effectiveness and benefits. These systems may not be effective or other problems may occur that are unexpected and could have a material adverse effect on our business or results of operations. While we anticipate filing patent applications for our Premier Ballasting and Premier Racking systems technology, patents may not be issued on such technology, or we may not be able to realize the benefits from any patents that are issued.

We may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in our loss of significant rights and the assessment of damages.

If we receive notice of claims of infringement, misappropriation or misuse of other parties’ proprietary rights, some of these claims could lead to litigation. We cannot provide assurances that we will prevail in these actions, or that other actions alleging misappropriation or misuse by us of third-party trade secrets, infringement by us of third-party patents and trademarks or the validity of our patent or trademarks, will not be asserted or prosecuted against us. We may also initiate claims to defend our intellectual property rights. Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if we were to be found to have willfully infringed a third party’s patent) to the party claiming infringement, develop non-infringing technology, stop selling our products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. Parties making infringement claims on any future issued patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As a seller of consumer products, we face an inherent risk of exposure to product liability claims in the event that our solar energy systems’ use results in damages, injuries or fatalities. Since solar energy systems are electricity producing devices, it is possible that our products could result in damage, injury or fatality, whether by product malfunctions, defects, improper installation or other causes. If such damages, injuries or fatalities or claims were to occur, we could incur monetary damages, and our business could be adversely affected by any resulting negative publicity. The successful assertion of product liability claims against us also could result in potentially significant monetary damages and, if our insurance protection is inadequate to cover these claims, could require us to make significant payments from our own resources.

We do not carry business interruption insurance, and any unexpected business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by earthquake, fire, power failure and power shortages, hardware and software failure, floods, computer viruses and other events beyond our control. In addition, we do not carry business interruption insurance to compensate us for losses that may occur as a result of these kinds of events, and any such losses or damages incurred by us could disrupt our solar integration projects and other Company operations without reimbursement.

A decrease in the availability of credit or an increase in interest rates could make it difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.

Some of our prospective customers may depend on debt financing, such as home equity loans, to fund the initial capital expenditure required to purchase a solar energy system. Third-party financing sources, specifically for solar energy systems, are currently limited, especially due to recent domestic and worldwide economic troubles. The lack of financing sources, a decrease in the availability of credit or an increase in interest rates could make it difficult or more costly for our potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for our products and services and negatively impacting our business.

A portion of our revenues is generated by construction contracts, and, thus, a decrease in construction could reduce our construction contract-related sales and, in turn, adversely affect our revenues.

Some of our solar-related revenues were generated from the design and installation of solar power products in newly constructed and renovated buildings, plants and residences. Our ability to generate revenues from construction contracts will depend on the number of new construction starts and renovations, which should correlate with the cyclical nature of the construction industry and be affected by general and local economic conditions, changes in interest rates, lending standards and other factors. For example, the current housing slump and tightened credit markets have resulted in reduced new home construction, which could limit our ability to sell solar products to residential and commercial developers.

We derive most of our revenue from sales in a limited number of territories, and we will be unable to further expand our business if we are unsuccessful in adding additional geographic sales territories to our operations.

We currently derive most of our revenue from sales of our solar integration services in California and Spain. This geographic concentration exposes us to growth rates, economic conditions, and other factors that may be specific to those territories to which we would be less subject if we were more geographically diversified. The growth of our business will require us to expand our operations and commence operations in other states, countries, and territories. Any geographic expansion efforts that we undertake may not be successful, which, in turn, would limit our growth opportunities.

We face risks associated with international trade and currency exchange that could have a material impact on our profitability.

We transact business in the U.S. dollar and the Euro. Changes in exchange rates would affect the value of deposits of currencies we hold. We do not currently hedge against exposure to currencies. We cannot predict with certainty future exchange rates and their impact on our operating results. Movements in the exchange rate between the U.S. dollar and the Euro could have a material impact on our profitability.

Our success may depend in part on our ability to make successful acquisitions.

As part of our business strategy, we plan to expand our operations through strategic acquisitions in our current markets and in new geographic markets. We cannot accurately predict the timing, size, and success of our acquisition efforts. Our acquisition strategy involves significant risks, including the following:

•	our ability to identify suitable acquisition candidates at acceptable prices;

•	our ability to successfully complete acquisitions of identified candidates;

•	our ability to compete effectively for available acquisition opportunities;

•	increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria;

•	diversion of management’s attention to expansion efforts;

•	unanticipated costs and contingent liabilities associated with acquisitions;

•	failure of acquired businesses to achieve expected results;

•	our failure to retain key customers or personnel of acquired businesses; and

•	difficulties entering markets in which we have no or limited experience.

These risks, as well as other circumstances that often accompany expansion through acquisitions, could inhibit our growth and negatively impact our operating results. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. Consequently, our operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of our common stock.

Our failure to integrate the operations of acquired businesses successfully into our operations or to manage our anticipated growth effectively could materially and adversely affect our business and operating results.

In order to pursue a successful acquisition strategy, we must integrate the operations of acquired businesses into our operations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that leverage our revenue and growth opportunities. The integration of the management, operations, and facilities of acquired businesses with our own could involve difficulties, which could adversely affect our growth rate and operating results. We may be unable to do any of the following:

•	effectively complete the integration of the management, operations, facilities and accounting and information systems of acquired businesses with our own;

•	efficiently manage the combined operations of the acquired businesses with our operations;

•	achieve our operating, growth and performance goals for acquired businesses;

•	achieve additional revenue as a result of our expanded operations; or

•	achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies.

Our rate of growth and operating performance may suffer if we fail to manage acquired businesses profitably without substantial additional costs or operational problems or to implement effectively combined growth and operating strategies.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reports, which could harm our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are currently required to provide an assessment of our internal controls over financial reporting. Beginning with the annual report for our fiscal year ended December 31, 2009, under Section 404 of the Sarbanes-Oxley Act of 2002, our independent registered public accounting firm must provide an annual attestation report on our internal control over financial reporting. The process of strengthening our internal controls and complying with Section 404 is expensive and time-consuming, and requires significant management attention, especially given that we have just initiated efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. The disclosure of any material weaknesses in our internal controls that are identified by our auditors, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on a national securities exchange, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, require changes in corporate governance practices of public companies. We expect that full compliance with these new rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act, when applicable to us. Some members of our management team have limited or no experience operating a company with securities traded or listed on an exchange, or subject to SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly traded company. We may need to recruit, hire, train, and retain additional financial reporting, internal controls, and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, when applicable, we may not be able to obtain our independent accountant’s attestation report on our internal controls over financial reporting required by the Sarbanes-Oxley Act.

Our business is exposed to risks associated with the ongoing financial crisis and weakening global economy, which increases the uncertainty of project financing for commercial solar installations and the risk of non-payment from both commercial and residential customers.

The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy are contributing to slowdowns in the solar industry, which slowdowns may worsen if these economic conditions are prolonged or deteriorate further.  The market for installation of solar power systems depends largely on commercial and consumer capital spending.  Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to push out, cancel, or refrain from placing orders, which may reduce our net sales.  Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity-based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for the Company.  Further, these conditions and uncertainty about future economic conditions may make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business, forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations.  If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition, or results of operations may be materially and adversely affected.

Risks Relating To Our Industry

We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

The solar power industry, which currently accounts for less than 1% of the world’s power generation according to the Solar Energy Industries Association, is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil, coal and other fossil fuels and changes in utility electric rates and net metering policies, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability.

Existing regulations, and changes to such regulations, may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

Installations of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering, and other rules and regulations. We attempt to keep up-to-date with these requirements on a national, state, and local level, and must design, construct and connect systems to comply with varying standards. Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems. In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services. For example, there currently exists metering caps in certain jurisdictions that effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid. Moreover, in certain markets, the process for obtaining the permits and rights necessary to construct and interconnect a solar power system to the grid requires significant lead time and may become prolonged, and the cost associated with acquiring such permits and project rights may be subject to fluctuation.

Our business depends on the availability of rebates, tax credits and other financial incentives, the reduction or elimination of which would reduce the demand for our services.

Many U.S. states, including California, Nevada and New Jersey, offer substantial incentives to offset the cost of solar power systems. These incentives can take many forms, including direct rebates, state tax credits, system performance payments, and Renewable Energy Credits (“RECs”). Moreover, although the United States Congress recently passed legislation to extend for 8 years a 30% federal tax credit for the installation of solar power systems, there can be no assurance that the tax credit will be further extended once they expire. Additionally, businesses that install solar power systems may elect to accelerate the depreciation of their system over five years. Spain also offers substantial incentives, including feed-in tariffs. Spain’s Industry Ministry has implemented a capped solar subsidy program for MW installation and reduced tariff levels.  Italy offers incentives in the form of minimum user prices for solar electricity production and feed-in tariffs that are subject to reduction annually for new applications.  In Italy, the current feed-in tariff decree is effective through 2010. Subsequent decrees will redefine rates for solar power plants commissioned thereafter. A reduction in or elimination of such incentives could substantially increase the cost or reduce the economic benefit to our customers, resulting in significant reductions in demand for our products and services, which may negatively impact our sales.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline, and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	capital expenditures by customers that tend to decrease if the U.S. economy slows; and

•	availability of government subsidies and incentives.

If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Risks Related to Doing Business in Spain and Italy

Adverse changes in the political and economic policies of the Spanish and Italian governments could have a material adverse effect on the overall economic growth of Spain and Italy, respectively, which could reduce the demand for our products and materially and adversely affect our competitive position in those regions.

A significant portion of our business operations are conducted in, and a significant portion of our sales are made in, Spain through our indirect wholly owned subsidiary, Premier Power Spain.  In addition, we now have business operations in Italy through our newly acquired indirect majority-owned subsidiary, Premier Power Italy, and we hope to generate a significant level of sales in Italy. Spain and Italy offer substantial incentives, including feed-in tariffs, to encourage the growth of solar power as a form of renewable energy. Accordingly, our business, financial condition, results of operations, and prospects are affected significantly by economic, political, and legal developments in Spain and Italy. Any adverse change in such policies could have a material adverse effect on the overall economic growth in Spain and Italy or on the level of our incentives, which, in turn, could lead to a reduction in demand for our products and consequently have a material adverse effect on our European operations and sales.

Fluctuation in the value of the Euro may have a material adverse effect on an investment in our securities.

Changes in exchange rates would affect the value of deposits of currencies we hold. We do not currently hedge against exposure to currencies. We cannot predict with certainty future exchange rates and their impact on our operating results. Movements between the U.S. dollar and the Euro could have a material impact on our profitability.

Our business benefits from certain Spanish and Italian government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The Spanish and Italian governments have provided various incentives to solar energy providers in order to encourage development of the solar industry. Such incentives include feed-in tariffs and other measures. Reduction in or elimination of such incentives or delays or interruptions in the implementation of such favorable policies could substantially decrease the economic benefits of solar energy to our customers, resulting in significant reductions in demand for our products and services, which would negatively impact our sales.

Effecting service of legal process, enforcing foreign judgments, or bringing original actions in Spain and Italy based on United States or other foreign laws against us or our management may be difficult.

We conduct a significant amount of our business through Premier Power Spain, which is established in Spain and Italy, respectively, and a portion of our assets are located in Spain and Italy. As a result, it may not be possible to effect service of process in Spain and Italy against us or upon our executive officers or directors, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, there is uncertainty that the courts of Spain and Italy would enforce judgments of U.S. courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in Spain and Italy based upon the securities laws of the United States or any state.  These risks may discourage a potential acquirer from seeking to acquire shares of our common stock which, in turn, could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risk Relating to Our Securities

Generally, we have not paid any cash dividends, and no cash dividends will be paid in the foreseeable future, which may require our stockholders to generate a cash flow from their investment in our securities through alternative means.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we may not have sufficient funds legally available to pay dividends. Even if funds are legally available for distribution, we may nevertheless decide not to or may be unable to pay any dividends to our stockholders. We intend to retain all earnings for our operations. Accordingly, our stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment. Our stockholders may not receive a gain on their investment when they sell their common stock and may lose some or all of the amount of their investment. Any determination to pay dividends in the future on our common stock will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors that our board of directors deems relevant.

We may need additional capital, and the sale of additional shares or other equity securities could result in dilution to our stockholders.  Additionally, our stockholders may face dilution from conversion of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock.

We believe that our current cash and cash equivalents, anticipated cash flow from operations, and net proceeds from our September 9, 2008 financing and June 16, 2009 financing will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain an increased credit facility. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in further operating and financing covenants that would further restrict our operations. We cannot provide assurances that financing will be available in amounts or on terms acceptable to us, if at all.  Additionally, there are outstanding shares of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock issued by us, the conversion of which may also dilute our stockholders.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase our stockholders’ transaction costs to sell those shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies that are not traded on a national securities exchange whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Our common stock is thinly traded, and an active public market for our common stock may not develop or be sustained.

Although our common stock is quoted on the Over-the-Counter Bulletin Board (“OTC”), we cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock has historically been sporadically or “thinly traded” on the OTC, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our stock price. We cannot provide assurances that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The volatility of the market price of our common stock may render our stockholders unable to sell their shares of our common stock at or near “ask” prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

The market price of our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our stock price. The price at which our common stock is purchased may not be indicative of the price that will prevail in the trading market. An investor in our common stock may be unable to sell their common stock at or above their purchase price if at all, which may result in substantial losses to such investor.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our stock price is attributable to a number of factors. As noted above, our common stock is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its stock price. The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

If we do not meet the listing standards established by national securities exchange markets such as Nasdaq and NYSE Alternext US LLC, our common stock may not become listed for trading on one of those markets, which may restrict the liquidity of shares held by our stockholders.

We have applied for listing of our common stock for trading on national securities exchanges, and the applications are currently pending.  The listing of our common stock on a national securities exchange may result in a more active public market for our common stock, resulting in turn in greater liquidity of shares held by our stockholders. National securities exchanges such as Nasdaq and NYSE Amex have established certain quantitative criteria and qualitative standards that companies must meet in order to become and remain listed for trading on these markets. We cannot guarantee that we will be able to maintain all necessary requirements for listing; therefore, we cannot guarantee that our common stock will be listed for trading on a national securities exchange.

Volatility in our common stock price may subject us to securities litigation that could result in substantial costs to our business.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our stock price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources that otherwise could have been focused on our business operations.

Past activities of our company and affiliates may lead to future liability for our company.

Prior to our acquisition of Premier Power California, we were a third-party logistics provider for supply chain management, a business unrelated to our current operations. Any liabilities relating to such prior business against which we are not completely indemnified will be borne by us and may result in substantial costs to the Company and could divert management’s attention and resources that otherwise could have been focused on our business operations.

We have raised substantial amounts of capital in recent financings, and if we inadvertently failed to comply with applicable securities laws, ensuing rescission rights or lawsuits would severely damage our financial position.

The securities offered in our September 9, 2008 and June 16, 2009 private placement financings were not registered under the Securities Act or any state “blue sky” law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature, and if we inadvertently failed to comply with the requirements or any of such exemptive provisions, the investor would have the right to rescind their purchase of our securities or sue for damages. If the investor was to successfully seek such rescission or prevail in any such suit, we would face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently is quoted on the OTC or exchange on which our common stock may in the future be listed, as well as the issuance of warrants or convertible securities at a discount to market price.

Our principal stockholders are two members of our management.  As these principal stockholders substantially control our corporate actions, our other stockholders may face difficulty in exerting any influence over matters not supported by these two members of management.

Our principal stockholders include Dean Marks, who is our Chairman of the Board, President, and Chief Executive Officer, and Miguel de Anquin, who is our Chief Operating Officer and Corporate Secretary and a member of our Board. Messrs. Marks and de Anquin own approximately 61.9% of our outstanding shares of common stock. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors, amending our certificate of incorporation or bylaws, and approving mergers or other business combinations or transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by these principal stockholders and their affiliated entities. There can be no assurance that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of our company. The stock ownership of our principal stockholders and their affiliated entities may discourage a potential acquirer from seeking to acquire shares of our common stock which, in turn, could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We are responsible for the indemnification of our officers and directors, which could result in substantial expenditures.

Our bylaws provide for the indemnification of our directors, officers, employees, and agents, and, under certain circumstances, against attorneys’ fees and other expenses incurred by them in litigation to which they become a party arising from their association with or activities on behalf of the Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

Our certificate of incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Contractual limitations that restrict conversion of securities held by Vision Opportunity Master Fund, Ltd. may not necessarily prevent substantial dilution of the voting power and value of an investment in our securities.

The contractual limitations that restrict conversion of shares of Series A Convertible Preferred Stock (“Series A Stock”) and of Series B Convertible Preferred Stock (“Series B Stock”) held by Vision Opportunity Master Fund, Ltd. (“Vision”) for shares of our common stock are limited in their application and effect and may not prevent substantial dilution of our existing stockholders. Pursuant to the terms of such securities, Vision may not convert the Series A Stock or the Series B Stock to the extent that such conversion would cause Vision’s beneficial ownership, together with its affiliates, to exceed 9.99% of the number of shares of our outstanding common stock immediately after giving effect to the issuance of shares of common stock as a result of a conversion.  Vision, may, however waive this limitation upon 61 days’ notice to the Company.   In addition, this 9.99% limitation does not prevent Vision from converting the Series A Stock or the Series B Stock into shares of our common stock and then reselling those shares in stages over time where Vision and its affiliates do not, at any given time, beneficially own shares in excess of the 9.99% limitation.  Consequently, this limitation will not necessarily prevent substantial dilution of the voting power and value of an investment in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 6, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING SECURITY HOLDERS

We are registering the following securities:

•	360,993 shares of common stock held by Genesis Capital Advisors, LLC, which were issued as part of the Share Exchange, pursuant to the terms of the Registration Rights Agreement;

•
728,972 shares of common stock held by Vision Opportunity Master Fund, Ltd., pursuant to the terms of the First Amendment to Registration Rights Agreement between the Company, Genesis Capital Advisors, LLC, and Vision Opportunity Master Fund, Ltd., dated October 31, 2008 (the “First Amended Registration Rights Agreement”); and

•	1,600,000 shares of common stock underlying an option to purchase such shares held by Vision Opportunity Master Fund, Ltd., pursuant to the terms of the First Amended Registration Rights Agreement.

We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock, or interests therein, from time to time. Up to an additional 20% of such securities will be registered in the future to accommodate possible issuances as required under the Registration Rights Agreement and the First Amended Registration Rights Agreement upon the occurrence of events covered under Rule 416 under the Securities Act of 1993, as amended.  The selling security holders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder as of September 22, 2009. Column C lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of class beneficially owned, based on 29,050,250 shares of common stock outstanding on  September 22, 2009.

The selling security holders may decide to sell all, some, or none of the securities listed below. We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our affiliates during the last three years. Except as indicated below, no selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder Table

Name (A)	Securities Beneficially Owned Prior to Offering (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (D)		% Beneficial Ownership After Offering (E)
Vision Opportunity Master Fund, Ltd. (1)	2,905,022	(2)	2,328,972	(3)	2,905,022	(2)	9.99	%(2)
Genesis Capital Advisors, LLC (4)	1,580,598		360,993	(5)	1,219,605		4.20%
TOTAL	4,485,620		2,689,965		4,124,627

(1)
The address for this security holder is Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9007, Cayman Islands. Adam Benowitz, as the managing member of Vision Capital Advisors, LLC, the investment advisor to this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(2)
Immediately prior to our Share Exchange transaction, this selling security holder agreed to cancel 25,448,000 of its shares of our common stock in consideration for the agreement by the shareholders of Premier Power California to enter into the Share Exchange transaction with this selling security holder, which prior to the transaction was the majority stockholder of the Company.  Thus, this selling security holder’s beneficial ownership includes 2,178,000 shares of Common Stock and 471,359 shares of Common Stock issuable upon conversion of 471,359 shares of our Series A Preferred Stock, which are presently convertible. This selling security holder’s beneficial ownership does not include (i) 3,028,641 shares of Common Stock underlying its shares of Series A Preferred Stock, (ii) 2,800,000 shares of Common Stock underlying its shares of Series B Preferred Stock, or (iii) 1,600,000 shares of Common Stock underlying an option to purchase such shares because each of these securities held by the selling security holder contains a restriction on conversion or exercise, as the case may be, limiting such holder’s ability to convert or exercise to the extent that such conversion or exercise would cause the beneficial ownership of the holder, together with its affiliates, to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock as a result of a conversion or exercise. The selling security holder may waive this limitation upon 61 days’ notice to the Company.  As of September 25, 2009, however, the Company has not received any such notice. After the offering, this selling security holder will continue to beneficially own 9.99% or 2,905,022 shares because the remaining shares of its Series A Preferred Stock, Series B Preferred Stock, and the option will remain presently convertible or exercisable up to an amount not to exceed 9.99%.

(3)
Pursuant to the Registration Rights Agreement, as amended, that we entered into as part of the Financing (more fully described under the section titled “Business” below), we are registering for resale the following: (i) 1,600,000 shares of common stock underlying an option to purchase such shares and (ii) 728,972 shares of common stock, all of which are held by this selling security holder.

(4)
The address for this security holder is 15760 Ventura Blvd., Suite 1550, Encino, California 91436. Ronald Andrikian and Charles Gilreath have shared dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(5)
Pursuant to the Registration Rights Agreement we entered into as part of the Financing more fully described under the section titled “Business” below, we are registering for resale 360,993 shares of common stock issued to this selling security holder.

PLAN OF DISTRIBUTION

Each selling security holder named below and any of their pledgees, assignees, and successors-in-interest (each a “Selling Security Holder” and collectively the “Selling Security Holders”) may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all of the registrable shares may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Richardson & Patel LLP has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus. As of September 25, 2009, neither Richardson & Patel LLP nor any of its principals or employees hold Company securities.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007 and for the years then ended appearing in this prospectus and registration statement and the financial statements of Rupinvest Sarl as of December 31, 2008 and for the period from August 1, 2008 (inception) to December 31, 2008 appearing in this prospectus and registration statement have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm, as set forth in their reports appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

Additionally, the financial statements of Premier Power Italy S.p.A. (formerly ARCO Energy, SRL, as of December 31, 2008 and for the period from January 23, 2008  to December 31, 2008 appearing in this prospectus and registration statement have been audited by Ria & Partners S.p.A., an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

BUSINESS

Overview

We are a developer, designer, and integrator of solar energy solutions for residential, commercial, and industrial customers in North America, Spain, and Italy. We use solar components from the industry’s leading suppliers and manufacturers such as General Electric (“GE”), Sharp, Fronius, Wattsun, SMA, Satcon, Xantrex, Schuco and SunPower Corporation. Our clients have included utility companies such as Pacific Gas and Electric and Sierra Pacific Power Company, home builders such as KB Homes, and numerous agricultural clients such as leading wineries in Napa Valley, California.

Corporate History and Organization

We were originally incorporated as “Harry’s Trucking, Inc.” in Delaware on August 31, 2006 and had business operations as a third-party logistics provider for supply chain management through a wholly owned subsidiary, “Harry’s Trucking, LLC,” which was formed on April 2, 2004 as a limited liability company in California. In connection with the closing of the share exchange transaction discussed more fully below, we sold 100% of our interest in Harry’s Trucking, LLC to Haris Tajyar and Omar Tajyar. Effective September 5, 2008, we changed our name to “Premier Power Renewable Energy, Inc.” On September 9, 2008, we consummated a share exchange transaction discussed more fully below, and, as a result, we now operate through our subsidiaries as a developer, designer, and integrator of solar energy solutions.

Premier Power California

In 2001, Premier Homes Properties, Inc. (“Premier Homes”) formed a solar power systems design and integration division (the “Solar Division”) in order to meet its internal mandate to make one out of every three homes Premier Homes developed, into a solar home. On April 22, 2003, in order to meet the growing demand for commercial and residential retrofit solar power system installations, the Solar Division was spun-off from Premier Homes by the formation of Premier Power California, which was established as a California corporation. Immediately prior to the Share Exchange, Dean R. Marks, Premier Power California’s founder and President, owned approximately 50.1% of the issued capital shares and equity ownership of Premier Power California, Miguel de Anquin, Premier Power California’s Vice President, owned approximately 28.4% equity ownership interest in Premier Power California, and 3 other stockholders owned the remaining 21.5% equity ownership interest in Premier Power California, all of which was acquired by the Company at the Closing of the Share Exchange in exchange for 24,218,750 shares of the Company’s common stock. As a result, Premier Power California became a wholly owned subsidiary of the Company.

Bright Future

Bright Future is a wholly owned subsidiary of Premier Power California, operating as a trading company that allows Premier Power California and Premier Power Spain to consolidate its purchases from suppliers of solar energy products in order to achieve advantageous trade terms. Bright Future was formed as a Nevada limited liability company on December 13, 2006.

Premier Power Spain

Premier Power Spain is a wholly owned subsidiary of Premier Power California, and is the base of Premier Power California’s European operations. Premier Power Spain was formed on July 7, 2006 as a Spanish limited liability company by the principals of Premier Power California (Messrs. Marks and de Anquin) in order to conduct design, sales and installation operations in Spain and other parts of Europe. Premier Power Spain has two offices in Spain, its headquarters in Pamplona and a satellite office in Madrid.

Rupinvest and Premier Power Italy

Rupinvest was formed in Luxembourg on August 1, 2008.  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its majority-owned subsidiary, Premier Power Italy.  Premier Power Italy was formed in Italy on January 23, 2008 as “ARCO Energy, Srl” and changed its name to “Premier Power Italy S.p.A.” on July 9, 2009.

Share Exchange Transaction with Premier Power California

On September 9, 2008 (the “Closing Date”), we closed a share exchange transaction (the “Closing”) under a Share Exchange Agreement (the “Exchange Agreement”) entered into by and among the Company, our majority stockholder, Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”), and the stockholders of Premier Power California, consisting of four individuals and one entity, who, immediately prior to the Closing, collectively held 100% of Premier Power California’s issued and outstanding share capital (the “PPG Owners”). Hereinafter, this share exchange transaction is described as the “Share Exchange.” We completed the acquisition of all of the equity interests of Premier Power California held by the PPG Owners through the issuance of 24,218,750 restricted shares of our common stock, par value $0.0001 per share (“Common Stock”) to the PPG Owners. Immediately prior to the Exchange Agreement transaction and taking into account the cancellation of 25,448,000 shares of our common stock held by Vision Opportunity Master Fund, Ltd. (“Vision”) concurrent with the Closing, we had 1,800,000 shares of common stock issued and outstanding. Immediately after the issuance of the shares to the PPG Owners, we had 26,018,750 shares of common stock issued and outstanding.

As a result of the Share Exchange, the PPG Owners became our controlling stockholders, and Premier Power California became our wholly owned subsidiary. In connection with Premier Power California becoming our wholly owned subsidiary, we acquired the business and operations of Premier Power California, and Premier Power California’s wholly owned subsidiaries, Bright Future Technologies, LLC, a Nevada limited liability company (“Bright Future”) and Premier Power Sociedad Limitada, a limited liability company formed in Spain (“Premier Power Spain,” and together with Premier Power California and Bright Future, referred to herein as the “Premier Power Group”), became our indirect wholly owned subsidiaries.

Financing Transaction with Vision Opportunity Master Fund – September 9, 2008

Concurrently with the Share Exchange, we also entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which we agreed to issue and sell a total of 3,500,000 units (the “Units”) to one accredited investor, Vision (the “Investor”), for an aggregate purchase price of $7,000,000 (the “Financing”). Each Unit consists of one share of our Series A Convertible Preferred Stock (“Series A Preferred Stock”), one-half of one Series A Warrant (the “Series A Warrants”), and one-half of one Series B Warrant (the “Series B Warrants”). Each one share of Series A Preferred Stock will be convertible into one share of Common Stock at any time at the holder’s option, and each share of Series A Preferred Stock will automatically convert in the event that we complete an underwritten secondary public offering with minimum gross proceeds of $25,000,000 and at a minimum price per share of $4.00 or upon listing on NASDAQ. Each Series A Warrant and each Series B Warrant entitled the holder to purchase a share of Common Stock at an exercise price of $2.50 and $3.00 per share, respectively, of Common Stock for a period of four years. Thus, at the Closing, we issued 3,500,000 shares of Series A Preferred Stock, Series A Warrants for the purchase of an aggregate 1,750,000 shares of Common Stock, and Series B Warrants for the purchase of an aggregate 1,750,000 shares of Common Stock to the Investor.

Pursuant to the Exchange Agreement and in connection with the Financing, we entered into a Registration Rights Agreement (the "Original RRA") with the Investor and Genesis Capital Advisors, LLC (“Genesis”), a consulting firm that was issued shares of common stock as part of the Share Exchange because Genesis was a stockholder of Premier Power California prior to the Share Exchange. Pursuant to the Original RRA, we agreed to register for public re-sale all of the shares of Common Stock underlying the Series A Preferred Stock, Series A Warrants, and Series B Warrants issued to the Investor in the Financing and the shares of Common Stock held by Genesis, except that if the SEC sets forth a limitation on the number of securities permitted to be registered, then the number of shares registered for resale will be reduced pro rata among the selling security holders with regard to the aggregate number of initial registrable securities held by such holder at the time of filing of the registration statement. (The shares we are required to register, as described above, are collectively referred to hereinafter as the “Registrable Securities.”) The Original RRA provided that we must file a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale of the Registrable Securities within 90 calendar days following the Closing (the “Filing Deadline Date”) and that we shall use best efforts to cause such Registration Statement to become effective 180 calendar days after the Closing Date, (or, in the event of a “full review” of the Registration Statement by the SEC, 240 calendar days after the Closing Date) (the “Effectiveness Date”). If the Registration Statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to issue additional shares of Common Stock (the “Late Registration Shares”) to the Investor in an amount equal to 1% of the total shares of Common Stock into which the total number of shares of Series A Preferred Stock then held by such Investor is convertible for each 30 calendar day period, pro rata, until the Registration Statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall the Late Registration Shares, if any, exceed in the aggregate, 12% of such shares purchased.  The definition of “Effectiveness Date” was amended by a Second Amendment to the Original RRA, as discussed below under this sub-section. As of September 25, 2009, we owe to the Investor 78,167 shares of our common stock as Late Registration Shares. None, however, have been issued to date as the full amount of shares owed as "Late Registration Shares" has yet to be determined since the end of the calculation period, which is the date on which this registration statement is declared effective by the SEC, is not determinable at this time.

In connection with the Purchase Agreement, the PPG Owners entered into a Lock-up Agreement (the “Lock-up Agreement”) whereby they agreed not to transfer their shares of Common Stock from the Closing Date until the earlier of (a) the 12 months after the initial registration statement associated with the Financing is declared effective (the “Effective Date”) and (b) the date that (i) the Common Stock has a closing bid price of $4.00 or more for 20 consecutive trading days and an average daily trading volume during such same period of at least 100,000 shares (such price and volume adjusted for any stock splits and similar adjustments effected after the Closing Date) or (ii) the Common Stock is listed on any tier of the Nasdaq Stock Market (such period, the “Restriction Period”). During the Restricted Period, the PPG Owners (except for Genesis) may sell up to 20% of the number of shares they each received in the Share Exchange so long as the closing bid price on the trading day prior to such transfer is at least $3.00 (adjusted for any stock splits and similar adjustments effected after the Closing Date). During the Restricted Period, Genesis is allowed to sell up to 45% of the number of shares it received in the Share Exchange (the “45% Shares”) so long as the closing bid price on the trading day prior to such transfer is at least $2.00 (adjusted for any stock splits and similar adjustments effected after the Closing Date); provided further, that Genesis may not sell any additional shares it received in the Share Exchange (other than the 45% Shares) at any price less than $3.00 per share prior to the earlier of 12 months after the Effective Date or the listing of the Common Stock on any tier of the Nasdaq Stock Market.

GT Securities, Inc. (the “Placement Agent”) acted as the placement agent in connection with the Financing pursuant to an engagement by Premier Power California. For its services, the Placement Agent received a placement agent’s cash fee equal to 3% of the gross proceeds or approximately $210,000 from the Financing.

In connection with the Financing, the Company agreed to place $300,000 of the gross proceeds from the Financing in an escrow account to be expended for investor relations.

Immediately after the issuance of securities to the Investor in the Financing, the Company had a total of 26,018,750 shares of Common Stock outstanding and 3,500,000 shares of its Series A Preferred Stock outstanding.

On October 31, 2008, the Company, Genesis, and Vision entered into a First Amendment to Registration Rights Agreement (the “First Amended RRA”), which amends the Original RRA. Specifically, the First Amended RRA added to the definition of “Registrable Securities” 1,600,000 shares of our Common Stock (the “1.6m Shares”) held by Vision and an aggregate 1,600,000 shares of our Common Stock (the “Option Shares”) underlying an option to purchase the Option Shares held by Vision. As a result, we are now required to register for public resale the 1.6m Shares and the Option Shares in addition to the securities that were required to be registered for public resale under the Original RRA. In addition, the parties to the Amended RRA amended the manner in which the number of unregistered “Registrable Securities” shall be reduced in the registration statement to be filed pursuant to the Original RRA to a pro rata reduction among the holders of such “Registrable Securities” if, after the registration statement’s filing, there is SEC guidance that limits the number of such “Registrable Securities” that can be registered under the registration statement.

On May 1, 2009, the Company, Genesis, and Vision entered into a Second Amendment to Registration Rights Agreement (the “Second Amended RRA”). Specifically, upon the execution by the Company of a material definitive agreement with an acquisition target, which target shall be to the satisfaction of Vision, the Second Amended RRA deletes the definition of “Effectiveness Date” and replaces the definition in its entirety with the following text: “Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 180th calendar day following the date hereof (or, in the event of a “full review” by the Commission, the 360th calendar day following the date hereof) and with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 90th calendar day following the date on which an additional Registration Statement is required to be filed hereunder; provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above.  The Company executed a material definitive agreement with such an acquisition target, which agreement is described under the sub-section below titled “Share Exchange Agreement with Rupinvest Sarl and Esdras Ltd.”

The tables below provide details on the shares of common stock underlying the options that are being registered for resale, based on the market price per share of the Company’s common stock on the date of sale of such derivative security.  The options were purchased by Vision in a privately negotiated sale on October 31, 2008 from other Company stockholders, but we note that we will receive no proceeds from the exercise of the options as the options were issued by stockholders of the Company and not by the Company.

Date of Sale	Derivative Security	# of Underlying Shares of Common Stock	Market Price Per Share on Date of Sale	$ Value of Underlying Shares of Common Stock
Oct. 31, 2008	Options	1,600,000	$4.25	$6,800,000

Options
Market Price per Share of Common Stock Underlying the Securities on Date of Sale	$4.25

Conversion/Exercise Price per Share of Common Stock Underlying the Securities on Date of Sale	$3.00

Total Shares of Common Stock Underlying the Securities	1,600,000

Combined Total Market Price	$6,800,000

Combined Total Exercise Price	$4,800,000

Total Possible Discount	$2,000,000

The table below represents the Share Exchange and Financing transactions that are described above beginning on page 20 and the financing transaction described below on page 24:

Date of Transaction	# of Shares of Common Stock Subject to the Transaction that were Outstanding Prior to the Transaction	# of Shares of Common Stock Subject to the Transaction that were Outstanding Prior to the Transaction and Held by Persons Other than the Selling Security Holders	# of Shares of Common Stock Subject to the Transaction that were Issued/Issuable in Connection with the Transaction		% of Total Issued and Outstanding Shares of Common Stock that were Issued/Issuable in the Transaction	Market Price per Share of Common Stock Subject to the Transaction Immediately Prior to the Transaction		Market Price per Share of Common Stock Subject to the Transaction, as of September 24, 2009
9/9/08 (Share Exchange)	1,800,000	47,000	24,218,750		1,345%	$0.42	(1)	$$4.00
9/9/08 (Financing)	26,018,750	23,860,152	3,500,000	(2)	28%	$0.42	(1)	$$4.00
6/16/09 (Financing)	26,048,750	23,870,750	2,800,000	(3)	11%	$3.75	(1)	$$4.00

(1)	This value was derived from a third-party independent valuation of these shares.

(2)
These shares represent the shares of common stock that are issuable upon conversion of 3,500,000 shares of Series A Convertible Preferred Stock.  On June 16, 2009, Series A Warrants and Series B Warrants issued to Vision that were exercisable for an aggregate 3,500,000 shares of common stock were cancelled by the Company, and, as of September 25, 2009, none of the shares of common stock issuable upon conversion of the Series A Preferred Stock have been issued.

(3)
These shares represent the shares of common stock that are issuable upon conversion of 2,800,000 shares of Series B Convertible Preferred Stock.  As of September 25, 2009, none of the shares of common stock issuable upon conversion of the Series B Preferred Stock have been issued.

The table below provides information as to the shares being registered on this Registration Statement and other related information.

# of Shares Outstanding Prior to the Financing Held by Persons Other than the Selling Security Holders	24,438,152
# of Shares Registered for Resale by the Selling Security Holders in Prior Registration Statements	0
# of Shares Registered for Resale by the Selling Security holders that Continue to be Held by the Selling Security Holders	0
# of Shares that have been Sold in Registered Resale Transactions by the Selling Security Holders	0
# of Shares Registered for Resale on Behalf of the Selling Security Holders in the Current Transaction	2,328,972 for Vision Opportunity Master Fund. Ltd.; 360,993 shares for Genesis Capital Advisors, LLC

Share Exchange Transaction with Rupinvest Sarl and Esdras Ltd.

On June 3, 2009 (the “Effective Date”), we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Rupinvest Sarl, a corporation duly organized and existing under the laws of Luxembourg (“Rupinvest”) and Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”).  Rupinvest is the wholly owned subsidiary of Esdras, and it distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its majority-owned subsidiary, ARCO Energy, SRL (“Premier Power Italy”), a private limited company duly organized and existing under the laws of Italy.

Pursuant to the terms of the Exchange Agreement, we acquired 100% of the issued and outstanding equity ownership of Rupinvest from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”) (the “Closing”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through Premier Power Italy.  The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the Closing, Rupinvest was the wholly owned subsidiary of Esdras.  We acquired Rupinvest from Esdras in exchange for (i) a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292), (ii) a capital investment in the amount of one million, one hundred and twenty five thousand Euros (€$1,125,000, or approximately $1,580,063), and (iii) the potential transfer to Esdras of up to 3,000,000 shares of our common stock, with the number of shares to be transferred, if any, to be calculated based on sales by Premier Power Italy over a three-year period.  The conditions that must be met and the amount of the 3,000,000 shares, if any, to be released and transferred to Esdras are described below:

(i)
375,000 shares for each ten million Euros (€10 million, or approximately $14.2 million) worth of Sales achieved by Premier Power Italy from the Effective Date to December 31, 2009 (the “First Issuance”), with the maximum number of shares released to Esdras as part of the First Issuance to be 1,500,000 shares (any number of shares not issuable as part of the First Issuance solely due to the fact that the 1,500,000 shares threshold was exceeded is hereinafter referred to as the “Excess Issuable Amount”);

(ii)
50% of the Excess Issuable Amount, if any, plus 200,000 shares for each ten million Euros (€10 million, or approximately $14.2 million) worth of Sales achieved by Premier Power Italy from January 1, 2010 to December 31, 2010 (the “Second Issuance”).  The maximum combined number of shares to be released to Esdras as part of the First Issuance and the Second Issuance, in the aggregate, shall not exceed 3,000,000 shares; and

(iii)
100,000 shares for each ten million Euros (€10 million, or approximately $14.2 million) worth of Sales achieved by Premier Power Italy from January 1, 2011 to December 31, 2011 (the “Third Issuance”).  The maximum combined number of shares to be released to Esdras as part of the First Issuance, the Second Issuance, and the Third Issuance, in the aggregate, shall not exceed 3,000,000 shares.

“Sales” is defined in the Exchange Agreement as gross sales revenue earned by Premier Power Italy in a given period with an average Gross Margin in excess of fourteen percent (14%).  For purposes of the Exchange Agreement, “Gross Margin” is defined as gross sales revenue minus direct costs (including, but not limited to, the cost of system design, engineering, property acquisition, special purpose entity formation, legal services, consulting services, permitting, civil works, solar modules, invertors, racking, mounting, trackers, balance of system costs, subcontracting services, substation construction, grid connection, labor, taxes, and sales commissions), the difference to be divided by gross sales revenue.  Any gross sales revenue earned by Premier Power Italy without a fourteen percent (14%) Gross Margin will be excluded from Sales, unless expressly accepted by the Company in writing.  We must deliver each of the First Issuance, Second Issuance, and Third Issuance, if any, to Esdras no later than ninety (90) calendar days after Premier Power Italy’s fiscal year-end (“Italy Year-End”), which Italy Year-End is to be no later than March 1 of each calendar year.  If the Italy Year-End changes to another fiscal year-end (“New Italy Year-End”), then we must deliver each of the First Issuance, Second Issuance, and Third Issuance, if any, to Esdras no later than ninety (90) calendar days after the New Italy Year-End.  If after the Third Issuance, if any, any portion of the Securities remains in Escrow (the “Unissued Securities”), then the Unissued Securities will be released to us.

The sales targets were determined based on our objective to tie the consideration provided to Esdras with the future performance of Premier Power Italy.  We forecasted the qualified sales of Premier Power Italy from 2009 through 2011 and prepared three scenarios, including a best case, base case, and worst case.  The forecast takes into consideration the existing and projected sales of Premier Power Italy and assumptions regarding component pricing, government incentives, and access to financing in order to project the total volume and value of projects sold in each year.  Even in the worst case scenario, Premier Power Italy is forecasted to generate sufficient qualified sales for Esdras to be issued the maximum 3,000,000 shares, and, therefore, we believe that the sales targets will be met.

The parties also agreed that no later than twenty (20) trading days after the Escrow Opening Date, the corporate structure of Premier Power Italy is to be converted by Rupinvest from an Italian Srl (LTD) company to an Italian Spa (PLC) company, and its name shall be changed to “Premier Power Italy S.p.A.” (“Premier Power Italy”) (the conversion is hereinafter referred to as the “Restructuring”).  In addition, immediately upon completion of the Restructuring, the parties agreed that the social capitalization of Premier Power Italy will be increased by €1,250,000 (“Initial Capitalization Increase”), and an additional social capital increase will be determined within 120 calendar days of the Effective Date, with the total increase in social capital not to exceed five million Euros (“Total Combined Capitalization Increase”).  The Initial Capitalization Increase and the Total Combined Capitalization Increase will be funded as follows: ninety (90%) by the Company through our post-share exchange subsidiary Rupinvest; and ten percent (10%) by Esdras.  Following the Initial Capitalization Increase and continuing through the Total Combined Capitalization Increase, Rupinvest will retain 90% of the total equity ownership interests of Premier Power Italy, and Esdras will own the remaining 10% of Premier Power Italy’s total equity ownership interests (the “Esdras 10% PPRW Italy Interest”).  Rupinvest’s post-share exchange board of directors will determine how much of the subject social capital increases shall be from capitalization and how much will be in the form of low interest loans, provided however that, notwithstanding anything the contrary, no more than forty percent (40%) of the total funding shall be in the form of loans.  The parties further agreed that Rupinvest shall have the option to repurchase the Esdras 10% PPRW Italy Interest: (a) on or before December 31, 2009, in exchange for a payment to Esdras of the total combined amount of funds contributed by Esdras toward the Initial Capitalization Increase and the Total Combined Capitalization Increase; or (b) after December 31, 2009, in exchange for a payment to Esdras of the total combined amount of funds contributed by Esdras toward the Initial Capitalization Increase and the Total Combined Capitalization Increase plus ten percent of any net profits accrued up to the time of Rupinvest’s repurchase of the Esdras 10% PPRW Italy Interest.

No later than twenty (20) trading days after the Escrow Opening Date, (i) all of the executive officers and directors of Rupinvest and Premier Power Italy will resign from their positions as such with each respective entity; (ii) Dean Marks, our Chairman of the Board and Chief Executive Officer, will be appointed as the Chairman of the Board of both Rupinvest and Premier Power Italy; (iii) Miguel de Anquin, our Chief Operating Officer and a member of the Board, will be appointed as a member of the Board of both Rupinvest and Premier Power Italy; (iv) Marco Pulitano will be appointed as a managing director of Premier Power Italy and a member of the board of directors of Premier Power Italy; (v) Giovanni Pulitano will be appointed as a managing director of Premier Power Italy and as a member of the board of directors of Premier Power Italy; (vi) an additional director to be chosen and designated by the Company will be appointed as the fifth member of Premier Power Italy’s board of directors; and (vii) the new executive officers of Rupinvest shall be chosen by the Company and shall be appointed to such offices by Rupinvest’s Board.

The Exchange Agreement could have been terminated at any time prior to the Escrow Opening Date, which date was not to exceed twenty (20) days from the Effective Date, by the following parties and in the following scenarios:

(i)
by either the Company or Rupinvest if a governmental entity shall have issued an order, decree, or ruling, or taken any other action, in any case having the effect of permanently restraining, enjoining, or otherwise prohibiting the share exchange, which order, decree, ruling, or other action is final and non-appealable;

(ii)
by Rupinvest, upon our material breach of any representation, warranty, covenant, or agreement, or if any of our representations or warranties shall have become materially untrue; but if the breach is curable by the Company prior to the Escrow Opening Date, then Rupinvest may not terminate the Exchange Agreement under this clause for thirty (30) days after delivery of written notice from Rupinvest to the Company of such breach, provided we continue to exercise commercially reasonable efforts to cure such breach; or

(iii)
by the Company upon Rupinvest’s and/or Esdras’ material breach of any representation, warranty, covenant, or agreement, or if any representation or warranty by Rupinvest and/or Esdras shall have become materially untrue; but if the breach is curable by Rupinvest and/or Esdras prior to the Escrow Opening Date, then we may not terminate the Agreement under this clause for thirty (30) days after delivery of written notice from the Company to Rupinvest and/or Esdras of such breach, provided Rupinvest and/or Esdras continue to exercise commercially reasonable efforts to cure such breach.

We opened escrow in connection with this Exchange Agreement on July 9, 2009 under an Escrow Agreement, which was subsequently amended on July 22, 2009 and July 30, 2009.  Capita Trust Company Limited, a private limited company incorporated in England and Wales (the “Escrow Agent”), acted as escrow agent and held in escrow the deliverables by each party for the transaction.   We acknowledged that Esdras fulfilled its obligation to transfer one thousand two hundred and fifty (1,250) shares of Rupinvest’s capital stock, which represents 100% of the issued and outstanding shares of Rupinvest’s capital stock (the “Rupinvest Shares”), to us by delivering the Rupinvest Shares to us directly and not by means of the escrow.  Esdras waived our obligation to deliver the cash payment of twelve thousand five hundred Euros (€12,500, or approximately $18,292) to the Escrow Agent.  We delivered to the Escrow Agent the stock certificate evidencing 3,000,000 shares of restricted common stock, par value $0.0001 per share, which certificate is registered in the name of the Escrow Agent’s custodial delegate and will be held in escrow until their release pursuant to disbursement terms set forth in the Escrow Agreement. Pursuant to a Waiver and Second Amendment (the “Waiver”), which acted as the second amendment to the Escrow Agreement and which was entered into on July 30, 2009, the parties waived certain other escrow deliverables that Rupinvest and Premier Power Italy were required to deliver.  The parties also agreed that the Waiver constituted written notice on behalf of the Company, Rupinvest, and Esdras to the Escrow Agent that the closing deliveries that we, Rupinvest, Premier Power Italy, and Esdras were required to deliver pursuant to the Share Exchange Agreement and the Escrow Agreement, as amended, either have been made or waived pursuant to Section 4.1 of the Escrow Agreement.  Following the Closing, we conduct operations in Italy through Premier Power Italy.

Our stockholders were diluted by the issuance of the 3,000,000 shares of common stock to the Escrow Agent to be held in Escrow.  If after the Third Issuance, if any, any portion of the 3,000,000 shares remains in Escrow, then the unissued shares will be released to us, which we will have cancelled, which will undo a portion of the dilution to our stockholders.

Series B Certificate of Designation

On June 24, 2009, we filed a Certificate of Designation to fix the preferences, limitations, and relative rights of our Series B Convertible Preferred Stock with the Delaware Secretary of State.  Our Board designated 2,800,000 of our 20,000,000 authorized preferred stock as Series B Convertible Preferred Stock (“Series B Preferred Stock”).  For a description of the material terms of our Series B Preferred Stock, please see the section titled “Description of Securities.”

Securities Purchase Agreement with Vision Opportunity Master Fund – June 16, 2009

On June 16, 2009, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Vision. Pursuant to the Purchase Agreement, we sold to Vision 2,800,000 shares of our Series B Preferred Stock (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of 3,500,000 warrants, held by Vision, and $3,000,000 in cash.  The cancellation of warrants resulted in the elimination of all our issued and outstanding warrants.  The cancellation of the 3,500,000 warrants included (i) the cancellation by us of 4-year Series A Warrants issued to Vision on September 9, 2008 exercisable for an aggregate 1,750,000 shares of our common stock at $2.50 per share, and (ii) the cancellation by us of 4-year Series B Warrants issued to Vision on September 9, 2008 exercisable for an aggregate 1,750,000 shares of our common stock at $3.00 per share.

In connection with the Purchase Agreement, Vision, a holder of our Series A Preferred Stock, agreed in writing that no adjustment will be made to the conversion price of its Series A Preferred Stock shares, which right is set forth in Section 7(b) of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on September 10, 2008 with the Delaware Secretary of State.

Industry Overview

According to the Energy Information Administration (“EIA”), a section of the United States Department of Energy, energy markets are seeing dramatic use demands and price increases. In fact the EIA’s outlook in 2008 was that global energy consumption would increase by 50% from 2005 to 2030. Electric power used to operate businesses and industries provides the power needed for homes and offices and provides the power for our communications, entertainment, transportation, and medical needs. On the residential side, growth in population and homeowners’ desires to utilize solar as an alternative source of energy have increased demand over time. Population shifts to warmer regions have also increased the need for cooling. Electricity is now more commonly used for local transportation (electric vehicles) and space/water heating needs.

Due to continuously increasing energy demands, we believe the electric power industry faces the following challenges:

•
Limited Fossil Fuel Supplies and Cost Pressures. Supplies of fossil fuels that are used to generate electricity such as oil, coal and natural gas are limited, and yet worldwide demand for electricity continues to increase. The increasing demand for electricity and a finite supply of fossil fuels may result in increased fossil fuel prices, which, in turn, will likely result in a continuation of increases in long-term average costs for electricity.

•
Stability of Suppliers. Many of the world’s leading suppliers of fossil fuels are located in unstable regions of the world where political instability, labor unrest, war and terrorist threats may disrupt oil and natural gas production. Purchasing oil and natural gas from these countries may increase the risk of supply shortages and may increase costs of fossil fuels.

•
Generation, Transmission and Distribution Infrastructure Costs. Historically, electricity has been generated in centralized power plants transmitted over high voltage lines and distributed locally through lower voltage transmission lines and transformer equipment. Despite the increasing demand for electricity, investment in electricity generation, transmission and distribution infrastructure have not kept pace, resulting in service disruptions in the U.S. As electricity demands increase, these systems will need to be expanded, and such expansion will be capital intensive and time consuming, and may be restricted by environmental concerns. Without further investments in this infrastructure, the likelihood of power shortages may increase.

•
Environmental Concerns and Climate Change. Concerns about climate change and greenhouse gas emissions have resulted in the Kyoto Protocol. 137 countries have voluntarily ratified the Kyoto Protocol and are required to reduce greenhouse gas emissions to target levels. The U.S. has the Renewable Portfolio Standard, which requires the purchase of a certain amount of power from renewable sources.

The demand for viable alternate sources of fuel for electric power generation in order to address the increasing demand for electricity coupled with government regulations and incentive programs in countries such as Germany, Japan, Spain, and the U.S. that encourage more rapid development of, and the adoption by businesses and individuals of, solar energy power systems have accelerated the growth of the solar energy industry.

We believe that solar energy is one of the most direct and unlimited alternate energy sources. Our beliefs have been supported by various studies, including a study titled "Review of Solutions to Global Warming, Air Pollution, and Energy Security" by Mark Z. Jacobson, a professor of civil and environment engineering at Stanford University, published in “Energy & Environment Science,” that found solar energy to be a top alternative energy solution. Solar energy is the underlying energy source for renewable fuel sources, including biomass fuels and hydroelectric energy. By extracting energy directly from the sun and converting it into an immediately usable form, either as heat or electricity, intermediate steps normally involved in converting fuel to electric power are eliminated. Solar energy can be converted into usable forms of energy either through the photovoltaic effect (generating electricity from photons) or by generating heat (solar thermal energy). Solar thermal systems include traditional domestic hot water collectors (“DHW”), swimming pool collectors, and high temperature thermal collectors (used to generate electricity in central generating systems). DHW thermal systems are typically distributed on rooftops to generate heat for the building on which they are situated. High temperature thermal collectors typically use concentrating mirror systems and are located in remote sites.

The Utility Solar Assessment (USA) Study, produced by clean-tech research and publishing firm Clean Edge and green-economy nonprofit Co-op America, provides a comprehensive roadmap for utilities, solar companies, and regulators to enable solar to reach 10% of all U.S. electricity generation by 2025.  The USA Study found that solar power offers a variety of advantages over other sources of power, including an absence of the need for fossil fuel, environmental cleanliness, location-based energy production, greater efficiency during peak demand periods, high reliability, and modularity:

•	Clean Energy Production. Unlike traditional fossil fuel energy sources and many other renewable energy sources, solar power systems generate electricity with no emissions or noise impact.

•
Location-Based Energy Production.   Solar power is a distributed energy source, meaning the electricity can be generated at the site of consumption. This provides a significant advantage to the end user who is therefore not reliant upon the traditional electricity infrastructure for delivery of electricity to the site of use.

•
Energy Generated to Match Peak Usage Times.   Peak energy usage and high electricity costs typically occur mid-day, which also generally corresponds to peak sunlight hours and solar power electricity generation.

•
Reliable Source of Electricity. Solar power systems generally do not contain moving parts, nor do they require significant ongoing maintenance. As a result, we believe solar power systems are one of the most reliable forms of electricity generation.

•
Modular. Solar power systems are made from interconnecting and laminating solar cells into solar modules. Given this method of construction, solar power products can be deployed in many different sizes and configurations to meet specific customer needs.

Principal Products and Services

Our main business is the installation of solar energy systems and all related components for use by residential homeowners, commercial and industrial enterprises, municipalities, and other solar energy providers.

We also provide after-market maintenance services for solar energy systems such as cleaning, and we design the manner in which solar energy systems are installed. During the fiscal year ended December 31, 2008, less than 0.5% of our revenue was generated by providing after-market services. About 5% of the racking and installation systems for the solar energy systems we install are manufactured by the Company, and about 95% are manufactured by our solar module suppliers.

In addition, we are a reseller of solar energy system components including, but not limited to, racking, wiring, inverters, solar modules, and other related components sourced from the industry’s leading manufactures and suppliers. We have also offered direct power purchase agreement programs through our relationships with Samsung and GE.

Strategy

We have developed a series of strategies that will allow it to deliver a superior level of service at a reduced cost, thereby driving business growth and brand value, while allowing Premier Power to maintain profitability in a competitive market. These strategies include:

1.
Diversifying our solar power systems designs for applications into numerous market segments and opportunities ranging from residential, agricultural, commercial and industrial, both domestically and internationally. Through geographic, market segment, and product diversification, we have reduced, and will continue to able to reduce, the negative impact that systemic and economic fluctuations of any one individual market, segment or region have on our business.

2.
Establishing and refining best practices for design, sales and marketing that can be replicated throughout our different locations while identifying and centralizing operations that are best centralized in order to reduce the cost of operations and increase awareness of our services so that our best practices are applied in a uniform manner and delivered consistently across markets.

3.
Optimal use of our in-house engineering, design and installation staff combined with the use of outsourcing only when necessary in order to improve the customer experience, maintain quality control, reduce costs, and protect the Company’s brand.

4.
Developing proprietary turn-key solar power systems and continued improvements upon prefabrication abilities for application in commercial, rooftop and ground mount applications that will reduce design, permitting, and installation time and cost.

5.
Expanding our participation in “value added” businesses such as providing after-market systems management programs and customized project finance solutions (in partnership with companies such as GE and Samsung) to customers and prospective customers. This will allow Premier Power to have greater participation in the ancillary revenue that its projects create, which currently is not significant.

6.
Expansion through key acquisitions and organic growth. As a growing number of states adopt solar programs, Premier Power expects demand to grow dramatically. Therefore, Premier Power is currently moving forward on a roll-up and organic growth strategy designed to meet growing demand in North America and Europe.

7.
Develop financial tools such as leases or Power Purchase Agreements (PPA) to help consumers and businesses decide in favor of solar power. A PPA is a long-term contract with the customer purchasing the energy produced by the solar system at a fixed rate, typically adjusted annually at an agreed rate, for 15, 20 or 25 years. The customer does not own the system, and thus, there is no capital outlay which simplifies the “going solar” decision.

Customers

In 2008, our largest customers were Solar Power Partners, which represented 18% of our total sales, and Sutter Home and Otis, each representing 12% of our total sales. For the year ended December 31, 2008, 84% of our revenue was derived from sales to commercial and industrial customers, and 16% of our revenue was derived from sales to residential customers.  In 2007, our largest customers were Solar Power Partners, which represented 16% of our total sales, PG&E, which represented 9% of our total sales, and Chappellet Winery, which represented 5.45% of our total sales.  For the fiscal year ended December 31, 2007, 57% of our revenue was derived from sales to commercial and industrial customers, and 43% of our revenue was derived from sales to residential customers.

In addition to our residential customers, our commercial and industrial customers have included PG&E, Sierra Pacific Power Company, AT&T, Princeton University, Millennium Sports Club, KB Homes, and General Electric. Our agricultural customers have included Shafer Vineyards, Silverado Vineyards, Chateau Montelena, St. Supery, Spottswoode, Larkmead Vineyards, Madroña Vineyards, Redwood Ranch & Vineyards, Nicol Vineyards, L’Aventure Vineyards, Saxum Vineyards, Sierra Vista Vineyards, Domain de la Terre Rouge (Easton) Vineyards, Chateau Chapellet, and KT Winco.

We believe that the solar energy market is dynamic and constantly changing as certain government standards and directives that affect the marketplace have allowed and will continue to allow for new customers in new geographic areas.  We believe that Renewable Portfolio Standards (“RPS”) in the United States have resulted in increased demand for solar energy in the U.S. marketplace. RPS is a state policy that requires electricity providers to obtain a minimum amount of their power from renewable energy by a certain date.  According to a June 2007 report by the U.S. Department of Energy, there were 24 states that adopted a RPS-type mechanism.  According to the Pew Center on Global Climate Change, that number increased to 29 states.  The Company believes this number will continue to increase.  With each new state that adopts a RPS, bases of new customers of solar energy will develop.  Also, President Obama’s budget proposal from February 2009 includes a cap-and-trade plan to limit greenhouse gas emissions.  We believe this will generate additional demand for solar energy, which would create new customers.  We also believe that the renewable energy directive of the European Union also plays a role in growth of our marketplace.  According to the European Renewable Energies Foundation and the European Future Energy Forum, the EU’s member-nations are required to provide at least 20% of gross final energy consumption from renewable energy sources by 2020.  This target is mandatory of the 27 member-nations.  Each member-nation must draft a Renewable Energy Action Plan, which must include clear development targets for electricity, heating, cooling, and fuel.  Consequently, to avoid penalties, the member-nations provide incentives in the form of feed-in tariffs for the generation of solar electricity.   This EU renewable energy directive, thus, also provides for an increase in customers within the EU.  Thus, we believe that our customer base will grow as a result of such standards and directives.

Quality Control

We have a “zero defect” quality assurance program for installation of solar energy systems. Instituted in 2006, the zero defect policy was created to set the highest quality and customer satisfaction standards in the industry today.  The program sets standards for ten areas of installation: (1) installed equipment, (2) solar array, (3) array mounting structure, (4) wire runs, (5) system component location, (6) system component mounting, (7) electrical, (8) system performance, (9) building requirements, and (10) surrounding property.  Each of our installations is independently verified by a quality control officer and must meet a rigid standard for excellence.  One point is awarded for each standard that is met, and our installation crews must have a score of at least 9 points for each installation.  If an installation crew scores less than 9 points for a particular installation, we follow up with the customer to allow management to understand the core problem with that particular installation and to design and implement measures to further improve the customer experience.

Our review standards go beyond the quality of the installation to include measures of the customer experience. We use the “Net Promoter Score” developed by the Massachusetts Institute of Technology and implemented by companies such as GE and Toyota to measure quality and customer satisfaction. Premier Power California scored a 98.3% score for 2007 and has regularly scheduled meetings to review the customer surveys and scores and design and implement measures to further improve the customer experience.

Competition

Major Domestic Competitors

We are active in the North American and international markets and have a very limited number of direct competitors that are concurrently active in both of those markets. SunPower Corporation is one such competitor. Further, in the U.S., the solar design and integration market is highly fragmented, and we face direct competition in these markets from a number of smaller local installers within many U.S. cities. In certain U.S. cities and regions such as Los Angeles, the San Francisco Bay Area, and California’s Central Valley, Premier Power California experiences intermittent competition from regional installers such as Borrego Solar, Akeena Solar, SPG, and Solar City. Based on Premier Power California’s geographic diversification, buying power and unique installation methods, the effects of any one installer on Premier Power California are limited but growing. In particular, among the commercial grade opportunities, there are only a few companies with the level of experience Premier Power California possesses. Only a few competitors qualify under larger scale “Request for Proposal” (“RFP”) projects, and therefore the pool of competitors on many mid-size commercial installations is limited. There are a greater number of competitors in the small business and residential markets. We seek to distinguish ourselves from the competition by marketing our depth of experience, complex engineering and design capabilities, customer satisfaction, and “on-time” and “on-budget” installations.

Major Spanish Competitors

In the Spanish market, Premier Power Spain faces competition from Acciona and Tudela Solar, among other companies. However, most of the competition in Spain results from companies being accustomed to building large-scale solar farms, which have proliferated commensurate with the national feed-in tariffs. Premier Power Spain’s business is unique because it is not dependent on the large-scale solar farm subsidies or feeding tariffs, and sets itself apart from the large scale solar farm developers. Large-scale farm developers are experienced at engineering ground mount systems in abundant and open space and replicating redundant tasks related to a large-scale installation. Premier Power Spain is focused on the smaller commercial roof top installation, which has greater design and installation challenges, and has developed and secured exclusivity on various components of its ballast mount roof system that reduces the cost and time to complete installations.

Major Italian Competitors

In the Italian market, Premier Power Italy faces competition from Enerqos and SAEM Energy Alternative, among other companies.  Premier Power Italy is both a solar developer and solar integrator, and is in the market of selling large scale solar power plants as turnkey systems to mostly financial buyers that acquire systems for purposes of investment because once these systems are connected to the power grid they produce a constant stream of cash flow for 20 years for the electricity they produce pursuant to the Italian feed-in tariff program.  Dealing in the development, construction and sale of large scale, capital intensive solar power plants to sophisticated financial buyers that purchase and manage a portfolio of income producing solar power plants as a core business requires significant resources, capabilities, relationships, and a proven track record.  These factors, in addition to long development cycles that must be funded in advance, a localized culture that can impede outsiders, and the complex nature of the relatively new solar feed-in tariff program and varied regional permitting processes, create barriers to competitor entry and hinder both small and large companies alike from entering the market.

Advertising and Promotional Activities

We spent approximately $413,251 and $415,622 on domestic and international marketing and promotional activities in 2008 and 2007, respectively. We participate in the solar industry’s leading trade shows, uses radio and print advertising and marketing tools, and have hosted consumer-focused seminars in targeted markets, as well as customer appreciation events to raise awareness of solar power options and our brand, services and products. We also employs a national public relations firm and have used web-based promotion tools on our websites to educate customers, to showcase our latest installations, and to provide general and specific sales information.

Principal Suppliers

The components used in our solar energy systems consist of solar modules, inverters, racking, wire, hardware, monitoring equipment, and electrical equipment. We  purchase these components from leading solar energy product suppliers including Sharp, SunPower Corporation, GE, Schüco USA, L.P. (“Schüco”), Kyocera, Candian Solar  Inc., PowerOne, Fronius, SMA, and Watsun. In particular, Sharp, SunPower Corporation, and GE accounted for over 80% of our purchases of solar panels during the fiscal year ended December 31, 2008.

We constantly evaluates the outlook for supply of solar panels and other components. However, we currently do not maintain any long-term supply agreements for the purchase of these components, and thus we may be subject to the availability of and/or market price fluctuations for the components used in our solar energy systems.

Intellectual Properties and Licenses

Premier Power California applied with the U.S. Patent and Trademark Office (“USPTO”) for trademark protection for the brand name “Premier Power,” for which we received approval on July 21, 2009.  Premier Power California also applied with the USPTO for trademark protection of the brand name, “Bright Futures,” and its sales slogan, “Your Solar Electricity Specialist.”  Both of these applications are currently pending.

Research and Development

We employ best practices in our design and installation of systems. Dean Marks, our President and Chief Executive Officer, first become a member of the California Solar Energy Industry Association (CALSEIA) in 1984, and his experience has been key in the development of many innovative solar solutions. We leverage our research and development capability to help GE develop its popular solar tile. Any technology and/or procedures that are developed are based on the decades of experience in solar installations held by the persons behind the development and in-house expertise in electrical and structural engineering. Premier Power California’s lead engineer, Ken Baker, has been an electric engineer for over 30 years, including 10 years of experience in renewable energy. The research and development team at Premier Power California constantly looks for new and innovative ways to address space constraints, time, and cost saving designs that will increase efficiencies and drive added revenue.

Government Approval and Regulation

All products that we resell are guaranteed by the manufacturer to have passed all required government approval and regulation requirements. Some of the electrical services we provide are regulated and require licensing. The installations of electrical components that are connected to the electric meter require a C10 license in California and C2 license in Nevada. The installation of solar systems in California requires a C46 license.  As we expand our installations operation into other states, we may need to obtain additional licenses required by the local building authorities. Some states accept a C10 license from California. We possess and maintain all the necessary licenses required for the services we provide. Our employees hold some of the highest levels of licensing and certifications available in the industry, and some employees are certified by the North America Board of Certified Energy Practitioners (NABCEP).

Compliance with Environmental Laws

We are not required to comply with any environmental laws that are particular to the solar industry. However, it is our policy to be as environmentally conscientious in every aspect of our operations.

Employees

As of September 25, 2009, we had approximately 80 employees, all of which are full-time employees.

Offices and Websites

Our principal executive offices are located at 4961 Windplay Drive, Suite 100, El Dorado Hills, CA 95762. Our main telephone number is (916) 939-0400, and our fax number is (916) 939-0490.  We also have offices in Southern California, Nevada, New Jersey, Pamplona and Madrid in Spain, and Ripalimosani in Italy.  Premier Power California also operates informational websites located at www.premierpower.com and www.mysolarexperience.com. The information on these websites is not incorporated herein by reference.

DESCRIPTION OF PROPERTY

Our principal executive offices are located in El Dorado Hills, California. The table below provides a general description of our offices and facilities, including those for our international operations:

Location	Principal Activities	Area (sq. ft.)	Lease Expiration Date
4961 Windplay Drive, Suite 100 El Dorado Hills, California 95762	Company headquarters and warehouse	6,700	Month-to-month

3 Newlands Circle Reno, Nevada 80509	Bright Future office	100	Month-to-month

Atlantic Office Suites, LLC 1913 Atlantic Avenue Manasquan, NJ 08736	U.S. East Coast operations	72	Month-to-month

1020 Nevada St., #201 Redlands, CA 92374	U.S. Southern California operations	2,303	September 30, 2010

Pol Ind, Calle E, n3 Oficina 0F 31192 Mutilva Baja (Navarra), Spain	Spanish headquarters	500	May 2012

Centro de Negocios La Garena, 2K Calle Granda s/n Alcala de Henares, 28806 Madrid, Spain	Spanish regional office	1,100	December 30, 2013

C.da Taverna del Cortile (Z.I) Ripalimosani, Campobasso 86025 Italy	Italian headquarters and warehouse	3,767	July 21, 2015

Premier Power Spain is party to a non-cancelable lease for operating facilities in Madrid, Spain, which expires in 2013, and a non-cancelable lease for operating facilities in Navarra, Spain, which expires in 2012.  Premier Power Italy is party to a non-cancelable renewable lease for operating facilities in Ripalimosani, Italy, which expires in 2015.  Premier Power California is party to a non-cancelable lease for operating facilities in Redlands, California, which expires in 2010.  These leases provide for annual rent increases tied to the Consumer Price Index. The leases require the following payments as of December 31, 2008, subject to annual adjustment, if any:

2009	$68,331
2010	55,411
2011	29,502
2012	29,502
2013 and beyond	76,213

Total	$258,958

SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of June 30, 2009 and December 31, 2008 and 2007, and for the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008 and 2007 from our financial statements included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007
Income Statement Data:
Sales	$8,907,699	$17,988,817	$44,237,984	$16,685,690
Cost of Sales	(8,000,654)	(15,269,775)	(38,710,592)	(12,440,839)
Gross Profit	907,045	2,719,042	5,527,392	4,244,851
Total Operating Expenses	3,775,045	1,907,866	4,729,542	3,371,778
Operating Income (Loss)	(2,868,000)	811,176	797,850	873,073
Total Other Income (Expense)	2,203,766	(17,228)	45,324	(5,882)
Income (Loss) Before Income Taxes	(664,234)	793,948	752,526	867,191
Income Tax Provision (Benefit)	1,126,487	(204,336)	(40,857)	39,873
Net Income (Loss) Before Minority Interest	462,253	589,612	793,383	827,318
Net Income (Loss)	$462,253	$274,569	$569,068	$843,865

Earnings (Loss) per share:
Basic	$0.02	$0.01	$0.03	$0.04
Diluted	$0.02	$0.01	$0.02	$0.04
Weighted average shares outstanding:
Basic	26,048,750	21,159,451	22,666,138	21,159,451
Diluted	30,256,711	21,159,451	23,749,700	21,159,451

	As of	As of December 31,
	June 30, 2009	2008	2007
Balance Sheet Data:
Cash and Cash Equivalents	$3,552,347	$5,770,536	$1,278,651
Working Capital	$ _7,038,612	$6,276,623	$584,209
Total Assets	$14,072,712	$14,812,654	$5,578,041
Total Liabilities	$4,781,535	$6,940,029	$4,862,889
Total Shareholders’ Equity	$9,291,177	$7,872,625	$713,502

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Premier Power Renewable Energy, Inc. for the six months ended June 30, 2009 and 2008 and the fiscal years ended December 31, 2008 and 2007 should be read in conjunction with the Consolidated Financial Statements, and the notes to those financial statements that are included elsewhere in this prospectus. References to “we,” “our,” or “us” in this section refers to the Company and its subsidiaries. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a developer, designer, and integrator of solar energy solutions. Our financial statements give effect to the financial position and results of operations of Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”), Bright Future Technologies LLC (“Bright Future”), and Premier Power Sociedad Limitada (“Premier Power Spain”), all of which are deemed to have common ownership and control. We develop, market, sell, and maintain solar energy systems for residential, agricultural, commercial, industrial customers in North America and Spain. As of July 31, 2009, we also distribute, develop, and integrate ground mount and rooftop solar power systems in Italy through Premier Power Italy S.p.A. (formerly ARCO Energy, SRL) (“Premier Power Italy”), the majority-owned subsidiary of Rupinvest Sarl, a corporation duly organized and existing under the laws of Luxembourg (“Rupinvest”), which is our wholly owned subsidiary. We use solar components from the solar industry’s leading suppliers and manufacturers such as General Electric, Sharp, Kyocera, Fronius, Watsun, and SunPower Corporation.

On September 9, 2008, we acquired all of the outstanding shares of Premier Power California in exchange for the issuance by the Company of 24,218,750 restricted shares of our common stock to the PPG Owners, which represented approximately 93.1% of the then-issued and outstanding common stock of the Company (excluding the shares issued in the Financing). As a result of the Share Exchange, Premier Power California became our wholly owned subsidiary, and we acquired the business and operations of the Premier Power Group. See the “Business” section above for additional details regarding this Share Exchange.

Concurrently with the closing of the Share Exchange on September 9, 2008, we raised $7,000,000 in a private placement financing by issuing a total of 3,500,000 units (the “Units”), with each Unit consisting of one share of our Series A Convertible Preferred Stock (“Series A Preferred Stock”), one-half of one Series A Warrant (the “Series A Warrants”), and one-half of one Series B Warrant (the “Series B Warrants”) to investors at $2.00 per Unit. See the “Business” section above for additional details regarding this financing.

On June 16, 2009, we raised $3,000,000 in a private placement financing by issuing 2,800,000 shares of our Series B Preferred Stock.  In connection with this financing, we also cancelled all issued and outstanding Series A Warrants and Series B Warrants that were held by the investor.  See the “Business” section above for additional details regarding this financing.

On July 31, 2009, we closed the acquisition of 100% of the issued and outstanding equity ownership of Rupinvest from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its majority-owned subsidiary, Premier Power Italy.  The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the closing, Rupinvest was the wholly owned subsidiary of Esdras.  We acquired Rupinvest from Esdras in exchange for (i) a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292), (ii) a capital investment in the amount of one million, one hundred and twenty five thousand Euros (€1,125,000, or approximately $1,580,063), and (iii) the potential transfer to Esdras of up to 3,000,000 shares of our common stock, with the number of shares to be transferred, if any, to be calculated based on sales by Premier Power Italy over a three-year period.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid the reader in fully understanding and evaluating this discussion and analysis:

Basis of Presentation - The consolidated financial statements include the accounts of Premier Power Renewable Energy, Inc., and its subsidiaries. Intercompany balances, transactions and cash flows are eliminated on consolidation.  Given that our acquisition of Rupinvest did not close by June 30, 2009, the financial statements are not inclusive of that subsidiary’s results.

Inventory - Inventories, consisting primarily of raw materials, are recorded using the average cost method and are carried at the lower of cost or market.

Revenue Recognition - Revenue on photovoltaic system installation contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines its customer’s credit worthiness at the time an order is accepted. Sudden and unexpected changes in a customer’s financial condition could put recoverability at risk.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

Earnings per Share – Earnings per share is computed in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, as adjusted for the dilutive effect of the Company’s outstanding convertible preferred shares using the “if converted” method and dilutive potential common shares. For all of the periods presented, the Company had no dilutive potential common shares except for outstanding convertible preferred shares during the six months ended June 30, 2009.

 Stock-Based Compensation - The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and generally recognizes the costs in the financial statements over the employee requisite service period.  Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Product Warranties - Prior to January 1, 2007, the Company provided a five year warranty covering the labor and materials associated with its installations. Effective January 1, 2007, the Company changed the coverage to generally be ten years in the U.S. and to one year in Spain for all contracts signed after December 31, 2006. Solar panels and inverters are warranted by the manufacturer for 25 years and 10 years, respectively. Activity in the Company’s warranty reserve for the six months ended June 30, 2008 and June 30, 2009 was as follows:

	Six Month Ended	Six Month Ended
	June 30, 2009	June 30, 2008
Balance at beginning of period	$367,250	$172,002

Warranty expense	133,141	108,721

Less: Warranty claims	(232,834)	(2,353)

Balance at end of period	$267,557	$278,370

Comprehensive Income (Loss) - Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income (loss) and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income (loss), as defined, includes all changes in equity during the period from non-owner sources, such as foreign currency translation adjustments.

Recently Issued Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”)  No. 157, "Fair Value Measurement" ("FAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008.  The adoption of FAS 157 for financial assets and liabilities did not have a material impact on the Company's consolidated financial statements.  The adoption of FAS 157 for non-financial assets did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The adoption of FAS 159 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's consolidated financial statements will be determined in part by the nature and timing of any future acquisitions completed.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, FAS 160 eliminates the diversity that currently exists in accounting from transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The adoption of FAS 160 did not have an effect on the Company or on the results of operations, cash flows or financial position.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”   (“FAS 161”), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. The Company adopted FAS 161 effective beginning January 1, 2009. The adoption of FAS 161 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” The FSP amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FAS No. 142, “Goodwill and Other Intangible Assets.” The FSP must be applied prospectively to intangible assets acquired after the effective date. The adoption of the FSP did not have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued FAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). This statement became effective on November 15, 2008 which is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments of AU Section 411, “The Meaning of Presents Fairly in Conformity with Generally Accepted Accounting Principles.”  The adoption of FAS 162 did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue 07-5 (EITF 07-5), "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock.”  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions.  It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments.  EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years.  See Note 8 to our condensed consolidated financial statements attached hereto for additional information.

In April 2009, FASB issued FSP 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (collectively “FSP/APB”) which increases the frequency of fair value disclosures to a quarterly instead of annual basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on an entity’s balance sheet at fair value. FSP/APB is effective for interim and annual periods ending after June 15, 2009. The adoption of this FSP/APB did not have a material impact on results of operations, cash flows or financial position.

In May 2009, FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, SFAS 165 sets forth (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual financial reporting periods ending after June 15, 2009. The adoption of FAS 165 did not have a material impact on results of operations, cash flows or financial position.

In May 2009, the FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” FASB Staff Position No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The adoption of APB 14-1 did not have a material effect on our consolidated financial statements.

Results of Operations

Comparison of Three Months Ended June 30, 2009 and June 30, 2008

Net sales.    For the three months ended June 30, 2009, net sales decreased 69% relative to the three months ended June 30, 2008 from $13,123,871 to $4,114,346.  The decrease between the periods is primarily attributable to the Company having no projects during the three months ended June 30, 2009 that were similar in size to a large project we substantially completed during the quarter ended June 30, 2008, which accounted for over $5 million in revenues during that quarter.  Additionally, revenue generated within the U.S. was more than $2 million lower in the second quarter of 2009 than the same period in 2008 due to a shift in our commercial sales efforts moving to larger more complex and longer sales cycles and the general tightening of the U.S. credit market.

Cost of sales.     Cost of sales for the three months ended June 30, 2009 was $3,575,181 compared to $11,221,975 for the three months ended June 30, 2008, a decrease of approximately 68%.  The decrease in our cost of sales is in line with the reduction in net sales between the periods.

Gross profit.   Gross profit for the three months ended June 30, 2009 was $539,165 compared to gross profit of $1,901,896 for the three months ended June 30, 2008, representing gross margins of approximately 13% and 14%, respectively.  The decrease in gross profit between the periods is mainly attributable to the decrease in net sales.

Operating expenses.   Our operating expenses consist of sales and marketing expenses and administrative expenses.  For the three months ended June 30, 2009, total operating expenses were $1,992,281, consisting of sales and marketing costs of $717,547 and administrative costs of $1,274,754, while total operating expenses for the three months ended June 30, 2008 were $891,303, consisting of sales and marketing costs of $586,872 and administrative costs of $304,431, representing an increase in total operating expenses of approximately 124%.  As a percentage of sales, operating expenses were approximately 48% and 7% for the three months ended June 30, 2009 and 2008, respectively.  The increase in operating expenses is due to an increase in professional costs related to becoming a public company in September 2008, costs related to the addition of sales people in our commercial sales department, an increase in salaries for three employees, and a one-time cost associated with our acquisition of Rupinvest.  The increase can be further explained by the stock compensation expense resulting from a grant of stock options in January 2009 and amortization of our intangibles resulting from our September 2008 reverse merger, both of which are non-cash transactions.

Income taxes.  For the three months ended June 30, 2009, we recorded a tax benefit of $481,723 and tax expense of $288, and for the three months ended June 30, 2008, we recorded a tax expense of $201,536.  The change in income taxes relates primarily to the loss from operations for the three months ended June 30, 2009.  The change in fair value of financial instruments of $708,272 for the three months ended June 30, 2009 was not subject to income taxes, and thus, we had a taxable loss for that period.  Additionally, we were not subject to federal income tax for the three months ended June 30, 2008.

Net income (loss).  We had net loss of $259,308 for the three months ended June 30, 2009 compared to net income of $468,128 for the three months ended June 30, 2008.

Comparison of Six Months Ended June 30, 2009 and June 30, 2008

Net sales.  For the six months ended June 30, 2009, net sales decreased 50% relative to the six months ended June 30, 2008, from $17,988,817 to $8,907,699.  The decrease from the first half of 2008 to the first half of 2009 is primarily attributable to the Company having no projects during the three months ended June 30, 2009 that were similar in size to a large project we substantially completed during the quarter ended June 30, 2008, which accounted for over $5 million in revenues during that quarter.  Additionally, revenue generated within the U.S. was lower due to a shift in our commercial sales efforts moving to larger more complex and longer sales cycles and the general tightening of the U.S. credit market.

Cost of sales.  Cost of sales for the six months ended June 30, 2009 was $8,000,654 compared to $15,269,775 for the six months ended June 30, 2008, a decrease of approximately 48%.   The decrease in our cost of sales is in line with the reduction in net sales between the periods.

Gross profit.  Gross profit for the six months ended June 30, 2009 was $907,045 compared to gross profit of $2,719,042 for the six months ended June 30, 2008, representing gross margins of approximately 10% and 15%, respectively.  The 67% decrease in gross profit was driven by our Spanish operations, which had lower margin projects and higher costs to the budgeted costs of projects.

Operating expenses.  Our operating expenses consist of sales and marketing expenses and administrative expenses.  For the six months ended June 30, 2009, total operating expenses were $3,775,045, consisting of sales and marketing costs of $1,372,304 and administrative costs of $2,402,761, while total operating expenses for the six months ended June 30, 2008 were $1,907,866, consisting of sales and marketing costs of $995,376 and administrative costs of $912,490, representing an increase in total operating expenses of approximately 98%.  As a percentage of sales, operating expenses were approximately 42% and 11% for the six months ended June 30, 2009 and 2008, respectively.  The increase in operating expenses is due to costs related to the addition of sales people in our commercial sales department, an increase in salaries, and a one-time cost associated with our acquisition of Rupinvest.  The increase can be further explained by the stock compensation expense resulting from a grant of stock options in January 2009 and amortization of our intangibles resulting from our September 2008 reverse merger, both of which are non-cash transactions.

Income taxes.  For the six months ended June 30, 2009 and 2008, we recorded a tax benefit of $1,126,487 and a tax expense of $204,336, respectively.  The change in income taxes relates primarily to the loss from operations for the six months ended June 30, 2009.  The change in fair value of financial instruments of $2,183,498 for the three months ended June 30, 2009 was not subject to income taxes, and thus, we had a taxable loss for that period.  Additionally, for the six months ended June 30, 2008, we were not subject to tax federal income tax reporting purposes.

Net income (loss).  We had net income of $462,233 for the six months ended June 30, 2009 compared to net income of $274,569 for the six months ended June 30, 2008.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

Net sales.     During the 2008 fiscal year, we had net sales of $44,237,984 as compared to net sales of $16,685,690 during the 2007 fiscal year, an increase of approximately 165%.  The increase is attributable to strong sales growth in Spain and increased commercial sales in the U.S., which grew almost 585% and 125%, respectively.  We had growth in Spain and U.S. commercial sales because of increased sales efforts in those markets.  There was also continued growth in our U.S. residential business as a result of a new Southern California residential sales office that opened during 2008.

Cost of sales.     Cost of sales for the 2008 fiscal year was $38,710,592 as compared to $12,440,839 for the 2007 fiscal year, an increase of approximately 211%.   The increase in cost of sales is attributable to the growth in our commercial sales as commercial projects carry a higher cost of sales relative to net sales.  During 2008, we were awarded and completed a large commercial project performing only installation services, which did not involve the high level of integration that we normally provide.

Gross profit.   Our gross profit for the 2008 fiscal year was $5,527,392 as compared to a gross profit of $4,244,851 for the 2007 fiscal year, representing gross margins of approximately 12.5 % and 25.4%, respectively.  The decrease in gross profit percent is directly related to our decision to increase our commercial contracts, which generally have lower gross profit margins.

Operating expenses.   Our operating expenses consist of sales and marketing expenses and administrative expenses.  During the 2008 fiscal year, total operating expenses were $4,729,542, consisting of sales and marketing costs of $2,224,362 and administrative costs of $2,505,180, while total operating expenses for the 2007 fiscal year were $3,371,778, consisting of sales and marketing costs of $1,493,890 and administrative costs of $1,877,888, representing an increase of approximately 40%.  As a percentage of sales, operating expenses were 10.7% and 20.2% for the twelve months ended December 31, 2008 and 2007, respectively.  The increase in operating expenses from 2007 to 2008 is due to growth in our commercial sales force and increased professional costs related to becoming a public company through our share exchange transaction that closed in 2008.

Other expense.   We had other expenses of $45,324 for the 2008 fiscal year as compared to other expenses of $5,882 for the 2007 fiscal year.  The increase in other expenses was due to increased interest expense from greater use of the Company’s line of credit.

Net income.   We had net income of $569,068 for the 2008 fiscal year as compared to net income of $843,865 for the 2007 fiscal year.  The decrease in net income is attributable to growth in our commercial business, which has lower gross profit margins as compared to our residential sales, and an increase in operating expenses.

Liquidity and Capital Resources

Cash Flows – Six Months Ended June 30, 2009

Net cash flows used in operating activities was $5,424,598 for the six months ended June 30, 2009, while net cash flows used in operating activities was $785,450 for the six months ended June 30, 2008.  The decrease in net cash flows from operating activities between the two periods was mainly due to net income before the adjustment for the fair value gain of warrants, an increase in accounts payable, an increase in deferred taxes, and an increase in inventory.

Net cash flows used in investing activities was $74,562 for the six months ended June 30, 2009, while net cash flows used in investing activities was $87,412 for the six months ended June 30, 2008.  We consider the change between the two periods to be immaterial.

Net cash flows provided by financing activities was $3,350,682 for the six months ended June 30, 2009, while net cash flows provided by financing activities was $499,282 for the six months ended June 30, 2008.  The increase in net cash flows from financing activities was mainly due to the issuance of our Series B Convertible Preferred Stock in exchange for net proceeds of $3 million during the first half of 2009.

Cash Flows – Fiscal Year Ended December 31, 2008

Net cash flow used in operating activities was $115,769 for the 2008 fiscal year while net cash flow provided by operating activities was $844,698 for the 2007 fiscal year.  The decrease in net cash flow from operating activities was mainly due to an increase in accounts receivable, an increase in prepaid expense, a decrease in billings in excess of costs and estimated earnings on uncompleted contracts, which was not significantly offset by an increase in net cash flow attributable to a decrease in inventory and accounts payable.

Net cash flow used in investing activities was $150,868 for the 2008 fiscal year and net cash flow provided by investing activities was $3,740 for the 2007 fiscal year.  The decrease in net cash flow from investing activities was due to increased purchases of assets to support operations.

Net cash flow provided by financing activities was $4,815,118 for the 2008 fiscal year while net cash flow used in financing activities was $508,275 for the 2007 fiscal year.  The increase in net cash flow from financing activities was mainly due to net proceeds from our $7 million financing that closed on September 9, 2008.

Material Impact of Known Events on Liquidity

Our business is exposed to risks associated with the ongoing financial crisis and weakening global economy, which may have a material impact on our short-term and long-term liquidity as a result of the uncertainty of project financing for commercial solar installations and the risk of non-payment from both commercial and residential customers.  The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy are contributing to slowdowns in the solar industry, which slowdowns may worsen if these economic conditions are prolonged or deteriorate further.  The market for installation of solar power systems depends largely on commercial and consumer capital spending.  Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to push out, cancel, or refrain from placing orders, which may reduce our net sales.  Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity-based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for the Company.  Further, these conditions and uncertainty about future economic conditions may make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business.

There are no other known events that are expected to have a material impact on our short-term or long-term liquidity.

Capital Resources

We have financed our operations primarily through cash flows from operations and borrowings. On September 9, 2008, we received gross proceeds of $7,000,000 from a private placement financing transaction, and on June 16, 2009, we received gross proceeds of $3,000,000 from another private placement financing transaction.  We also have a $7,000,000 credit line that is utilized solely for working capital and capital expenditures, which expires on July 13, 2011.  Thus, we believe that our current cash and cash equivalents, anticipated cash flow from operations, net proceeds from the private placement financings, and line of credit will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months. The proceeds from the private placement financings will be used for general working capital purposes (including funding the purchase of additional inventory and advertising and marketing expenses) and for other acquisitions we may decide to pursue.

We may, however, require additional cash due to changes in business conditions or other future developments, including any investments or acquisitions we may decide to pursue. To the extent it becomes necessary to raise additional cash in the future, we may seek to raise it through the sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or loans, issuance of common stock or a combination of the foregoing. Other than our lines of credit with banks, we currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot provide any assurances that we will be able to secure the additional cash or working capital we may require to continue our operations.

Contractual Obligations and Off-Balance Sheet Arrangements

Line of Credit

On July 13, 2009, we entered into a loan agreement with Umpqua Bank, an Oregon corporation, for a line of credit of up to $12 million, maturing on July 13, 2011.  The agreement provides for an initial line of credit of $7 million, provided, however, that we may request no more than twice prior to the maturity date that the line of credit be increased to an amount not to exceed $12 million in the event we acquire another subsidiary and require additional working capital for such subsidiary.  The line of credit is secured by our assets and by the assets of Premier Power California, Bright Future, and Premier Power Spain.  The line of credit bears interest at the prime rate, provided, however, that the interest rate will not be less than five percent (5%) per annum.  At September 25, 2009, the interest rate was 5%. As of September 25, 2009, there is $1,700,000 outstanding under our agreement with Umpqua Bank.

Additionally, on June 1, 2009, Premier Power Spain opened an unsecured line of credit for $138,710, which had interest terms of Euribor + 1 and that was paid in full on August 25, 2009.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following table summarizes our contractual obligations as of June 30, 2009, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period

		Less than 1
	Total	year	1-3 Years	3-5 Years	5 years +
Contractual Obligations:
Bank Indebtedness	$594,570	$162,161	$224,610	$202,727	$5,072
Other Indebtedness
Operating Leases	258,957	68,331	114,414	59,003	17,209
Totals:	$853,527	$230,492	$339,024	$261,730	$22,281

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, and we are not aware of any material legal proceedings pending or threatened against us.  We are also not aware of any material legal proceedings involving any of our directors, officers, or affiliates or any owner of record or beneficially of more than 5% of any class of our voting securities.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position Held	Officer/Director since
Dean R. Marks	52	Chairman of the Board, President, and Chief Executive Officer	September 9, 2008

Miguel de Anquin	41	Chief Operating Officer, Corporate Secretary, and Director	September 9, 2008

Teresa Kelley	43	Chief Financial Officer	October 24, 2008

Kevin Murray	59	Director	December 8, 2008

Robert Medearis	76	Director	December 8, 2008

Tommy Ross	55	Director	March 18, 2009

Business Experience Descriptions

Set forth below is a summary of our executive officers’ and directors’ business experience for the past 5 years.

Dean R. Marks - Chairman of the Board, President, and Chief Executive Officer

Dean R. Marks has been a key player in the solar sector since the early 1980's. In 1984, Mr. Marks established a solar sales organization with over 2,000 employees in over 26 markets across the nation. Since that time, Mr. Marks has pioneered multiple applications of solar energy in the residential, commercial, and industrial market. As President and CEO of Premier Power California since 2001, he built Premier Power California into one of the most stable market leaders in the industry. Mr. Marks has overseen Premier Power California’s expansion from residential to commercial, agricultural, and industrial markets as well as international expansion. Under Mr. Marks leadership, Premier Power California has distinguished itself from the competition by developing a number of innovative and propriety installation systems in use today. Mr. Marks has served on the California Solar Energy Industry Association (CALSEIA) board and has been an active participant in the solar industry for over 20 years. He has co-authored several preeminent papers promoting renewable energy. Mr. Marks holds a Bachelor of Science degree from Auburn University, with special emphasis in Environmental Science.

Miguel de Anquin - Director, Chief Operating Officer, and Corporate Secretary

Miguel de Anquin serves as Executive Vice President and President of World Wide Sales at Premier Power California since 2001. In his role at Premier Power California, Mr. de Anquin achieved company success in growing sales and profits. An accomplished corporate strategist, his strategic approach to building a business is reflected in his work as Director of Marketing for Nordic Information System and Next Information System. He was a Technology Advisor for General Electric and IBM and he developed the data security auditing system for Bank of America. At Premier Power California, Mr. de Anquin’s understanding of international opportunities, his vision and expertise in business performance have driven notable enterprise wide growth. Mr. de Anquin led Premier Power California’s expansion into international markets, and he has increased Premier Power California's profitability through brand revitalization that included major shifts in brand strategy, operations, marketing communications, and sales tactics. He has focused Premier Power California on data driven decision making processes that have separated Premier Power California from its competitors. He holds a Masters in Business Administration from the University of California at Davis and a Bachelor of Science degree in Computer Science from the Universidad de Belgrano in Buenos Aires, Argentina.

Teresa Kelley - Chief Financial Officer

Ms. Kelley was appointed Chief Financial Officer of the Company on October 24, 2008. Ms. Kelley has over 22 years of experience in corporate accounting and operations management. Prior to joining the Company, she served as Chief Financial Officer of Vista Point Technologies, a design and manufacturer of electronic components, since January 2007. Prior to working at Vista Point Technologies, from 1987 to January 2007, Ms. Kelley worked at Intel Corporation where she started as a financial analyst and later served in several management positions before becoming the Senior Controller of the Intel Networking business. Ms. Kelley has a B.S. in Business and an MBA from Santa Clara University.

Kevin Murray - Director

Mr. Murray was elected to the board of directors on December 8, 2008.  He is currently a Senior Vice President at the William Morris Agency (“WMA”), working primarily in its corporate consulting division, a position he has held since re-joining WMA in 2007 after serving twelve years in the California State Legislature.  From 1998 to 2006, Mr. Murray was a Senator in the California State Senate.  Concurrent to his directorship with the Company, Mr. Murray sits on the board of the Federal Home Loan Bank of San Francisco.  Mr. Murray graduated from California State University, Northridge with a degree in business administration and accounting and holds a Masters of Business Administration from Loyola Marymount University and a Juris Doctorate from Loyola Law School.

Robert Medearis - Director

Mr. Medearis was elected to the board of directors on December 8, 2008. He is currently retired as a management consultant and professor, and has been for the past 5 years, but he sits on the board of several private companies, including Solaicx, Inc., Geographic Expeditions, and Visual Network Design Inc., and the non-profit organization Freedom From Hunger. Mr. Medearis graduated from Stanford University with a degree in civil engineering and holds a Masters of Business Administration from the Harvard Graduate School of Business Administration.

Tommy Ross - Director

Mr. Ross was elected to the board of directors on March 18, 2009.  He is currently the President and Chief Executive Officer of Pinnacle Strategic Group, a business and political consulting firm.  From 2003 to 2008, he was employed at Southern California Edison, at which he served as Vice President of Public Affairs from 2007 to 2008.  Mr. Ross’ experience in the political arena also include holding positions to which he was appointed by California Governor Arnold Schwarzenegger, former California Governor Pete Wilson, and former California Governor Jerry Brown.  He is the former Chairman and founding member of the California African American Political Action Committee, a Lincoln Fellow at The Claremont Institute, and the founder, Chairman and President of The Research and Policy Institute of California.  Mr. Ross graduated from Claremont Men’s College with a degree in political science.

Family Relationships

           There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past five years:

•
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Board of Directors

Our board of directors is currently composed of five members. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one.

Board Committees; Director Independence

Our board of directors approved the charters for our audit committee and compensation committee on December 19, 2008.  The audit committee and compensation committee were formed on March 18, 2009.  The members of the audit committee are Kevin Murray, Robert Medearis, and Tommy Ross, and Mr. Medearis chairs the audit committee.  The members of the compensation committee are Kevin Murray, Robert Medearis, and Tommy Ross, and Mr. Murray chairs the compensation committee.

Three of the members of our board of directors - Kevin Murray, Robert Medearis, and Tommy Ross - are independent as defined by the SEC and the Nasdaq Capital Market.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Section 16(a) of the Exchange Act

We are not subject to reporting obligations under Section 16(a) of the Exchange Act as we are registered under Section 15(d) of the Exchange Act rather than Section 12(b) or Section 12(g).

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. A copy of the code of ethics is attached as Exhibit 14.1 to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 7, 2008.

EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2008, 2007, and 2006 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ( $)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ( $)		Total ($)
Dean R. Marks,	2008	$158,077	$—	$—	$—	$—	$—	$—		$158,077
Chairman of the	2007	$159,466	$1,344	$—	$—	$—	$—	$9,322	(1)	$170,132
Board, President,	2006	$122,308	$6,000	$—	$—	$—	$—	$6,009	(2)	$134,317
and Chief Executive Officer

Miguel de Anquin,	2008	$153,462	$—	$—	$—	$—	$—	$—		$153,462
Chief Operating	2007	$126,624	$1,344	$—	$—	$—	$—	$8,037	(3)	$136,005
Officer, former Chief Financial Officer, Corporate Secretary, and Director	2006	$120,000	$6,000	$—	$—	$—	$—	$5,902	(4)	$131,902

Teresa Kelley,	2008	$25,962	$—	$—	$—	$—	$—	$—		$25,962
Chief Financial	2007	$—	$—	$—	$—	$—	$—	$—		$—
Officer (5)	2006	$—	$—	$—	$—	$—	$—	$—		$—
_________________
(1)	The amounts shown in this column represent compensation earned under the 401(k) Plan.

(2)
The amounts shown in this column represent the following: (a) $50 as the dollar amount recognized for life insurance premiums paid for the named executive officer, and (b) $5,959 as compensation earned under the 401(k) Plan.

(3)
The amounts shown in this column represent the following: (a) $67 as the dollar amount recognized for life insurance premiums paid for the named executive officer, and (b) $7,970 as compensation earned under the 401(k) Plan.

(4)
The amounts shown in this column represent the following: (a) $50 as the dollar amount recognized for life insurance premiums paid for the named executive officer, and (b) $5,852 as compensation earned under the 401(k) Plan.

(5)	Ms. Kelley was appointed as our Chief Financial Officer on October 24, 2008.

Outstanding Equity Awards

There are no unexercised options, stock that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of the end of our last completed fiscal year.

Retirement Plans

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Premier Power California maintains a 401(k) plan that is tax-qualified for its employees, including its executive officers. Premier Power California does not offer employer matching with the 401(k) plan. The 401(k) plan does, however, offer a discretionary employer contribution at year end.

Potential Payments upon Termination or Change-in-Control

Except as described below under “Employment Agreements,” we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

The following are summaries of our employment agreements with our executive officers.

The Company entered into an Employment Agreement with Teresa Kelley on October 24, 2008 for her services as Chief Financial Officer. Ms. Kelley’s annual compensation is $150,000. She will receive an annual 20% bonus based on her efforts in helping the Company achieve the following targets: minimum growth revenue of 80% in the first year of her employment, 80% growth in the second year, 70% growth in the third year, and 60% growth in the fourth year (each growth revenue percentage which may be revised by the Company’s Chief Executive Officer over the term of Ms. Kelley’s office); annual EBITDA and net income in excess of the prior year’s EBIDTA and net income; net income margins in excess of 5%; and acquisitions to secure revenue growth, margin growth, and market share domestically and internationally.  These goals are closely monitored by the Chief Executive Officer and Board of Directors, and Ms. Kelley’s efforts will be measured by quarterly and annual performance evaluations by the Chief Executive Officer and Chief Operating Officer, except that Ms. Kelley’s efforts at helping the Company acquire other businesses will be measured quarterly by the Board of Directors, which will review her reports analyzing potential acquisitions. Ms. Kelley will also receive, for her first year of employment, 100,000 stock options to purchase the Company’s common stock, exercisable at a price equal to the closing price of the Company’s common stock on the day the Board approves the option issuance. Such stock options will vest 25% per year for each year of employment from the date of issue. For her second year of employment, Ms. Kelley will receive an additional 125,000 stock options to purchase the Company’s common stock, exercisable at a price equal to the closing price of the Company’s common stock on the day the Board approves the stock issuance. Such stock options will vest 33% per year for each year of employment from the date of issue. In the event of any sale, merger, acquisition of over 51% of the Company’s capital stock by a third party, or other change of control event, any stock options issued to Ms. Kelley under the Employment Agreement will be fully vested for such year.  If the Company terminates Ms. Kelley without cause after January 22, 2009, she is entitled to a 6 months’ severance payment.

The following are summaries of Premier Power California’s employment agreements with its executive officers.

Premier Power California entered into an Employment Agreement with Dean R. Marks on August 22, 2008 for his services as its President and Chief Executive Officer. Mr. Marks’ total annual salary is $180,000, and he is to receive additional compensation in the form of, and based on, the following: (i) 0.5% of Premier Power California’s annual earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in excess of $200,000 if Premier Power California’s annual EBITDA margin is less than 5%, and (ii) 1.5% of Premier Power California’s annual EBITDA in excess of $200,000 if Premier Power California’s annual EBITDA margin is greater than 5%, both forms of additional compensation of which is due to Mr. Marks within 90 days of Premier Power California’s fiscal year-end and which payments will be accelerated upon a sale of Premier Power California, merger involving Premier Power California, or public offering of Premier Power California’s securities. Mr. Marks is entitled to a severance payment of $180,000 upon termination by Premier Power California without cause if such termination occurs between December 31, 2008 and December 31, 2010, and a severance payment of $90,000 upon termination by Premier Power California without cause if such termination occurs between December 31, 2010 and the expiration of the agreement.  The term of the agreement is for five years. On August 22, 2008, Mr. Marks also entered into a Non-Disclosure and Non-Competition Agreement with Premier Power California in connection with his employment.

Premier Power California entered into an Employment Agreement with Miguel de Anquin on August 22, 2008 for his services as its Executive Vice President of Worldwide Operations. Mr. de Anquin’s total annual salary is $180,000, and he is to receive additional compensation in the form of, and based on, the following: (i) 0.5% of Premier Power California’s annual EBITDA in excess of $200,000 if Premier Power California’s annual EBITDA margin is less than 5%, and (ii) 1.5% of Premier Power California’s annual EBITDA in excess of $200,000 if Premier Power California’s annual EBITDA margin is greater than 5%, both forms of additional compensation of which is due to Mr. de Anquin within 90 days of Premier Power California’s fiscal year-end and which payments will be accelerated upon a sale of Premier Power California, merger involving Premier Power California, or public offering of Premier Power California’s securities. Mr. de Anquin is entitled to a severance payment of $180,000 upon termination by Premier Power California without cause if such termination occurs between December 31, 2008 and December 31, 2010, and a severance payment of $90,000 upon termination by Premier Power California without cause if such termination occurs between December 31, 2010 and the expiration of the agreement. The term of the agreement is for five years. On August 22, 2008, Mr. de Anquin also entered into a Non-Disclosure and Non-Competition Agreement with Premier Power California in connection with his employment.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Dean Marks (2)	$	―	$	―	$	―	$	―	$	―	$	―	$	―

Miguel de Anquin (2)	$	―	$	―	$	―	$	―	$	―	$	―	$	―

Kevin Murray		$2,500	$	―	$	―	$	―	$	―	$	―		$2,500

Robert Medearis		$2,500	$	―	$	―	$	―	$	―	$	―		$2,500

(1)
Reflects dollar amount expensed by the Company during applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R.  FAS 123R requires the Company to determine the overall value of the options as of the date of grant, and to then expense that value over the service period over which the option1 become exercisable (vested).  As a general rule, for time in service based options, the Company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.

(2)	This individual’s compensation as a director is reflected in the table above titled “Summary Compensation Table.”

On December 19, 2008, the Company entered into an Amended and Restated Agreement to Serve as Member of the Board of Directors (the “Murray Agreement”) with Kevin Murray for his services as director.  Pursuant to the terms of the Murray Agreement, Mr. Murray agreed to serve on the Board until October 15, 2011, such term being subject to re-election at our subsequent annual meeting of shareholders.  Mr. Murray is required to attend at least two Board meetings via teleconference and at least two Board meetings in person per year, and he will be compensated for his services to the Board with $1,250 for each Board meeting he attends via teleconference and $2,500 for each Board meeting he attends in person.  Mr. Murray will also receive 50,000 shares of the our common stock, par value $0.0001 per share (“Common Stock”), according to the following schedule: (i) 16,500 common stock shares after the first year of service on the Board, which shares will be issued to Mr. Murray even if the our shareholders fail to re-elect Mr. Murray at the first annual meeting of shareholders following Mr. Murray’s election to the Board, (ii) 16,500 common stock shares after the second year of service on the Board, and (iii) 17,000 common stock shares after the third year of service on the Board.

On December 19, 2008, the Company entered into an Amended and Restated Agreement to Serve as Member of the Board of Directors (the “Medearis Agreement”) with Robert Medearis for his services as a director.  Pursuant to the terms of the Medearis Agreement, Mr. Medearis agreed to serve on the Board until October 15, 2011, such term being subject to his re-election at the our subsequent annual meeting of shareholders.  Mr. Medearis is required to attend at least two Board meetings via teleconference and at least two Board meetings in person per year.  The Medearis Agreement further provides that Andrew Hargadon may attend up to 50% of the our Board meetings as Mr. Medearis’ designee, provided, however, that Mr. Medearis agreed that he would not delegate to Mr. Hargadon, and that he would personally perform, any and all of his business managerial duties and obligations as a director for the Company, including but not limited to any director voting decisions regarding the Company and its business.  Mr. Medearis will be compensated for his services with $1,250 for each Board meeting he attends via teleconference and $2,500 for each Board meeting he attends in person.  Mr. Medearis will also receive 50,000 shares of common stock according to the following schedule: (i) 16,500 common stock shares after the first year of service on the Board, which shares will be issued to Mr. Medearis even if our shareholders fail to re-elect Mr. Medearis to the Board at the first annual meeting of shareholders following Mr. Medearis’ election to the Board, (ii) 16,500 common stock shares after the second year of service on the Board, and (iii) 17,000 common stock shares after the third year of service on the Board.

On March 23, 2009, the Company entered into a Director Agreement (“Ross Agreement”) with Tommy Ross for his services as a director.  Pursuant to the terms of the Ross Agreement, Mr. Ross agreed to serve on the Board until March 11, 2011, such term being subject to re-election at our subsequent annual meeting of shareholders.  Mr. Ross is required to attend at least two Board meetings via teleconference and at least two Board meetings in person per year, and he will be compensated for his services to the Board with $1,250 for each Board meeting he attends via teleconference and $2,500 for each Board meeting he attends in person.  Mr. Ross will also receive 50,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), according to the following schedule: (i) 16,500 Common Stock shares after the first year of service on the Board, which shares will be issued to Mr. Ross even if our shareholders fail to re-elect Mr. Ross at the first annual meeting of shareholders following Mr. Ross’ election to the Board, (ii) 16,500 Common Stock shares after the second year of service on the Board, and (iii) 17,000 Common Stock shares after the third year of service on the Board.  We are required to maintain a Directors’ Errors and Omissions insurance policy (“D&O Policy”) insuring the entire Board, including Mr. Ross, for a policy amount of no less than $2,000,000, and in the event the D&O Policy coverage is insufficient to cover losses occasioned by actions of the Board, we also agreed to indemnify and hold Mr. Ross harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action that may arise as a result of his dutiful and responsible performance of his duties as a Board member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of September 22, 2009, for each of the following persons:

•	Each of our directors and each of the named executive officers in the “Management—Executive Compensation” section of this prospectus;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our common stock after the change of control transaction.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is 4961 Windplay Drive, Suite 100, El Dorado Hills, California 95762. The percentage of class beneficially owned set forth below is based on 29,050,250 shares of common stock outstanding on September 22, 2009.

Name and Position	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Shares of Common Stock Beneficially Owned (1)(2)
Dean R. Marks, Chairman of the Board, President, and Chief Executive Officer	11,234,415	(3)	38.7%

Miguel de Anquin, Chief Operating Officer, Corporate Secretary, and Director	6,744,638		23.2%

Teresa Kelley, Chief Financial Officer	200		*

Kevin Murray, Director	―		*

Robert Medearis, Director	―		*

Tommy Ross, Director	2,690	(4)	*

5% Stockholders:

Bjorn Persson	2,547,126		8.8%

Genesis Capital Advisors, LLC (5)	1,580,598		5.4%

Vision Opportunity Master Fund, Ltd. (6)	2,905,022	(7)	9.99	%(7)

All Executive Officers and Directors as a Group (6 persons)	17,981,943		61.9%

* Less than 1%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)
Pursuant to the terms of the Share Exchange Agreement dated September 9, 2008, we issued 24,218,750 shares of common stock, equal to approximately 93.1% of our issued and outstanding common stock as of the closing date of the Share Exchange. After the issuance of shares in connection with the closing of the Share Exchange, there were approximately 26,018,750 issued and outstanding shares of our common stock. Percentage totals may vary slightly due to rounding. Also, in connection with the closing of the Financing, we issued a total of 3,500,000 units (the “Units”) to one accredited investor, each Unit consisting of one share of our Series A Preferred Stock, one-half of one Series A Warrant, and one-half of one Series B Warrant. Each one share of Series A Preferred Stock will be convertible into one share of our Common Stock.   Each Series A Warrant and Series B Warrant entitle d the holder to purchase one share of our common stock at an exercise price of $2.50 and $3.00 per share, respectively, of our common stock. On June 16, 2009, all of the Series A Warrants and Series B Warrants held by this holder were cancelled by the Company.

(3)	This number includes 200 shares of Common Stock held by the shareholder’s wife.

(4)	This number includes an aggregate 1,270 shares of Common Stock held by the shareholder’s children and 370 shares of Common Stock held in the shareholder’s IRA account.

(5)	The address for this stockholder is 15760 Ventura Blvd., Suite 1550, Encino, CA 91436.

(6)
The address for this stockholder is c/o Citi Hedge Fund Services (Cayman) Limited, Cayman Corporate Centre, 27 Hospital Road, 5th Floor, Grand Cayman KY1-1109, Cayman Islands. Adam Benowitz, as the managing member of Vision Capital Advisors, LLC, the investment advisor to this stockholder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(7)
This number includes 2,178,000 shares of Common Stock and 471,359 shares of Common Stock issuable upon conversion of 471,359 shares of our Series A Preferred Stock, which are presently convertible. This number does not include (i) 3,028,641 shares of Common Stock underlying its shares of Series A Preferred Stock, (ii) 2,800,000 shares of Common Stock underlying its shares of Series B Preferred Stock, or (iii) 1,600,000 shares of Common Stock underlying an option to purchase such shares because each of these securities held by the stockholder contains a restriction on conversion or exercise, as the case may be, limiting such holder’s ability to convert or exercise to the extent that such conversion or exercise would cause the beneficial ownership of the holder, together with its affiliates, to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock as a result of a conversion or exercise. The stockholder may waive this limitation upon 61 days’ notice to the Company.  As of September 25, 2009, however, the Company has not received any such notice.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below are our related party transactions since January 1, 2008:

On July 11, 2008, Dean Marks transferred 18% of his 85% holdings of shares of common stock in Premier Power California to Miguel de Anquin. Following this transfer, Dean Marks and Miguel de Anquin held 67% and 33%, respectively, of the shares of common stock in Premier Power California.

On August 27, 2008, Bjorn Persson and Juan Ostiz each exchanged 100% of their interests in Premier Power Spain for shares of common stock in Premier Power California. On September 1, 2008, Dean Marks and Miguel de Anquin each exchanged 100% of their interests in Premier Power Spain and Bright Future for shares of common stock in Premier Power California. Following these transfers, Dean Marks, Miguel de Anquin, Bjorn Persson, and Juan Ostiz held approximately 54.1%, 30.7%, 12.6%, and 2.6%, respectively of the shares of common stock in Premier Power California, and Premier Power Spain and Bright Future became wholly owned subsidiaries of Premier Power California.

On September 9, 2008, in a share exchange transaction, we acquired a solar energy business based in California that specializes in solar integration, by executing the Exchange Agreement by and among the Company, Premier Power California, and the PPG Owners.

Under the Exchange Agreement, on the Closing Date, we acquired all of the outstanding shares of Premier Power California through the issuance of 24,218,750 shares of our common stock to the PPG Owners. Immediately prior to the Share Exchange, we had 1,800,000 shares of common stock outstanding, after taking account of our cancellation of 25,448,000 shares of our common stock held by Vision Opportunity Master Fund, which cancellation occurred concurrently with the Share Exchange. Immediately after the issuance of the shares to the PPG Owners, we had 26,018,750 shares of common stock issued and outstanding. As a result of the Share Exchange, the PPG Owners became our controlling stockholders, and Premier Power California became our wholly owned subsidiary. In connection with Premier Power California becoming our wholly owned subsidiary, we acquired the business and operations of the Premier Power Group, which became our principal business.

Concurrently with the closing of the Share Exchange and pursuant to a purchase and sale agreement, we sold all of the outstanding membership interests of our wholly owned subsidiary, Harry’s Trucking, LLC, a California limited liability company, to Haris Tajyar and Omar Tajyar in full satisfaction of related party cash advances and their indemnity with respect to the Company's prior business operations.

On June 16, 2009, we cancelled 3,500,000 warrants held by Vision Opportunity Master Fund, Ltd., a shareholder of the Company, pursuant to the terms of a Securities Purchase Agreement we entered into with Vision under which we sold Vision 2,800,000 shares of our Series B Convertible Preferred Stock. This cancellation resulted in the elimination of all our issued and outstanding warrants. We recorded $1,435,076 as a gain on share settled debt from this cancellation.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our certificate of incorporation and our bylaws, all as in effect upon the closing of the Share Exchange. This description is only a summary. The reader should also refer to our certificate of incorporation and bylaws that have been incorporated by reference or filed with the SEC as exhibits.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 is designated as Series A Convertible Preferred Stock (“Series A Preferred”) and 2,800,000 is designated as Series B Convertible Preferred Stock (“Series B Preferred”).

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders after distribution of assets to the holders of Series A Preferred.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designation of Preferences, Rights and Limitations (the “Series A Certificate”) of the Series A Convertible Preferred Stock (“Series A Preferred”) and is qualified in its entirety by reference to the Series A Certificate, which is attached as Exhibit 3.5 to our Current Report on Form 8-K filed September 11, 2008.

Voting Rights

Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Series A Preferred shall have no voting rights. As long as any shares of Series A Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series A Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5 of the Series A Certificate) senior to or otherwise pari passu with the Series A Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adver1ely affects any rights of the holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Conversion Rights

Conversion at the Holder’s Option

Each share of Series A Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of the Company’s common stock (subject to beneficial ownership limitations as set forth in Section 6(c) of the Series A Certificate) determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price (each as defined below).

Stated Value.  Each share of Series A Preferred shall have a stated value equal to $2.00.

Conversion Price.  The conversion price for the Series A Preferred shall equal $2.00, subject to adjustment as provided in the Series A Certificate.

Automatic Conversion

Upon a Qualified Public Offering (as defined below) all outstanding shares of Series A Preferred plus all accrued but unpaid dividends shall automatically be converted into shares of the Company’s common stock at the Conversion Price, subject to Section 6(c) of the Series A Certificate.

“Qualified Public Offering” means (i) a firm-commitment underwritten public offering for gross proceeds of not less than $25,000,000 and a public offering price of not less than $4.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Original Issue Date, as defined below) or (ii) a listing on any level of the Nasdaq Stock Market.

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred regardless of the number of transfers of any particular shares of Series A Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

Beneficial Ownership Limitation

Holders of our Series A Preferred are restricted from converting their shares of Series A Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company.  As of September 25, 2009, however, the Company has not received any such notice.

Redemption Rights

Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (A) with respect to the Triggering Events set forth in Sections 9(a)(iii), (v), (vi), (vii), (viii), (ix), (as to Changes of Control approved by the Board of Directors of the Corporation) and (x) (as to voluntary filings only), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 9(a)(i), (ii), (iv), (ix) (as to Changes of Control not approved by the Board of Directors of the Corporation), (x) (as to involuntary filings only), (xi) and (xii), either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter. The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”).  If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

“Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the failure of the initial Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 270 th calendar day after the Original Issue Date;

ii. if, during the Effectiveness Period, the effectiveness of the Conversion Shares Registration Statement lapses for more than an aggregate of sixty (60) calendar days (which need not be consecutive calendar days) during any twelve (12) month period, or the Holders shall not otherwise be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of sixty (60) calendar days (which need not be consecutive calendar days) during any twelve (12) month period;

iii. the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

iv. one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(b) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of thirty (30) calendar days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of a Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 270th calendar day after the Original Issue Date, which shall be covered by Section 9(a)(i));

v. the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five Trading days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of any Event (as defined in the Registration Rights Agreement) within five Trading days of the date due;

vi. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

vii. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within thirty (30) calendar days after the date on which written notice of such failure or breach shall have been delivered;

viii. the Corporation shall redeem more than a de minimis number of  Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers and directors of the Corporation, provided that, while any of the Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $100,000 from all officers and directors;

ix. the Corporation shall be party to a Change of Control Transaction;

x. there shall have occurred a Bankruptcy Event;

xi. the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than ten (10) Trading Days, which need not be consecutive Trading Days; or

xii. any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for greater than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty five (45) calendar days.

Adjustment for Stock Dividends and Stock Splits

If the Company, at any time while Series A Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other Common Stock Equivalents (as defined in Section 1 of the Series A Certificate, and, which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, Series A Preferred); (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

Adjustment for Subsequent Equity Sales

If, at any time while Series A Preferred is outstanding, the Company or any of its subsidiaries sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any common stock or Common Stock Equivalents (as defined in Section 1 of the Series A Certificate) entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the common stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then (i) as to any Dilutive Issuances that occur on or before the 24 month anniversary of the Original Issue Date (as defined above, and the Conversion Price shall be reduced to equal the Base Conversion Price and (ii) as to any Dilutive Issuances that occur after the 24 month anniversary of the Original Issue Date and until Series A Preferred is no longer outstanding, the Conversion Price shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock which the offering price for such Dilutive Issuance would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance (as defined in Section 1 of the Series A Certificate). If the Company enters into a Variable Rate Transaction (as defined in Section 4.12(b) of the Purchase Agreement), despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued common stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the holders in writing, no later than the business day following the issuance of any common stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

Adjustment for Subsequent Rights Offerings

If the Company, at any time while the Series A Preferred is outstanding, shall issue rights, options or warrants to all holders of common stock (and not to holders) entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the VWAP (defined in Section 1 of the Series A Certificate) on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Adjustment for Pro Rata Distributions

If the Company, at any time while the Series A Preferred is outstanding, distributes to all holders of common stock (and not to holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the common stock as determined by the board of directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of common stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

Adjustment for Fundamental Transactions

If, at any time while the Series A Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(e) and insuring that Series A Preferred (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Series B Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designation of Preferences, Rights and Limitations (the “Series B Certificate”) of the Series B Convertible Preferred Stock (“Series B Preferred”) and is qualified in its entirety by reference to the Series B Certificate, which is attached as Exhibit 3.1 to our Current Report on Form 8-K filed June 18, 2009.

Voting Rights

Except as otherwise provided in the Series B Certificate or by law, each holder of shares of Series B Preferred shall have no voting rights. As long as any shares of Series B Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series B Preferred or alter or amend the Series B Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5 of the Series B Certificate) senior to or otherwise pari passu with the Series B Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adver1ely affects any rights of the holders of Series B Preferred, (d) increase the number of authorized shares of Series B Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Conversion Rights

Conversion at the Holder’s Option

Each share of Series B Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of the Company’s common stock (subject to beneficial ownership limitations as set forth in Section 6(c) of the Series B Certificate) determined by dividing the Stated Value of such share of Series B Preferred by the Conversion Price (each as defined below).

Stated Value.  Each share of Series B Preferred shall have a stated value equal to $1.07143.

Conversion Price.  The conversion price for the Series B Preferred shall equal $1.07143, subject to adjustment as provided in the Series B Certificate.

Automatic Conversion

Upon a Qualified Public Offering (as defined below) all outstanding shares of Series B Preferred plus all accrued but unpaid dividends shall automatically be converted into shares of the Company’s common stock at the Conversion Price, subject to Section 6(c) of the Series B Certificate.

“Qualified Public Offering” means (i) a firm-commitment underwritten public offering for gross proceeds of not less than $25,000,000 and a public offering price of not less than $4.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Original Issue Date, as defined below) or (ii) a listing on any level of the Nasdaq Stock Market.

“Original Issue Date” means the date of the first issuance of any shares of the Series B Preferred regardless of the number of transfers of any particular shares of Series B Preferred and regardless of the number of certificates which may be issued to evidence such Series B Preferred.

Beneficial Ownership Limitation

Holders of our Series B Preferred are restricted from converting their shares of Series B Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company.  As of September 25,  2009, however, the Company has not received any such notice.

Adjustment for Stock Dividends and Stock Splits

If the Company, at any time while Series B Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other Common Stock Equivalents (as defined in Section 1 of the Series B Certificate, and, which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, Series B Preferred); (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

Adjustment for Subsequent Rights Offerings

The Company shall not, at any time while Series B Preferred is outstanding, issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date without issuing the same rights, options or warrants to all Series B Preferred holders on an as-converted to Common Stock basis.

Adjustment for Pro Rata Distributions

The Company shall not, at any time while Series B Preferred is outstanding, distribute to all holders of Common Stock (and not to holders of Series B Preferred) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 7(b) of the Series B Certificate) without distributing evidences of such indebtedness or assets or rights or warrants to Holders on an as-converted to Common Stock basis.

Adjustment for Fundamental Transactions

If, at any time while the Series B Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series B Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series B Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series B Preferred following such Fundamental Transaction.

Registration Rights

We agreed to undertake the filing of this prospectus and related registration statement to register for resale the following: (i) 3,500,000 shares of common stock that may be issued upon the conversion of the Series A Convertible Preferred Stock, (ii) 1,580,598 shares of common stock issued to Genesis Capital Advisors, LLC, which were issued as part of the Share Exchange, (iii) 1,600,000 shares of common stock, and (iv) 1,600,000 share of common stock underlying an option to purchase such shares, except that if the SEC sets forth a limitation on the number of securities permitted to be registered, then the number of shares registered for resale will be reduced pro rata among the selling security holders with regard to the aggregate number of initial registrable securities held by such holder at the time of filing of the registration statement.  In the event that the registration statement is not declared effective by the SEC within 180 calendar days following the closing of the Financing (or, in the event of a “full review” of the registration statement by the SEC, 360 calendar days after such closing) (the “Required Effective Date”), then we will be required to issue additional shares of Common Stock (the “Late Registration Shares”) to the investor in our September 9, 2008 Financing in an amount equal to 1% of the total shares of Common Stock into which the total number of shares of Series A Preferred then held by such investor is convertible for each 30 calendar day period until the registration statement is declared effective by the SEC, provided, however, that in no event shall the Late Registration Shares, if any, exceed in the aggregate, 12% of such shares purchased. As of September 25, 2009, we owe to the Investor 78,167 shares of our common stock as Late Registration Shares. None, however, have been issued to date as the full amount of shares owed as "Late Registration Shares" has yet to be determined since the end of the calculation period, which is the date on which this registration statement is declared effective by the SEC, is not determinable at this time.

Up to an additional 20% of the shares being registered by this registration statements that are required to be registered pursuant to the Registration Rights Agreement, as amended, will be registered in the future pursuant to Rule 416 under the Securities Act of 1933, as amended, on the occurrence of an event that is covered by Rule 416.

Registration of these shares of Common Stock upon exercise of these registration rights would result in the holders being able to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective. We will pay all registration expenses related to any registration.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

On January 3, 2008, our shares of common stock commenced trading on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “HARY.” On September 8, 2008, in connection with our name change that went effective September 5, 2008, our symbol changed to “PPRW.”

The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and interim periods, as reported by the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	Low		High
2009
Quarter ended June 30, 2009		$3.50		$4.37
Quarter ended March 31, 2009		2.00		4.50

2008
Quarter ended December 31, 2008		$2.25		$5.05
Quarter ended September 30, 2008*		4.05		5.90
Quarter ended June 30, 2008		*		*
Quarter ended March 31, 2008		*		*

2007
Quarter ended December 31, 2007	$	*	$	*
Quarter ended September 30, 2007		*		*
Quarter ended June 30, 2007		*		*
Quarter ended March 31, 2007		*		*

* Our Common Stock had no active trading market until September 12, 2008.

The last reported closing sales price for shares of our common stock was $4.00 per share on the Over-The-Counter Bulletin Board on September 24, 2009.

Holders

As of September 22, 2009, we had approximately 50 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent.

Transfer Agent

Our transfer agent is Computershare located at 350 Indiana Street, Suite 800, Golden, Colorado, and their telephone number is (303) 262-0600.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).”

Charter Provisions and Other Arrangements of the Registrant

We have adopted the following indemnification provisions in our certificate of incorporation for our officers and directors:

“The corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.”

We also have a $2,000,000 director’s and officer’s liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Premier Power Renewable Energy, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The Company’s filings are also available on the SEC’s internet site at http://www.sec.gov.

Premier Power Renewable Energy, Inc.
Index to Consolidated Financial Statements

Pages

Financial Statements of Premier Power Renewable Energy, Inc.

Condensed Consolidated Balance Sheets as of June 30, 2009 (unaudited) and December 31, 2008	F-2

Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2009 and June 30, 2008 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2009 and June 30, 2008 (unaudited)	F-5

Condensed Consolidated Statements of Shareholders’ Equity for the Six Months Ended June 30, 2009 (unaudited)	F-4

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-20

Consolidated Statements of Operations for the Years Ended December 31, 2008 and 2007	F-21

Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2008 and 2007	F-22

Consolidated Statements of Cash Flows for the Years Ended December 31, 2008 and 2007	F-23

Notes to the Consolidated Financial Statements	F-24

Financial Statements of Rupinvest Sarl

Financials Statements of Premier Power Italy S.p.A. (formerly ARCO Energy, SRL)

Report of Independent Certified Public Accountant

Balance Sheets as of December 31, 2008 and June 30, 2009 (unaudited)	F-47

Statements of Operations for the Period from January 23, 2008 (inception) to December 31, 2008 and for the Six Months Ended June 30, 2009 and June 30, 2008 (unaudited)	F-48

Statements of Cash Flows for the Period from January 23, 2008 (inception) to December 31, 2008 and for the Six Months Ended June 30, 2009 and June 30, 2008 (unaudited)	F-49

Statement of Members’/Shareholder’s Equity for the period from January 23, 2008 (inception) to December 31, 2008 (audited) and for the Six Months Ended June 30, 2009 (unaudited)	F-50

Notes to Financial Statements	F-51

Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2009	F-53

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2009	F-54

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008	F-55

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements	F-56

PREMIER POWER RENEWABLE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,552,347	$5,770,536
Accounts receivable, net of allowance for doubtful accounts of
$18,000 at June 30, 2009 and December 31, 2008	2,109,961	4,767,653
Accounts receivable, other	1,580,063	-
Inventory	2,336,292	1,424,910
Prepaid expenses and other current assets	75,064	259,328
Costs and estimated earnings in excess of billings
on uncompleted contracts	965,683	235,929
Sales tax receivable	161,933	93,775
Deferred tax assets	262,709	228,835
Total current assets	11,044,052	12,780,966

Property and equipment, net	469,832	474,905
Intangible assets	925,258	1,048,420
Goodwill	483,496	483,496
Deferred tax assets, long-term	1,150,074	24,867
Total assets	$14,072,712	$14,812,654

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,028,788	$3,707,141
Accrued liablilities	1,114,186	1,368,018
Billings in excess of costs and estimated earnings
on uncompleted contracts	523,599	1,206,403
Taxes payable	177,113	184,470
Borrowings, current	161,754	38,311
Total current liabilities	4,005,440	6,504,343

Borrowings, non-current	432,816	92,407
Deferred tax liabilities, long-term	343,279	343,279
Total liabilities	4,781,535	6,940,029

Shareholders' equity:
Series A convertible preferred stock, par value $.0001 per share: 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000
shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	350	350
Series B convertible preferred stock, par value $.0001 per share: 2,800,000 and 0
shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	280	-
Common stock, par value $.0001 per share; 500,000,000 shares authorized;
26,048,750 and 26,048,750 shares issued and outstanding at
June 30, 2009 and December 31, 2008, respectively	2,605	2,605
Additional paid-in-capital	17,865,197	7,542,064
Retained earnings (accumulated deficit)	(8,493,037)	369,296
Accumulated other comprehensive loss	(84,218)	(41,690)
Total shareholders' equity	9,291,177	7,872,625
Total liabilities and shareholders' equity	$14,072,712	$14,812,654

 The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND JUNE 30, 2008

	For Six Months ended June 30
	2009	2008
	(unaudited)	(unaudited)

Net sales	$8,907,699	$17,988,817
Cost of sales	(8,000,654)	(15,269,775)
Gross profit	907,045	2,719,042

Operating expenses:
Sales and marketing	1,372,304	995,376
General and administrative	2,402,741	912,490
Total operating expenses	3,775,045	1,907,866

Operating (loss) income	(2,868,000)	811,176

Other income (expense):
Interest expense	(8,170)	(39,045)
Change in fair value of financial instruments	2,183,498	-
Interest income	28,438	21,817
Total other income (expense), net	2,203,766	(17,228)

Income (loss) before income taxes	(664,234)	793,948

Income tax benefit (expense)	1,126,487	(204,336)

Net income (loss) before minority interest	462,253	589,612

Minority interest	-	(315,043)

Net income (loss)	$462,253	$274,569

Earnings Per Share:

Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted Average Shares Outstanding:

Basic	26,048,750	21,159,451
Diluted	30,256,711	21,159,451

 The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2009

	Common Stock		Series A - Preferred Stock		Series B - Preferred Stock		Additional Paid	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Unaudited
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit)	Income (Loss)	Total

Balance December 31, 2008	26,048,750	$2,605	3,500,000	$350	-	$-	$7,542,064	$369,296	$(41,690)	$7,872,625

Cumulative effect of adjustment upon adoption of EITF 07-5							(1,793,987)	(9,324,586)		(11,118,573)
Balance January 1, 2009	26,048,750	2,605	3,500,000	350			5,748,077	(8,955,290)	(41,690)	(3,245,948)

Net income								462,253		462,253
Foreign currency translation adjustment									(42,528)	(42,528)
Comprehensive income										419,725
Employee stock compensation							289,540			289,540
Cost related to share registration							(107,216)			(107,216)
Gain on settlement of warrant liability							1,435,076			1,435,076
Issuance of series B convertible preferred stock					2,800,000	280	10,499,720			10,500,000

Balance June 30, 2009 (unaudited)	26,048,750	$2,605	3,500,000	$350	2,800,000	$280	$17,865,197	$(8,493,037)	$(84,218)	$9,291,177

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND JUNE 30, 2008

	June 30, 2009	June 30, 2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$462,253	$274,569
Minority interest	-	315,043
Net income before minority interest	462,253	589,612
Adjustments to reconcile net income provided by
(used in) operating activities:
Employee stock compensation	289,540	-
Depreciation and amortization	202,038	49,228
Warrants fair value adjustment	(2,183,498)	-
Changes in operating assets and liabilities:
Accounts receivable	2,661,396	(466,390)
Accounts receivable, other	(1,580,063)	-
Sales tax receivable	(64,707)	-
Inventory	(886,385)	302,421
Prepaid expenses and other assets	184,243	(185,860)
Costs and estimated earnings in excess of billings
on uncompleted contracts	(706,207)	(2,305,045)
Accounts payable	(1,726,141)	164,905
Accrued liablities	(247,887)	408,249
Billings in excess of costs and estimated earnings
on uncompleted contracts	(663,078)	467,445
Taxes payable	(7,022)	-
Deferred taxes	(1,159,080)	189,985
Net cash used in operating activities	(5,424,598)	(785,450)

Cash flows from investing activities:
Acquisition of property and equipment	(74,562)	(26,411)
Proceeds from sale of property and equipment	-	999
Distribution	-	(62,000)
Net cash used in investing activities	(74,562)	(87,412)

Cash flows from financing activities:
Principal payments on borrowings	(27,587)	(24,176)
Proceeds from line of credit	138,710
Proceeds from borrowings	346,775	500,000
Proceeds from issuance of series B preferred stock	3,000,000	-
Repayment from shareholders	-	23,458
Cost related to share registration	(107,216)	-
Net cash provided by financing activities	3,350,682	499,282

Effect of foreign currency	(69,711)	23,150
Decrease in cash and cash equivalents	(2,218,189)	(350,430)
Cash and cash equivalents at begining of period	5,770,536	1,278,651
Cash and cash equivalents at end of period	$3,552,347	$928,221

Supplemental cash flow information:
Non-cash investing and financing activities:
Warrant liability settled with equity	$8,935,076	$-
Issuance of notes to acquire equipment	$-	$62,983

Interest paid	$8,170	$39,553
Taxes paid	$39,345	$13,800

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.	ORGANIZATION AND NATURE OF BUSINESS

Premier Power Renewable Energy, Inc., a Delaware corporation (the “Parent”), and its subsidiaries, Premier Power Renewable Energy, Inc., a California corporation (Premier Power California), Bright Future Technologies, LLC (Bright Future), and Premier Power Sociedad Limitada (Premier Power Spain) (collectively the “Company”) design, engineer, and install photovoltaic systems in the United States and Spain.

Prior to September 9, 2008, Premier Power California and Bright Future were wholly owned by a common shareholder group. That same shareholder group was deemed to exercise control over Premier Power Spain through a 51% ownership interest, management control, and the absence of disproportionate voting rights. On September 1, 2008, that shareholder group exchanged their interests in Premier Power Spain for shares of common stock of Premier Power California. On August 27, 2008, the holders of the 49% minority interest in Premier Power Spain exchanged their interests in Premier Power Spain for shares of common stock of Premier Power California. A summary of the fair value of the acquired tangible and intangible assets and liabilities held by the 49% minority interest is as follows:

Fair value of shares exchanged	$1,489,234
Tangible assets acquired	$(1,033,603)
Amortizing intangible assets acquired	$(1,110,001)
Liabilities assumed	$1,137,866
Goodwill	$483, 496

As of December 31, 2008, the Company completed the process of valuing the acquired assets and liabilities.  There were no material adjustments to the initial allocation of the acquisition price as a result of the completion of this process.

The historical financial statements of the Company prior to September 9, 2008 present its financial position, results of operations, and cash flows on a combined basis.

Pursuant to a reverse acquisition between the Parent (formerly “Harry’s Trucking, Inc.”) and Premier Power California that closed on September 9, 2008, the shareholders of Premier Power California exchanged 100% of their interests for an aggregate 24,218,750 shares of the Parent’s common stock.

Subsequent to the merger, the former shareholders of Premier Power California held approximately 87% of the outstanding common stock of the Company. The merger was considered to be a reverse acquisition accounted for as a recapitalization. Premier Power California was considered to be the accounting acquirer and the historical financial statements of the Company are those of Premier Power California. The outstanding shares, members’ equity and earnings per share in the historical financial statements have been restated to give effect to the shares of common stock issued to the controlling shareholders.

Concurrently with the closing of the share exchange on September 9, 2008, we raised $7,000,000 in a private placement financing (the “Financing”) by issuing a total of 3,500,000 units (the “Units”), with each Unit consisting of one share of our Series A Convertible Preferred Stock, one-half of one Series A Warrant, and one-half of one Series B Warrant to the investor at $2.00 per Unit.

On June 16, 2009, we entered into a Securities Purchase Agreement with Vision Opportunity Master Fund, Ltd. (“Vision”) under which we sold to Vision 2,800,000 shares of Series B Convertible Preferred Stock (Series B), (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of 3,500,000 warrants held by Vision, and $3,000,000 in cash.  The cancellation of warrants resulted in the elimination of all our issued and outstanding warrants.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

On July 31, 2009, we closed the acquisition of 100% of the issued and outstanding equity ownership of Rupinvest Sarl, a corporation duly organized and existing under the laws of Luxembourg (“Rupinvest”) from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”) (the “Closing”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its wholly owned subsidiary, Acro Energy Srl (“Premier Power Italy”), a private limited liability company organized under the laws of Italy.  The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the Closing, Rupinvest was the wholly owned subsidiary of Esdras.  We acquired 100% of the issued and outstanding equity ownership interest in Rupinvest from Esdras in exchange for: (a) a cash payment by us to Esdras in the amount of twelve thousand five hundred euros (€12,500, or approximately $18,292); (b) a capital investment in the amount of one million, one hundred and twenty five thousand Euros (€1,125,000, or approximately $1,580,063); and (c) the potential transfer to Esdras of up to 3,000,000 shares of our restricted common stock, with the number of shares to be transferred, if any, to be calculated based on sales by Premier Power Italy over a three-year period.  We opened escrow for the Rupinvest acquisition on July 9, 2009 under an Escrow Agreement, which was subsequently amended on July 22, 2009 and July 30, 2009.  Capita Trust Company Limited, a private limited company incorporated in England and Wales (the “Escrow Agent”), acted as escrow agent and held in escrow the deliverables by each party for the transaction.  We acknowledged that Esdras fulfilled its obligation to transfer one thousand two hundred and fifty (1,250) shares of Rupinvest’s capital stock, which represents 100% of the issued and outstanding shares of Rupinvest’s capital stock (the “Rupinvest Shares”), to us by delivering the Rupinvest Shares to us directly and not by means of the escrow.  Esdras waived our obligation to deliver twelve thousand five hundred Euros (€12,500, or approximately $18,292) to the Escrow Agent.  We delivered to the Escrow Agent the stock certificate evidencing 3,000,000 shares of restricted common stock, par value $0.0001 per share, which certificate is registered in the name of the Escrow Agent’s custodial delegate and will be held in escrow until their release pursuant to disbursement terms set forth in the Escrow Agreement. Pursuant to a Waiver and Second Amendment, which acted as the second amendment to the Escrow Agreement and which was entered into on July 30, 2009, the parties waived certain other escrow deliverables that Rupinvest and Premier Power Italy were required to deliver.  The parties also agreed that the Waiver and Second Amendment constituted written notice on behalf of the Company, Rupinvest, and Esdras to the Escrow Agent that the closing deliveries that we, Rupinvest, Premier Power Italy, and Esdras were required to deliver pursuant to the Share Exchange Agreement and the Escrow Agreement, as amended, either have been made or waived pursuant to Section 4.1 of the Escrow Agreement.  Following the Closing, we conduct operations in Italy through Premier Power Italy.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the financial statements and related notes to the financial statements of Premier Power Renewable Energy, Inc. (the “Company”) for the years ended December 31, 2008 and 2007 appearing in the Company’s Form 10-K filed with the Securities and Exchange Commission on May 6, 2009. The June 30, 2009 and 2008 unaudited interim condensed consolidated financial statements on Form 10-Q have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for smaller reporting companies. Certain information and note disclosures normally included in the annual financial statements on Form 10-K have been condensed or omitted pursuant to those rules and regulations, although the Company’s management believes the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operation for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

The consolidated financial statements include the accounts of Premier Power Renewable Energy, Inc., and its subsidiaries. Intercompany balances, transactions and cash flows are eliminated on consolidation.  Given that our acquisition of Rupinvest did not close by June 30, 2009, the financial statements are not inclusive of that subsidiary’s results.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include the allowance for doubtful accounts, warranty reserves, revenue recognition, the estimated useful life of property and equipment, the valuation of derivative instruments and income taxes. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand or in the bank and short-term investment securities with remaining maturities of 90 days or less at date of purchase.

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company had $2,979,022 in cash in bank accounts at June 30, 2009 in excess of deposit insurance limits.

Concentrations and Credit Risk– The Company had two customers each accounting for more than 10% of the Company’s sales for the three months ended June 30, 2009 that in the aggregate accounted for 22.3% of the Company’s sales during the quarter.  One customer accounted for 26% of the Company’s sales for the three months ended June 30, 2008.  The Company had two customers that each accounted for 14 % of the Company’s sales for the six months ended June 30, 2009. One customer accounted for 30% of the Company’s revenues for the six months ended June 30, 2008.   Accounts receivable primarily consist of trade receivables and amounts due from state agencies and utilities for rebates on solar systems installed.  At June 30, 2009, the Company had two customers that accounted for 15%, and 13% of the Company’s accounts receivables, respectively.  At December 31, 2008, the Company had four customers that accounted for 27%, 13%, 11% and 10% of the Company’s accounts receivables, respectively.  The Company monitors account balances and follows up with accounts that are past due as defined in the terms of the contract with the customer. To date, the Company’s losses on uncollectible accounts receivable have been immaterial. The Company maintains an allowance for doubtful accounts receivable based on the expected collectability of its accounts receivable. The allowance for doubtful accounts is based on assessments of the collectability of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased. The allowance for doubtful accounts was $18,000 and $18,000 as of June 30, 2009 and December 31, 2008, respectively.

The Company purchases its solar panels from a limited number of vendors, but believes that in the event it is unable to purchase solar panels from these vendors, alternative sources of solar panels will be available.

Inventory - Inventories, consisting primarily of raw materials, are recorded using the average cost method and are carried at the lower of cost or market.

Property and Equipment - Property and equipment with a value greater than $2,000 are recorded at cost and depreciated using the straight-line method over estimated useful lives of 5 years, or in the case of leasehold improvements, the lease term, if shorter. Maintenance and repairs are expensed as they occur.

Stock-Based Compensation - The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and generally recognizes the costs in the financial statements over the employee requisite service period.  Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Revenue Recognition - Revenue on photovoltaic system installation contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines its customer’s credit worthiness at the time an order is accepted. Sudden and unexpected changes in a customer’s financial condition could put recoverability at risk.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

Advertising - The Company expenses advertising costs as they are incurred. Advertising costs were $398,465 and $219,148 for the six months ended June 30, 2009 and 2008, respectively.

Product Warranties - Prior to January 1, 2007, the Company provided a five year warranty covering the labor and materials associated with its installations. Effective January 1, 2007, the Company changed the coverage to generally be ten years in the U.S. and to one year in Spain for all contracts signed after December 31, 2006. Solar panels and inverters are warranted by the manufacturer for 25 years and 10 years, respectively. Activity in the Company’s warranty reserve for the six months ended June 30, 2008 and June 30, 2009 was as follows:
	Six Month Ended	Six Month Ended
	June 30, 2009	June 30, 2008
Balance at beginning of period	$367,250	$172,002

Warranty expense	133,141	108,721

Less: Warranty claims	(232,834)	(2,353)

Balance at end of period	$267,557	$278,370

Foreign Currency -Premier Power Spain’s functional currency is the Euro. Its assets and liabilities are translated at year-end exchange rates, except for certain non-monetary balances, which are translated at historical rates. All income and expense amounts of Premier Power Spain are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net income but are accumulated in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in the determination of net income (loss) in the period in which they occur. For the six months ended June 30, 2009 and 2008, the foreign currency transaction loss was $84,218 and $29,429, respectively.

Minority Interest – The minority interest reflected in the statement of operations represents the 49% shareholdings of the non-controlling shareholders in the Company’s Spanish operations, Premier Power Spain. Concurrent with the reverse merger, these shareholdings were converted into shares of the Company’s stock and no longer reported as a minority interest effective September 9, 2008.

Earnings per Share – Earnings per share is computed in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, as adjusted for the dilutive effect of the Company’s outstanding convertible preferred shares using the “if converted” method and dilutive potential common shares. For the six months ended June 30, 2008, there were no potential dilutive common shares outstanding.   For the six months ended June 30, 2009, potentially dilutive securities included warrants and convertible preferred stock. Potential dilutive common shares of 3,531,111 were excluded from the computation of diluted loss per share as their effect would be anti-dilutive.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008
Net Income	462,253	274,569
Earnings Per Share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01
Weighted Average Shares Outstanding:
Basic	26,048,750	21,159,451
Diluted effect of convertible preferred stock, series A	3,500,000	-
Diluted effect of warrants, series A and B	490,183	-
Diluted effect of convertible preferred stock, series B	217,778	-
Diluted	30,256,711	21,159,451

On December 19, 2008, the board of directors approved the Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan (the “Incentive Plan”).  All of the Company’s employees, officers, and directors, and those consultants who (i) are natural persons and (ii) provide bona fide services to the Company not connected to a capital raising transaction or the promotion or creation of a market for our securities are eligible to be granted options or restricted stock awards under the Incentive Plan.  In January 2009, the Company granted stock options for 1,142,479 shares of its common stock to eligible persons.   In July 2009, the Company issued 3,000,000 shares to the escrow agent in the Rupinvest acquisition, which shares are contingent consideration for the purchase from Esdras.

Comprehensive Income (Loss)- Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income (loss) and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income (loss), as defined, includes all changes in equity during the period from non-owner sources, such as foreign currency translation adjustments.

Income Taxes – The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all of a deferred tax asset will not be realized.

Prior to September 2008, the Company was not subject to federal income tax. For the six months ended June 30, 2009, the Company recorded approximately $(959,322), $(168,274), and $1,109, in federal, state, and foreign income tax (benefit) expense, respectively.  For the six months ended June 30, 2008, the Company recorded $(3,000) and $207,000 in state and foreign income tax expense, respectively.  Deferred tax assets of $1,412,783 at June 30, 2009 consists primarily of the tax benefit associated with federal and state net operating loss carryforwards of $2,602,605.

Effective September 1, 2008, the Company adopted Financial Accounting Standards Interpretation FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  As a result of the implementation of FIN 48, the Company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods, and no corresponding change in retained earnings.   As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits as of the September 2008 adoption date and at June 30, 2009. Also, the Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective tax rate.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. As of June 30, 2009, the Company had no amount accrued for the payment of interest and penalties related to unrecognized tax benefits and no amounts as of the adoption date of FIN 48.

Premier Power Spain is organized under the laws of Spain and is subject to federal and provincial taxes.

Recently Issued Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”)  No. 157, "Fair Value Measurement" ("FAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008.  The adoption of FAS 157 for financial assets and liabilities did not have a material impact on the Company's consolidated financial statements.  The adoption of FAS 157 for non-financial assets did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option forFinancial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The adoption of FAS 159 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's consolidated financial statements will be determined in part by the nature and timing of any future acquisitions completed.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, FAS 160 eliminates the diversity that currently exists in accounting from transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The adoption of FAS 160 did not have an effect on the Company or on the results of operations, cash flows or financial position.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

 In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”   (“FAS 161”), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. The Company adopted FAS 161 effective beginning January 1, 2009. The adoption of FAS 161 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” The FSP amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FAS No. 142, “Goodwill and Other Intangible Assets.” The FSP must be applied prospectively to intangible assets acquired after the effective date. The adoption of the FSP did not have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued FAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). This statement became effective on November 15, 2008 which is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments of AU Section 411, “The Meaning of Presents Fairly in Conformity with Generally Accepted Accounting Principles.”  The adoption of FAS 162 did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue 07-5 (EITF 07-5), "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock.”  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions.  It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments.  EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years.  See Note 8 for additional information.

In April 2009, FASB issued FSP 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (collectively “FSP/APB”) which increases the frequency of fair value disclosures to a quarterly instead of annual basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on an entity’s balance sheet at fair value. FSP/APB is effective for interim and annual periods ending after June 15, 2009. The adoption of this FSP/APB did not have a material impact on results of operations, cash flows or financial position.

In May 2009, FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, SFAS 165 sets forth (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company evaluated subsequent events through the date the Quarterly Report on Form 10-Q was issued on August 14, 2009. SFAS 165 is effective for interim or annual financial reporting periods ending after June 15, 2009. The adoption of FAS 165 did not have a material impact on results of operations, cash flows or financial position.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

In May 2009, the FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” FASB Staff Position No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The adoption of APB 14-1 did not have a material effect on our consolidated financial statements.

3.	INTANGIBLE ASSETS

Intangibles consist of amortizing intangibles and goodwill. At June 30, 2009 and December 31, 2008, such amounts were as follows:

Amortizing Intangibles	June 30, 2009	December 31, 2008
Trademark	$790,613	$865,106
Employee contract	134,645	157,086
Backlog		26,228
Subtotal	925,258	1,048,420
Goodwill	483,496	483,496
Total	$1,408,754	$1,531,916

There were no intangible assets at June 30, 2008.   Amortization periods for the intangibles are as follows: trademark – 17 years, employee contract – 2 years, and backlog – 6 months. Amortization for the six months ended June 30, 2009 was $123,162. Accumulated amortization was $184,743 at June 30, 2009.

4.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2009	December 31, 2008

Equipment	$141,191	$203,628
Furniture and computers	157,707	59,194
Vehicles	542,927	504,546
	841,825	767,368
Less: accumulated depreciation	(371,992)	(292,463)
	$469,833	$474,905

Depreciation expense was $78,530 and $49,228 for the six months ended June 30, 2009 and 2008, respectively.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following:
	June 30, 2009	December 31, 2008

Payroll	$330,996	$477,163
Warranty reserve	267,557	367,250
401K plan	35,532	20,000
Sales and local taxes	84,390	301,938
Workers compensation insurance	20,000	20,000
Accrued subcontractors	213,814	79,002
Other operational accruals	161,897	102,665
Total	$1,114,186	$1,368,018

6.	BORROWINGS

Borrowings consist of notes payable and lines of credit.

Notes Payable

Notes payable were $455,860 and $130,718 at June 30, 2009 and December 31, 3008, respectively.  Notes payable of $109,085 are secured by vehicles and have maturities through 2014.   The annual interest rates on the notes range from 2.9% to 6.4%. Premier Power Spain has an unsecured loan for $346,775 with Instituto de Crédito Oficial as of June 30, 2009, with the first payment due on December 18, 2010 and each additional payment due six months thereafter until June 18, 2013, which is the last payment due date.  Payment amounts are $86,693. The future principal payments on these notes as of June 30, 2009 are as follows:

2009	$161,754
2010	141,603
2011	141,948
2012	137,043
2013	7,149
2014	5,072
$594,570

Lines of Credit

On July 13, 2009, we entered into a loan agreement with Umpqua Bank, an Oregon corporation, for a line of credit of up to $12 million, maturing on July 13, 2011.  The loan agreement provides for an initial line of credit of $7 million, provided, however, that we may request no more than twice prior to the maturity date that the line of credit be increased to an amount not to exceed $12 million in the event we acquire another subsidiary and require additional working capital for such subsidiary.  The line of credit is secured by our assets and by the assets of Premier Power California, Bright Future, and Premier Power Spain.  The line of credit bears interest at the prime rate, provided, however, that the interest rate will not be less than five percent (5%) per annum.  At August 14, 2009, the interest rate was 5%.  As of August 14, 2009, there is $1,700,000 outstanding under our agreement with Umpqua Bank.

At June 30, 2009, Premier Power Spain had an unsecured line of credit for $138,710, which has interest terms of Euribor + 1 and is due in full on August 25, 2009.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

7.	COMMITMENTS AND CONTINGENCIES

Premier Power Spain is party to a non-cancelable lease for operating facilities in Madrid, Spain, which expires in 2010. Premier Power California is party to a non-cancelable lease for operating facilities in Redlands, California, which expires in 2010.  These leases provide for annual rent increases tied to the Consumer Price Index. The leases require the following payments as of June 30, 2009, subject to annual adjustment, if any:

2009	$56,039
2010	25,909

Total	$81,948

8.	DERIVATVE INSTRUMENT

On January 1, 2009, the Company adopted EITF 07-5, Determining Whether an Instrument (or embedded Feature) is Indexed to an Entity’s Own Stock. As part of the adoption of EITF 07-5, the Company determined that its warrants are not indexed to its stock as a result of the basis of an exercise price reset that occurs when the Company sells its common stock at a lower price, even if such price is at fair value. Thus, the value of the warrants has been recorded as a liability.

The Company recorded a warrant liability in the amount of $11,118,573 upon adoption of EITF 07-5.  The Company determined the fair value of the warrant liability to be $9,643,348 as of March 31, 2009 and $8,935,076 as of June 16, 2009, immediately prior to retiring the warrants.  As a result of the changes in fair value, the Company recorded income of $708,272 and $2,183,498 for the three and six months ended June 30, 2009, respectively.

On June 16, 2009, when the Company entered into a Securities Purchase Agreement with Vision Opportunity Master Fund, Ltd. (“Vision”), the terms of the agreement canceled 3,500,000 warrants held by Vision. The cancellation of warrants resulted in the elimination of all our issued and outstanding warrants.  As a result of the cancellation, the Company derecognized the warrant liability of $8,935,076 and recorded the gain on its extinguishment of $1,435,076 in additional paid in capital in accordance with the provisions of APB No. 26, Early Extinguishment of Debt.

The Company uses the Black-Scholes pricing model to calculate fair value of its warrant liability. Key assumptions used are as follows:

Number of Shares included in Warrant	Dividend Yield	Volatility	Risk-Free Rate	Expected Life (in years)	Stock Price

1,750,000	0.0%	95.0%	4.5%	4	$2.50

1,750,000	0.0%	95.0%	4.5%	4	$3.00

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

9.	STOCK-BASED COMPENSATION

The Company’s 2008 Equity Incentive Plan (the “2008 Plan”) provides for the issuance of incentive stock options and non-statutory stock options. The Company’s Board of Directors determines to whom grants are made and the vesting, timing, amounts and other terms of such grants, subject to the terms of the 2008 Plan. Incentive stock options may be granted only to employees of the Company, while non-statutory stock options may be granted to the Company’s employees, officers, directors, consultants and advisors. Options under the 2008 Plan vest as determined by the Board of Directors.  The term of the options granted under the 2008 Plan may not exceed 10 years and the maximum aggregate shares that may be issued upon exercise of such options is 4,000,000 shares of common stock. Options for 1,064,479 shares of common stock were outstanding for the 2008 Plan as of June 30, 2009.  The Company did not grant stock options prior to January 2009, and there was no stock compensation expense for the three and six months ended June 30, 2008.

The Company recognized stock-based compensation expense of approximately $289,540 during the six months ended June 30, 2009.

The following table sets forth a summary stock option activity for the six months ended June 30, 2009:

	Number of	Weighted-Average Date
	Shares	FairValue
	June 30, 2009	June 30, 2009
Outstanding and not vested beginning balance	-	$-
Granted during the period	1,142,479	3.32
Forfeited/cancelled during the period	78,000	3.32
Released/vested during the period	-	-
Outstanding and not vested at June 30, 2009	1,064,479	$3.32

Stock-based compensation expense relating to these restricted shares is being recognized over a weighted-average period of 4.7 years.  Stock compensation expense of $289,540 was recognized during the six months ended June 30, 2009.  SFAS 123R requires the cash flows as a result of the tax benefits resulting from tax deductions in excess of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows. There are no excess tax benefits for the six months ended June 30, 2009 and 2008, respectively, and therefore, there is no impact on the accompanying consolidated statements of cash flows.

The following table summarizes the consolidated stock-based compensation by line item for the six months ended June 30, 2009:

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

Six Months Ended
June 30, 2009

Administration	$135,488
Sales and marketing	60,887
Cost of goods sold	93,165
Total stock-based compensation expense	289,540
Tax effect on stock-based compensation expense	114,832
Total stock-based compensation expense after taxes	$174,708

Effect on net loss per share: Basic	$0.01
Effect on net loss per share: Diluted	$0.01

The following tables sets forth a summary of stock option activity for the six months ended June 30, 2009:

	Number of
	Shares Subject To	Weighted-Average
	Option	Exercise Price
Outstanding at January 1, 2009	-	$-
Granted during three months ended March 31, 2009	1,142,479	4.25
Forfeited/cancelled/expired during 2009	-	-
Exercisable at during the year	-	-
Outstanding at March 31, 2009	1,142,479	4.25
Exercisable at March 31, 2009	-	-
Forfeited/cancelled/expired during three months ended June 30, 2009	78,000	-
Exercisable at during the year	-	-
Outstanding at June 30, 2009	1,064,479	$4.25
Exercisable at June 30, 2009	-	$-

The fair value of stock option grants during the six months ended June 30, 2009 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

      Valuation and Amortization Method — The Company estimates the fair value of service-stock options granted using the Black-Scholes-Merton option-pricing formula. The fair value is then amortized over the requisite service periods of the awards, which is generally the vesting period. Stock options typically have a ten year life from date of grant and vesting periods of four to five years. The fair value of the company’s common stock is based on its value as determined by market prices on the date of grant. Compensation expense is recognized on a straight-line basis over the respective vesting period.

      Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method under the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”) for estimating the expected term of the stock-based award.

      Expected Volatility — Because there is minimal history of stock price returns, the Company does not have sufficient historical volatility data for its equity awards. Accordingly, the Company has chosen to use rates for similar publicly traded U.S.-based competitors to calculate the volatility for its granted options.

      Expected Dividend — The Company has never paid dividends on its common shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.

      Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation method upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Expected volatility	93.60%
Expected Dividends	0.0%
Expected life	6.5 years
Risk-free interest rate	1.88%
Weighted-average fair value per share	$3.32

The weighted-average fair value per share of the stock options as determined on the date of grant was $3.32 for the 1,142,479 stock options granted during the six months ended June 30, 2009. The total fair value of stock options vested during the six months ended June 30, 2009 was $0.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

10.	EMPLOYEE BENEFITS

The Company has a 401(k) plan (the “Plan”) for its employees. Employees are eligible to make contributions when they attain an age of twenty-one and have completed at least one year of service. The Company makes discretionary matching contributions to employees who qualify for the Plan and were employed on the last day of the Plan year. Such contributions totaled $12,000 and $18,000 for the six months ended June 30, 2009 and 2008, respectively. Employees are vested 100% after 3 years of service. Neither Bright Future nor Premier Power Spain offer defined contribution or defined benefit plans to their employees.

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability.  In accordance with SAS No. 157 Fair Value Measurements, the Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2) or unobservable inputs for assts or liabilities (Level 3), depending on the nature of the item being valued.  The following disclosure are made in accordance with FASB Staff Position (FSP) FAS 107-1, Interim Disclosures about Fair Value of Financial Instruments.

The carrying amounts of cash and cash equivalents and accounts receivable, prepaid expenses, accounts payable, and accrued liabilities approximate their fair values at each balance sheet date due to the short-term maturity of these financial instruments. The fair value of the Company’s borrowing is based upon current interest rates for debt instruments with comparable maturities and characteristics and approximates carrying values.

12.	SUBSEQUENT EVENTS

The Company originally evaluated subsequent events through August 14, 2009 in its Quarterly Report on Form 10-Q filed with the SEC on August 14, 2009 and evaluated subsequent events through September 25, 2009 for purposes of Amendment No. 7 to its Registration Statement on Form S-1/A filed with the SEC on September 25, 2009.

On July 31, 2009, we closed the acquisition of 100% of the issued and outstanding equity ownership of Rupinvest Sarl, a corporation duly organized and existing under the laws of Luxembourg (“Rupinvest”), from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”).  We acquired 100% of the issued and outstanding equity ownership interest in Rupinvest from Esdras in exchange for (i) a cash payment of twelve thousand five hundred Euros (€12,500, or approximately $18,292), (ii) a capital investment of one million, one hundred and twenty five thousand Euros (€1,125,000, or approximately $1,580,063), and (iii) the potential transfer to Esdras of up to 3,000,000 shares of our restricted common stock, with the number of shares to be transferred, if any, to be calculated based on sales by Rupinvest’s majority-owned subsidiary, ARCO Energy, SRL, over a three-year period.

The Company acquired Rupinvest to expand its operations in Europe.

The Company is in the process of finalizing its estimates of the purchase price and the allocation to the net tangible assets and intangible assets acquired based upon their fair value as of July 31, 2009, as set forth below.  The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill.  The qualitative factors that make up goodwill recognized include, among other factors, ARCO Energy, SRL’s management team and its knowledge of local business practices and regulations. The contingent consideration was based on an independent third party valuation using a weighted average probability approach for shares to be issued and an estimated share price based on a discounted cash flow methodology.  The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change.

A summary of the acquired tangible and intangible assets and liabilities is as follows:

Fair value of contingent shares exchange agreement	$12,026,400
Cash and capital contribution	1,598,355
Fair value of total consideration	$13,624,755
Recognized amounts of identifiable assets acquired and liabilities assumed:
Financial assets	$1,894,919
Inventory	222,265
Property, plant and equipment	34,191
Identifiable intangible assets	105,009
Financial liabilities	(607,967)
Total identifiable net assets	1,648,417
Goodwill	11,976,338
Total	$13,624,755

Acquisition related costs	$634,710

The fair value of the financial assets acquired includes accounts receivable with a fair value of $861,694.  The gross amount due for the receivables is $861,694, of which no amounts are expected to be uncollectible.

Goodwill that is expected to be deductible for tax purposes has not yet been determined.

Under the terms of a previously issued registration rights agreement the Company is required to issue shares of its common stock to an investor (Penalty Shares) if the Company does not obtain an effective registration statement for a portion of the investor’s shareholdings (Investor Shares). As of September 25, 2009, the Company has not obtained an effective registration statement of the Investor Shares. As a result, the Company’s is obligated to provide the investor 78,167 shares of its common stock. For each successive months for which the Investor Shares are not registered, the Company will be obligated to issue an additional 35,000 shares of its common stock to the investor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We have audited the accompanying consolidated balance sheets of Premier Power Renewable Energy, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Power Renewable Energy, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Macias Gini & O’Connell LLP

Sacramento, California

March 31, 2009 (June 24, 2009 as to the first, second, and third paragraphs of Note 12, and September 24, 2009 as to the fourth paragraph of Note 12)

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,770,536	$1,278,651
Accounts receivable, net of allowance for doubtful accounts of
$18,000 at December 31, 2008 and $10,000 at December 31, 2007	4,767,653	2,437,851
Inventory	1,424,910	1,417,338
Prepaid expenses and other current assets	259,328	69,332
Costs and estimated earnings in excess of billings
on uncompleted contracts	235,929	37,245
Other receivables	93,775	—
Due from shareholders	—	23,458
Deferred tax assets	228,835	—
Total current assets	12,780,966	5,263,875

Property and equipment, net	474,905	314,166
Intangible assets	1,048,420	—
Goodwill	483,496	—
Deferred tax assets, long-term	24,867	—
Total assets	$14,812,654	$5,578,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,707,141	$2,611,162
Accrued liabilities	1,368,018	527,550
Billings in excess of costs and estimated earnings
on uncompleted contracts	1,206,403	1,451,637
Income taxes payable	184,470	31,152
Borrowings, current	38,311	58,165
Total current liabilities	6,504,343	4,679,666

Borrowings, non-current	92,407	183,223
Long-term deferred income taxes	343,279	—
Total liabilities	6,940,029	4,862,889

Commitments and contingencies (Note 9)

Minority interest	—	1,650

Shareholders' equity:
Series A convertible preferred stock, par value $.0001 per share; 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000 and 0 shares issued and outstanding at December 31, 2008 and
December 31, 2007, respectively	350	—
Common stock, par value $.0001 per share; 500,000,000 shares authorized;
26,048,750 and 21,159,451 shares issued and outstanding at
December 31, 2008 and December 31, 2007, respectively	2,605	2,116
Additional paid-in-capital	7,542,064	1,408
Retained earnings	369,296	700,913
Accumulated other comprehensive income (loss)	(41,690)	9,065
Total shareholders' equity	7,872,625	713,502
Total liabilities and shareholders' equity	$14,812,654	$5,578,041

The accompanying notes are an integral part of these financial statements

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2008 and 2007

	2008	2007

Net sales	$44,237,984	$16,685,690
Cost of sales	(38,710,592)	(12,440,839)
Gross profit	5,527,392	4,244,851

Operating expenses:
Sales and marketing	2,224,362	1,493,890
General and administrative	2,505,180	1,877,888
Total operating expenses	4,729,542	3,371,778

Operating income	797,850	873,073

Other income (expense):
Interest expense	(82,088)	(26,222)
Interest income	36,764	20,340
Total other income (expense), net	(45,324)	(5,882)

Income before income taxes	752,526	867,191

Income tax expense (benefit)	(40,857)	39,873

Net income before minority interest	793,383	827,318

Minority interest	(224,315)	16,547

Net income	$569,068	$843,865

Earnings Per Share:

Basic	$0.03	$0.04
Diluted	$0.02	$0.04

Weighted Average Shares Outstanding:

Basic	22,666,138	21,159,451
Diluted	23,749,700	21,159,451
The accompanying notes are an integral part of these financial statements

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007

	Common Stock		Preferred Stock		Additional Paid	Retained	Accumulated Other Comprehensive	Unaudited
	Shares	Amount	Shares	Amount	In Capital	Earnings	Income (Loss)	Total

Balance December 31, 2006	21,159,451	$2,116	—	$—	$1,408	$293,814	$850	$298,188

Net income						843,865		843,865
Foreign currency translation adjustment							8,215	8,215
Comprehensive income								852,080

Distributions						(436,766)		(436,766)

Balance December 31, 2007	21,159,451	2,116			1,408	700,913	9,065	713,502

Net income						569,068		569,068
Foreign currency translation adjustment							(50,755)	(50,755)
Comprehensive income								518,313
Issuance of shares to purchase minority interest	3,059,299	306			1,488,928			1,489,234
Shares issued in connection with reverse acquisition	1,800,000	180						180
Issuance of Series A and Series B warrants					1,793,987			1,793,987

Issuance of Series A convertible
preferred stock			3,500,000	350	3,717,558			3,717,908
Issuance of shares for service	30,000	3			91,498			91,501
Distributions						(452 ,000)		(452,000)

Deemed constructive contribution (distribution) of S-Corp undistributed earnings					448,685	(448,685)
Balance December 31, 2008	26,048,750	$2,605	3,500,000	$350	$7,542,064	$369,296	$(41,690)	$7,872,625

The accompanying notes are an integral part of these financial statements

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net income	$569,068	$843,865
Minority interest	224,315	(16,547)
Net income before minority interest	793,383	827,318
Adjustments to reconcile net income provided by
(used in) operating activities:
Depreciation and amortization	196,676	76,435
Loss on sale of property and equipment	4,559	—
Changes in operating assets and liabilities:
Accounts receivable	(2,352,548)	(1,212,554)
Other receivable	(93,775)	—
Inventory	(14,881)	(920,884)
Prepaid expenses and other assets	(104,746)	86,272
Costs and estimated earnings in excess of billings
on uncompleted contracts	(198,684)	115,842
Accounts payable	1,096,909	1,435,966
Accrued liabilities	856,568	188,320
Billings in excess of costs and estimated earnings
on uncompleted contracts	(218,074)	228,511
Deferred tax assets	(272,876)	19,472
Income tax payable	191,720	—
Net cash (used in) provided by operating activities	(115,769)	844,698

Cash flows from investing activities:
Acquisition of property and equipment	(163,039)	(6,692)
Proceeds from sale of property and equipment	12,171	10,432
Net cash (used in) provided by investing activities	(150,868)	3,740

Cash flows from financing activities:
Net principal payments on borrowings	(283,527)	(48,051)
Net repayments from shareholders	23,458	(23,458)
Proceeds from borrowings	15,292	—
Issuance of preferred stock and warrants	5,511,895	—
Distributions	(452,000)	(436,766)
Net cash provided by (used in) financing activities	4,815,118	(508,275)

Effect of foreign currency on cash and cash equivalents	(56,596)	3,635
Increase in cash and cash equivalents	4,491,885	343,798
Cash and cash equivalents at beginning of period	1,278,651	934,853
Cash and cash equivalents at end of period	$5,770,536	$1,278,651

Supplemental cash flow information:
Interest paid	$82,088	$24,760
Taxes paid	$75,800	$24,238
Non-cash investing and financing activities:
Issuance of notes to acquire equipment	$156,804	$185,846
Common stock issued for services	$91,501
Common stock issued to acquire minority interest	$1,489,234

The accompanying notes are an integral part of these financial statements

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

1.	ORGANIZATION AND NATURE OF BUSINESS

Premier Power Renewable Energy, Inc., a Delaware corporation (the “Parent”), and its subsidiaries, Premier Power Renewable Energy, Inc., a California corporation (Premier Power California), Bright Future Technologies, LLC (Bright Future), and Premier Power Sociedad Limitada (Premier Power Spain) (collectively the “Company”) designs, engineers, and installs photovoltaic systems in the United States and Spain.

Prior to September 9, 2008, Premier Power California and Bright Future were wholly owned by a common shareholder group. That same shareholder group was deemed to exercise control over Premier Power Spain through a 51% ownership interest, management control, and the absence of disproportionate voting rights. On September 1, 2008, that shareholder group exchanged their interests in Premier Power Spain for shares of common stock of Premier Power California. On August 27, 2008, the holders of the 49% minority interest in Premier Power Spain exchanged their interests in Premier Power Spain for shares of common stock of Premier Power California. A summary of the fair value of the acquired tangible and intangible assets and liabilities held by the 49% minority interest is as follows:

Fair value of shares exchanged	$1,489,234
Tangible assets acquired	$(1,033,603)
Amortizing intangible assets acquired	$(1,110,001)
Liabilities assumed	$1,137,866
Goodwill	$483, 496

As of December 31, 2008, the Company has completed the process of valuing the acquired assets and liabilities.  There were no material adjustments to the initial allocation of the acquisition price as a result of the completion of this process.

The following unaudited proforma information gives effect to the acquisition of the minority interest as if such had been acquired on January 1, 2007.  The proforma information is not necessarily indicative of what would have occurred had the acquisition been made on such date, nor is it indicative of future results of operations.  The pro forma amounts give effect to appropriate adjustments for the fair value of the acquired assets and liabilities.

	Year End December 31
	2008	2007
Description
Net Sales	$44,237,984	$16,685,690
Pro forma operating expenses	$4,809,373	$3,565,646
Pro forma net income	$713,552	$633,450

Pro forma earnings per share
Basic	$0.03	$0.03
Diluted	$0.03	$0.03

The historical financial statements of the Company prior to September 9, 2008 present its financial position, results of operations, and cash flows on a combined basis.

Pursuant to a reverse acquisition between the Parent (formerly “Harry’s Trucking, Inc.”) and Premier Power California that closed on September 9, 2008, the shareholders of Premier Power California exchanged 100% of their interests for an aggregate 24,218,750 shares of the Parent’s common stock.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Subsequent to the merger, the former shareholders of Premier Power California held approximately 87% of the outstanding common stock of the Company. The merger was considered to be a reverse acquisition accounted for as a recapitalization. Premier Power California was considered to be the accounting acquirer and the historical financial statements of the Company are those of Premier Power California. The outstanding shares, members’ equity and earnings per share in the historical financial statements have been restated to give effect to the common shares issued to the controlling shareholders.

In connection with the reverse acquisition, the Company issued 3,500,000 units, consisting each of 1 share of Series A Convertible Preferred Stock, ½ of a Series A Warrant, and ½ of a Series B Warrant in exchange for $5,511,845 in net proceeds. Each 1 share of Series A Convertible Preferred Stock converts into 1 share of common stock. Each 1 Series A Warrant and 1 Series B Warrant entitles the holder thereof to purchase one share of common stock at $2.50 and $3.00 per share, respectively.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The consolidated financial statements include the accounts of Premier Power Renewable Energy, Inc. and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include the allowance for doubtful accounts, warranty reserves, revenue recognition, the estimated useful life of property and equipment, and income taxes. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand or in the bank and short-term investment securities with remaining maturities of 90 days or less at date of purchase.

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company had $5,129,335 and $1,600,061 in cash in bank accounts at December 31, 2008 and December 31, 2007, respectively, in excess of deposit insurance limits.

Concentrations and Credit Risk - One customer accounted for 18% and two customers accounted for 12% each of our sales for the year ended December 31, 2008. One customer accounted for 16% of the Company’s revenues in 2007.  Accounts receivable primarily consist of trade receivables and amounts due from state agencies and utilities for rebates on solar systems installed. At December 31, 2008, the Company had four customers that accounted for 27%, 13%, 11%, and 10% of the Company’s accounts receivables.   At December 31, 2007, two customers accounted for 49% and 22% of the Company’s accounts receivable. The Company monitors account balances and follows up with accounts that are past due as defined in the terms of the contract with the customer. To date, the Company’s losses on uncollectible accounts receivable have been immaterial. The Company maintains an allowance for doubtful accounts receivable based on the expected collectability of its accounts receivable. The allowance for doubtful accounts is based on assessments of the collectability of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased. The allowance for doubtful accounts was $18,000 and $10,000 as of December 31, 2008 and December 31, 2007, respectively.

The Company purchases its solar panels from a limited number of vendors, but believes that in the event it is unable to purchase solar panels from these vendors, alternative sources of solar panels will be available.

Inventories - Inventories, consisting primarily of raw materials, are recorded using the average cost method and are carried at the lower of cost or market.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Property and Equipment - Property and equipment with a value greater than $2,000 are recorded at cost and depreciated using the straight-line method over estimated useful lives of 5 years, or in the case of leasehold improvements, the lease term, if shorter. Maintenance and repairs are expensed as they occur.

Revenue Recognition - Revenue on photovoltaic system installation contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines its customer’s credit worthiness at the time the order is accepted. Sudden and unexpected changes in a customer’s financial condition could put recoverability at risk.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling and general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

Advertising - The Company expenses advertising costs as they are incurred. Advertising costs were $413,251 and $415,622 for the years ended December 31, 2008 and 2007, respectively.

Product Warranties - Prior to January 1, 2007, the Company provided a five year warranty covering the labor and materials associated with its installations. Effective January 1, 2007, the Company changed the coverage to generally be ten years in the U.S. and to one year in Spain for all contracts signed after December 31, 2006. Solar panels and inverters are warranted by the manufacturer for 25 years and 10 years, respectively. Activity in the Company’s warranty reserve for the years ended December 31, 2008 and 2007 was as follows:

	2008	2007
Balance at beginning of period	$172,002	$58,375

Warranty expense	275,108	132,533

Less: warranty claims	(79,860)	(18,906)

Balance at end of period	$367,250	$172,002

Foreign Currency - Premier Power Spain’s functional currency is the Euro. Its assets and liabilities are translated at year-end exchange rates, except for certain non-monetary balances, which are translated at historical rates. All income and expense amounts of Premier Power Spain are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net income but are accumulated in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in the determination of net income (loss) in the period in which they occur. For the years ended December 31, 2008 and 2007, the foreign currency transaction loss was $ (159,898) and $0, respectively.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Minority Interest – The minority interest reflected in the balance sheets and statement of operations represent the 49% shareholdings of the non-controlling shareholders in the Company’s Spanish operations, Premier Power Spain. Concurrent with the reverse merger, these shareholdings were converted into shares of the Company’s stock and no longer reported as a minority interest effective September 9, 2008.

Earnings per Share – Earnings per share is computed in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, as adjusted for the dilutive effect of the Company’s outstanding convertible preferred shares using the “if converted” method and dilutive potential common shares. For all of the periods presented, the Company had no dilutive potential common shares except for outstanding convertible preferred shares during the year ended December 31, 2008.  Warrants to purchase 3,500,000 of the Company’s common shares were excluded as their exercise price exceeded the average market price of the Company’s common shares.

	2008	2007
Net income	$569,068	$843,865

Earnings Per Share:
Basic	$0.03	$0.04
Diluted	$0.02	$0.04

Weighted Average Shares Outstanding:
Basic	22,666,138	21,159,451
Diluted effect of convertible preferred stock	1,083,562	—
Diluted	23,749,700	21,159,451

On December 19, 2008, our board of directors approved the Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan (the “Plan”).  All of our employees, officers, and directors, and those of our consultants who (i) are natural persons and (ii) provide bona fide services to the Company not connected to a capital raising transaction or the promotion or creation of a market for our securities are eligible to be granted options or restricted stock awards under the Plan.  In January 2009, the Company granted stock options for 1,134,229 shares of its common stock to eligible persons.

Comprehensive Income - Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income ,” establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity during the period from non-owner sources, such as foreign currency translation adjustments.

Income Taxes - The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all of a deferred tax asset will not be realized.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Prior to September 9, 2008, Premier Power California (a Subchapter S corporation) and Bright Future (a limited liability company) were not subject to federal income tax, but were subject to state income tax. For the year ended December 31, 2007, the Company recorded $36,408 in state income tax expense for its U.S. entities. From January 1, 2008 to September 8, 2008, the Company recorded $14,674 in state income tax expense related to these entities. Subsequent to September 8, 2008 and in conjunction with the reverse acquisition, the Company and its U.S. subsidiaries became subject to federal income taxes. In conjunction with the conversion of Premier Power California and Bright Future to a C-corporation for tax purposes, the Company recorded a net deferred tax asset of $485,864. The majority of this benefit is attributable to changing the method of accounting from the cash to accrual basis of accounting for tax purposes.  In conjunction with the acquisition of the Spain minority interest, the Company recorded a deferred tax liability of $333,000 resulting in an offsetting increase to goodwill. The change in tax status did not result in a change in the tax basis of the Company and its U.S. subsidiaries.

Premier Power Spain is organized under the laws of Spain and is subject to federal and provincial taxes.

Recently Issued Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”)  No. 157, "Fair Value Measurement" ("FAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008.  The adoption of FAS 157 for financial assets and liabilities did not have a material impact on the Company's consolidated financial statements.  The adoption of FAS 157 for non-financial assets is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option forFinancial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The adoption of FAS 159 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's consolidated financial statements will be determined in part by the nature and timing of any future acquisition completed.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, FAS 160 eliminates the diversity that currently exists in accounting from transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”   (“FAS 161”), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. FAS 161 is effective beginning January 1, 2009. We are currently assessing the potential impact that the adoption of FAS 161 may have on our financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” The FSP amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FAS No. 142, “Goodwill and Other Intangible Assets.” The FSP must be applied prospectively to intangible assets acquired after the effective date. The Company will apply the guidance of the FSP to intangible assets acquired after January 1, 2009.

In May 2008, the FASB issued FAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). This statement is effective November 15, 2008 which is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments of AU Section 411, “The Meaning of Presents Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of FAS 162 did not have a material effect on our financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

3.	INTANGIBLE ASSETS

Intangibles consist of amortizing intangibles and goodwill. At December 31, 2008, such amounts were as follows:

Amortizing Intangibles
Trademark	$865,106
Employee contract	157,086
Backlog	26,228
Subtotal	1,048,420
Goodwill	483,496
Total	$1,531,916

There were no intangible assets at December 31, 2007.  There were no adjustments recorded to goodwill during the year ended December 31, 2008.  Amortization periods for the intangibles are as follows: trademark - 17 years, employee contract - 2 years, backlog - 6 months. Amortization for the year ended December 31, 2008 was $61,580. Accumulated amortization was $61,580.

4.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

	2008	2007
Equipment and Computers	$203,628	$138,151
Furniture and Fixtures	59,194	12,352
Vehicles	504,546	338,663
	767,368	489,166
Less: Accumulated depreciation	(292,463)	(175,000)
	$474,905	$314,166

Depreciation expense was $135,095 and $76,435 for the years ended December 31, 2008 and 2007, respectively.

5.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2008	2007
Payroll	$477,163	$215,434
Warranty reserve	367,250	172,002
401Kplan	20,000	60,000
Sales taxes	301,938	24,020
Workers compensation insurance	20,000	20,000
Accrued subcontractors	79,002	—
Other operational accruals	102,665	36,094
Total	$1,368,018	$527,550

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

6.	BORROWINGS

Borrowings consist of notes payable and lines of credit.

Notes Payable

Notes payable were $130,718 and $241,388 at December 31, 2008 and December 31, 2007, respectively. The notes are secured by vehicles and have maturities through 2014. The annual interest rates on the notes range from 1.9% to 6.6%. The future principal payments on these notes as of December 31, 2008 are as follows:

2009	$38,311
2010	25,410
2011	24,737
2012	24,270
2013	13,641
2014	4,349
$130,718

Line of Credit

In February 2008, Premier Power California entered into a $3,000,000 line of credit agreement (LOC) with Guaranty Bank, which expired on February 26, 2009 but was renewed on February 26, 2009 under similar terms and conditions (see Note 12 below), which expires on May 27, 2009.  The line of credit was secured by the assets of Premier Power California and personal guaranties issued by our Chairman and Chief Executive Officer, Dean Marks; Sarilee Marks, the wife of Dean Marks; and Bright Future.  The line of credit bore interest at the prime rate plus 1%.  At December 31, 2008, the interest rate was 6%.  During the year ended December 31, 2008, the Company borrowed and repaid $1,250,000 under the LOC. At December 31, 2008, no amount was outstanding on the LOC. At March 31, 2009, no amount was outstanding under the LOC.

7.	EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in series having such designated preferences and rights, qualifications and to such limitations as the Board of Directors may determine.

The Company has designated 5,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock (“Series A Stock”). The holders of Series A Stock have no voting rights except with regards to certain corporate events, enjoys a $2.40 liquidation preference per share, subject to adjustment, over holders of common stock, and may convert each share of Series A Stock into one share of common stock at any time. Series A stock converts automatically upon the occurrence of an offering meeting certain criteria. Holders of the Series A Stock have certain redemption rights.  The Company has determined that the events triggering such rights are either in control of the Company or in the case of such events where the Company is not deemed to exercise control; the redemption right is limited to the ability to convert into shares of the Company’s common stock.  As of December 31, 2008, there were 3,500,000 shares of Series A Stock outstanding.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Warrants

In September 2008, the Company issued Series A Warrants and Series B Warrants to purchase 1,750,000 and 1,750,000 shares of common stock, respectively, in connection with the issuance of Series A Stock.  Both the Series A and B Warrants have four year lives. The Company has the right to call for cancellation of each outstanding Series A Warrant or Series B Warrant under certain circumstances. The Series A Warrants have an exercise price of $2.50 and a fair value of $.15 per warrant. The Series B Warrants have an exercise price of $3.00 and a fair value of $.13 per warrant.

The significant assumptions used to determine the fair values of the warrants, are as follows:

Risk-free interest rate at grant date	4.5%
Expected stock price volatility	95%
Expected dividend payout	—
Expected option life-years	4 yrs

In September 2008, the Company issued 3,500,000 units, consisting each of 1 share of Preferred Stock, ½ of a Series A Warrant, and ½ of a Series B Warrant in exchange for $7,000,000 in gross proceeds.  The fair value of the preferred stock was calculated based on the estimated fair value and underlying number of common shares it would convert into at the time of the transaction. The estimated fair value of our common stock on the transaction date was $.42 per share, and the preferred stock would have converted into 3,500,000 common shares, thus deriving a fair value of $1,470,000 for the underlying common shares.

Based on the relative fair values of the preferred stock and the warrants, we allocated $5,206,013 and $1,793,987 of the $7,000,000 gross proceeds, before issuance costs, to the preferred stock and warrants, respectively. The aggregate net proceeds received from the issuance of the preferred stock and warrants was $5,511,895, giving effect to an aggregate $1,488,105 of financing-related costs.  The Company determined that the issuance of the warrants did not result in significant incremental financing-related costs and, as a result, netted such costs against the gross proceeds allocated to the preferred stock.  Net of financing-related costs, the Company allocated $3,717,908 and $1,793,987 of the net proceeds to the preferred stock and warrants, respectively.

8.	INCOME TAX

The domestic and foreign components of income before income tax expense were as follows:

	December 31, 2008	December 31, 2007
Domestic	$123,552	$822,009
Foreign	$628,974	$45,182
Total	$752,526	$867,191

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

For the year ended December 31, 2008, the decrease in income tax expense was due to the conversion to a C-Corporation status in September 2008 and related deferred tax assets of $485,864 recorded as a result of the conversion for the U.S. reporting entities offset by an increase in foreign tax expense.

	YearEnd
	December31, 2008	December31, 2007
Current
Federal	$32,672	$—
State	3,310	36,408
Foreign	141,718	3,465
Subtotal	$177,700	$39,873

Deferred
Federal	(153,146)	—
State	(40,539)	—
Foreign	(24,872)	—
Subtotal	(218,557)	—
TotalProvision	$(40,857)	$39,873

The income tax provision (benefit) differs from the amounts obtained by applying the statutory U.S. federal tax rate to income (loss) before taxes.  Please see the table below.

	Year End
	December 31, 2008	December 31, 2007
Tax provision (benefit) at U.S. statutory rate	$305,714	$—
State income taxes, net of federal benefit	(24,571)	36,408
Foreign income and withholding taxes	121,881	3,465
Effect of change in statutory tax rates on deferred taxes	(443,881)	—
Total	$(40,857)	$39,873

Prior to the conversion of the S-corporations to  C-corporations for U.S. federal tax purposes, during the quarter ended December 31, 2008, all income and losses from the operations of the Company generally flowed through to its shareholders.  The Company was not subject to U.S. federal income taxes at the corporate level and was only subject to state income taxes.  Since the Company operated as an S-corporation prior to September 9, 2008,  the U.S. statutory rate was 0%.  As a result of the change in tax reporting status, the effective tax rate for U.S. purposes for the year ended December 31, 2008 has been adjusted to account for the zero rate for the income or deductions during the majority of the year.  The Company recorded a deferred tax benefit of approximately $200,000 during the quarter ended December 31, 2008 due to the effect of the change in statutory tax rates on its deferred tax assets.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Temporary differences and carry forwards, which give rise to significant portions of deferred tax assets and liabilities, are as follows:

December 31, 2008
Accruals and reserves	$252,577
Other	1,125
Gross deferred tax assets	253,702

Fixed assets	$(28,753)
Intangible assets	$(314,526)
Gross deferred tax liability	$(343,279)

Net deferred tax liability	$(89,577)

The Company has not provided U.S. taxes or foreign withholding taxes on approximately $660,000 of foreign earnings.  If these earnings were distributed to the United States in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiary were sold or transferred, the Company would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.  The Company intends to permanently reinvest these earnings.

The following unaudited pro forma information gives effect as if Premier Power California and Bright Future previously operated as C-corporations for each of the years ended December 31, 2008 and 2007. The pro forma data below shows the estimated effect of income taxes on net income and earnings per share for periods prior to becoming a taxable corporation.

	For the Year Ended
	2008	2007
Pro Forma Disclosures
Net income before income taxes	$752,526	$867,191
Income tax expense	(233,344)	(343,767)
Minority interest	(224,315)	16,547
Income	$294,867	$539,971

Earnings per share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03

Effective September 8, 2008, the Company adopted Financial Accounting Standards Board Interpretation, or FIN No. 48, “ Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

As a result of the implementation of FIN 48, the Company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods, and no corresponding change in retained earnings.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits as of the September 2008 adoption date and at December 31, 2008. Also, the Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective tax rate.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. As of December 31, 2008, the Company had no amount accrued for the payment of interest and penalties related to unrecognized tax benefits and no amounts were recorded as of the adoption date of FIN 48.

The Company files income tax returns in the U.S. federal, California and foreign jurisdictions.  Tax years 2004 through 2008 remain open in most tax jurisdictions. For federal and California purposes, prior to September 9, 2008, the Company filed as an S-corporation, and income tax liabilities and uncertain tax positions are attributable to the S-corporation shareholders during those years.

9.	COMMITMENTS AND CONTINGENCIES

Premier Power Spain is party to a non-cancelable lease for operating facilities in Madrid, Spain, which expires in 2013, and a non-cancelable lease for operating facilities in Navarra, Spain, which expires in 2012.  Premier Power California is party to a non-cancelable lease for operating facilities in Redlands, California, which expires in 2010.  These leases provide for annual rent increases tied to the Consumer Price Index. The leases require the following payments as of December 31, 2008, subject to annual adjustment, if any:

2009	$78,003
2010	43,845
2011	43,845
2012	35,319
2013	23,293

Total	$224,305

10.	EMPLOYEE BENEFITS

Premier Power Renewable Energy, Inc. has a 401(k) plan (the Plan) for its employees. Employees are eligible to make contributions when they attain an age of twenty-one and have completed at least one year of service. Premier Power makes discretionary matching contributions to employees who qualify for the Plan and were employed on the last day of the Plan year. Such contributions totaled $20,000 and $60,000 for the year ended December 30, 2008 and 2007, respectively. Employees are vested 100% after 3 years of service. Neither Bright Future nor Premier Power Spain offer defined contribution or defined benefit plans to their employees.

11.	RELATED PARTIES TRANSACTION

The Company’s CEO and controlling shareholder of the Company was a guarantor of the Company’s line of credit with Guaranty Bank that expired on May 27, 2009. Prior to the reverse merger, Premier Power California made distributions to its members to cover their estimated tax liabilities on their deemed portion of its income. These distributions are based on the Company's best estimates and available information, and may be revised at a later date. Such revisions may result in a portion of previously made distributions being refunded to the Company. The balance of $23,458 was recorded as due from shareholders at December 31, 2007 and represents payments made to a member of Premier Power California in excess of the member’s actual tax liability. Such amounts were repaid on June 30, 2008. Due to the nature of the receivable and its short duration, it was not interest bearing or collateralized.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

12.	SUBSEQUENT EVENTS

On June 3, 2009, the Company entered into an agreement (“Agreement”) with Esdras Ltd., a Cyprus corporation, and Rupinvest Sarl, a Luxembourg corporation.  Rupinvest Sarl is the wholly owned subsidiary of Esdras Ltd. and it distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its sole wholly owned subsidiary, ARCO Energy, SRL.

Pursuant to the terms of the Agreement, the Company will acquire 100% of the issued and outstanding equity ownership  in Rupinvest Sarl in exchange for: (a) a cash payment by the Company to Esdras Ltd. in the amount of twelve thousand five hundred Euros (€12,500) (approximately $18,292); and (b) the potential transfer to Esdras  Ltd. of up to 3,000,000 shares of the Company’s restricted common stock, with the number of shares to be transferred, if any, to be calculated based on sales achieved by ARCO Energy, SRL over a three-year period.

On June 16, 2009, the Company entered into a securities purchase agreement  (“Purchase Agreement”) with Vision Opportunity Master Fund, Ltd. (“Vision”).  Pursuant to the Purchase Agreement, the Company sold to Vision 2,800,000 shares of Series B Convertible Preferred Stock (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of warrants for 3,500,000 shares of the Company’s common stock, and $3,000,000 in cash. The cancellation of warrants resulted in the elimination of all the Company’s issued and outstanding warrants.

Under the terms of a previously issued registration rights agreement the Company is required to issue shares of its common stock to an investor (Penalty Shares) if the Company does not obtain an effective registration statement for a portion of the investor’s shareholdings (Investor Shares). As of September 24, 2009 the Company has not obtained an effective registration statement of the Investor Shares. As a result, the Company’s is obligated to provide the investor 78,167 shares of its common stock. For each successive months for which the Investor Shares are not registered, the Company will be obligated to issue an additional 35,000 shares of its common stock to the investor.

Board of Directors and Stockholders
Rupinvest SARL

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying balance sheet of Rupinvest Sarl (a development stage company) (the “Company”) as of December 31, 2008 and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (August 1, 2008) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rupinvest Sarl at December 31, 2008, and the results of its operations and its cash flows from inception (August 1, 2008) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Macias Gini & O’Connell LLP
Sacramento, California

September 24, 2009

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2008

Assets
Cash and cash equivalents	$15,318

Total assets	$15,318

Stockholders' equity
Common stock, par value $16; 1,250 shares authorized, issued and outstanding at December 31, 2008	$19,500
Deficit accumulated during development stage	(2,255)
Accumulated other comprehensive loss	(1,927)

Total stockholders’ equity	$15,318

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FROM INCEPTION (AUGUST 1, 2008) THROUGH DECEMBER 31, 2008

Operating expenses
General and administrative	$2,255
Total operating expenses	2,255

Loss before provision for income tax	(2,255)
Provision for income tax	-
Net loss	$(2,255)

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FROM INCEPTION (AUGUST 1, 2008) THROUGH DECEMBER 31, 2008

	Common Stock			Accumulated Other Comprehensive Loss	Deficit Accumulated During Development Stage	Total Stockholders' Equity
	Shares	Price per share	Amount

Balance, August 1, 2008	-	$-	$-	$-	$-	$-

Issuance of common stock August 1, 2008	1,250	15.60	19,500			19,500

Net loss					(2,255)	(2,255)
Foreign currency translations				(1,927)		(1,927)
Total comprehensive loss						(4,182)

Balance, December 31, 2008	1,250	$15.60	$19,500	$(1,927)	$(2,255)	$15,318

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FROM INCEPTION (AUGUST 1, 2008) THROUGH DECEMBER 31, 2008

Cash flows from operating activities:
Net loss	$(2,255)

Cash used in operating activities	(2,255)

Cash flows from financing activities:
Proceeds from sale of common stock	19,500

Cash provided by financing activities	19,500

Effect of exchange rate on cash	(1,927)

Increase in cash and cash equivalents during the period	15,318
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$15,318

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

1.	DESCRIPTION OF BUSINESS

Rupinvest SARL (the “Company”) was incorporated on August 1, 2008.  The Company was established to invest in other enterprises through the acquisition of securities and rights, underwriting business firm purchase or option, and acquiring patents and licenses.  The Company has not received any revenues from the sale of products or services.  Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents — The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Foreign currency translation — The financial statements of the Company are presented in U.S. dollars and the Company’s functional currency is the Euro. The Company translates assets and liabilities into dollars at the rates of exchange in effect at the balance sheet date.  Revenues and expenses are translated using rates that approximate those in effect during the period.  Accordingly, translation gains or losses are included as a component of accumulated other comprehensive income. Gains and losses resulting from the translation of transactions denominated in foreign currencies are included in income. From inception (August 1, 2008) through December 31, 2008 there were no net foreign currency transaction gains or losses.

Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Income Taxes — The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and the income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The Company expects to maintain a full valuation allowance on the net deferred tax assets until an appropriate level of profitability that generates taxable income is sustained or until we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of the deferred tax assets will be realizable.  Any reversal of valuation allowance will favorably impact our results of operations in the period of the reversal.  For the period from inception (August 1, 2008) through December 31, 2008, tax expense (benefit), was insignificant. At December 31, 2008, there were no significant current or deferred taxes or valuation allowance.

In December 2008, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” FSP FIN 48-3 permits an entity within its scope to defer the effective date of FASB Interpretation 48 (Interpretation 48), “Accounting for Uncertainty in Income Taxes,” to its annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected to defer the application of Interpretation 48 for the year ended December 31, 2008. The Company evaluates its uncertain tax positions using the provisions of FASB Statement 5, “Accounting for Contingencies.” Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

Comprehensive Loss – Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Loss,” establishes standards for reporting comprehensive loss and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss, as defined, includes all changes in equity (net assets) during the period from non-owner sources. The individual components of comprehensive loss are reflected in the statement of stockholders' equity.

Recently Issued Accounting Pronouncements - In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements, however, for some entities; application of SFAS 157 will change current practice.  SFAS 157 is effective for financial statements issued for the first fiscal year beginning after November 15, 2007 and interim periods within those fiscal years.  In February 2008, FASB issued FASB Staff Position No. 157-2 that defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. In addition, FASB also agreed to exclude from the scope of SFAS 157 fair value measurements made for purposes of applying SFAS No. 13, “Accounting for Leases” and related interpretive accounting pronouncements. The adoption of SFAS 157 for financial assets and liabilities did not have a material effect on the Company’s financial position, results of operations and cash flows.  The Company is assessing the impact of SFAS 157 on its nonfinancial assets and liabilities, but does not expect it to have a material impact on its results of operations, cash flows, or financial position.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of an entity’s first fiscal year that begins after November 15, 2007. The adoption of SFAS 159 did not have a material impact on results of operations, cash flows, or financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of SFAS 141(R) on the Company’s results of operations, cash flows or financial position will be determined in part by the nature and timing of any future acquisitions completed by it.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

In April 2008, FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other accounting principles generally accepted in the United States. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of adoption of this FSP and does not expect adoption to have a material impact on results of operations, cash flows, or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited.  The Company is assessing the impact of SFAS 160, but does not expect it to have a material impact on its results of operations, cash flows, or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivatives Instruments and Hedging Activities, an Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about a company’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is assessing the impact of SFAS 161, but does not expect it to have a material impact on its results of operations, cash flows, or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). SFAS No. 162 is effective as of November 15, 2008.  The adoption of SFAS 162 did not have a material impact on its results of operations, cash flows or financial position.

SFAS 162 was effectively superseded by FASB No. 168, “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB No. 162,” (SFAS 168) which became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP) on July 1, 2009. The Codification is effective for financial statements that cover interim and annual periods ending after September 15, 2009. The Codification does not change GAAP, but is intended to help find and research GAAP. The Codification is a new structure which takes accounting pronouncements and organizes them into 90 accounting topics. It eliminates the previous levels of U.S. GAAP. The adoption of SFAS 168 not expected to have a material impact on our financial position, results of operations and cash flows.

In June 2008, the FASB ratified EITF Issue No. 07-5 (“EITF 07-5”) “Determining Whether on Instrument for an Embedded Feature Is Indexed to an Entity’s Own Stock.” EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation.  EITF 07-5 is effective for fiscal years beginning after December 31, 2008.  The Company is assessing the impact of EITF 07-5 on its results of operations, cash flows, or financial position.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

In May 2008, the FASB issued FASB Staff Position No. APB 14-1 (“APB 14-1”) “Accounting for Convertible Instruments That May be Settled in Cash upon Conversion Including Partial Cash Settlement.” FASB Staff Position No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.”  Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company is assessing the impact of FSP APB 14-1 on its results of operations, cash flows, or financial position.

3.	SUBSEQUENT EVENTS

On May 15, 2009 the stockholders of the Company reorganized their ownership interests in the Company and ARCO Energy, SRL (Arco), a company controlled by the stockholders of the Company, such that Company, became the parent of Arco. As the Company and Arco were under common control, the transaction has been treated as a reorganization with the assets and liabilities of the Company and Arco continuing to be recorded at their historical costs.

In July 2009, 100% of the issued and outstanding equity ownership of the Company was sold to Premier Power Renewable Energy, Inc. in exchange for (i) a cash payment of 12,500 Euros, (ii) a capital investment of 1,125,000 Euros, and (iii) the potential transfer of up to three million Premier Power Renewable Energy, Inc. shares of common stock, with the number of shares to be transferred, if any, to be calculated based on sales over a three-year period.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
PREMIER POWER ITALY S.p.A.
(previously Arco Energy S.r.l.)

We have audited the accompanying balance sheets of PREMIER POWER ITALY S.p.A., as of December 31, 2008, and the related statements of income and stockholder’s equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial, statements referred to above present fairly, in all material respects, the financial position of PREMIER POWER ITALY S.p.A. as of December 2008, and the results of their operations for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

September 24, 2009

Ria & Partners S.p.A.

/s/ Fabio Gallassi
Fabio Gallassi
Partner

PREMIER POWER ITALY S.p.A. (formerly ARCO Energy, SRL)
BALANCE SHEET
AS OF DECEMBER 31, 2008 AND JUNE 30, 2009

	December 31, 2008	June 30, 2009
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,509	$2,126,479
Accounts receivable, trade	281,481	637,757
Inventory	462,395	407,656
Prepaid expenses and other current assets	140,812	7,024
Total current assets	1.123.197	3.178.916

Property and equipment, net	19,103	32,988

Total assets	$1,142,300	$3,211,904

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$314,042	$1,108,466
Accrued liablilities	23,718	169,552
Related party payable	176,781	1,755,663
Taxes payable	356,033	269,015
Total current liabilities	870.574	3.302.696

Members’ Equity:
Capital	14,487	14,487
Retained earnings (accumulated deficit)	268,883	(86,235)
Accumulated other comprehensive (loss)	(11,644)	(19,044)
Total equity	271,726	(90,792)
Total liabilities and members’ equity	$1,142,300	$3,211,904

PREMIER POWER ITALY S.p.A. (formerly ARCO Energy, Srl)
STATEMENTS OF OPERATIONS

	Year ended December 31,	Six Months ended June 30
	2008	2009	2008
	(audited)	(unaudited)	(unaudited)

Net sales	$7,685,250	$2,194,881	$1,729,571

Cost of sales	(7,027,657)	(1,844,721)	(1,636,405)

Gross profit	657,593	350,160	93,166

Operating expenses:

Sales and marketing	38,728	161,558	15,391

General and administrative	220,007	276,171	51,417

Total operating expenses	258,735	437,729	66,808

Operating income (loss)	398,858	(87,569)	26,358

Other (expense) income:

Interest expense	(432)	(5,030)	-

Other income	20	2,237	7

Interest income	163	127	43

Total other (expense) income, net	(249)	(2,666)	50

Income before income taxes	398,609	(90,235)	26,408

Income tax expense	(129,726)	(49)	-

Net income (loss)	$268,883	$(90,284)	$26,408

PREMIER POWER ITALY S.p.A. (formerly ARCO Energy, Srl)
STATEMENTS OF CASH FLOWS

	Year ended December 31	Six Months ended June 30
	2008	2009	2008
	(audited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$268,883	$(90,284)	$26,408
Adjustments to reconcile net income provided by
(used in) operating activities:
Depreciation and amortization	3,563	3,858	1,129
Accounts receivable	(293,777)	(339,554)	(17,379)
Inventory	(482,593)	50,485	(1,885,005)
Prepaid expenses and other assets	(146,963)	126,688	(38,605)
Accounts payable	327,759	756,094	1,426,566
Accrued liablities	24,754	138,685	247,810
Related Party Payable	184,504	1,488,180	145,509
Taxes payable	371,585	(81,519)	114,689
Net cash used in operating activities	257,715	2,052,633	21,122

Cash flows from investing activities:
Acquisition of property and equipment	(23,500)	(17,118)	(20,880)
Distributions	-	(240,331)	-
Net cash used investing activities	(23,500)	(257,449)	(20,880)

Cash flows from financing activities:
Proceeds from members’ units	14,487	-	14,487
Net cash provided by financing activities	14,487	-	14,487

Effect of foreign currency	(10,193)	92,786	1,312
Increase in cash and cash equivalents	238,509	1,887,970	16,041
Cash and cash equivalents at begining of period	-	238,509	-
Cash and cash equivalents at end of period	$238,509	$2,126,479	$16,041

Supplemental cash flow information:

Interest paid	$(432)	$(5,030)	$-
Taxes paid	$(129,726)	$(49)	$-

PREMIER POWER ITALY S.p.A (formerly ARCO Energy, Srl)
STATEMENTS OF EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2009

	Capital	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Unaudited
	Amount	Deficit)	Income (Loss)	Total

Balance January 23, 2008 (unaudited)	$-	$-	$-	$-

Net income		268,883		268,883
Comprehensive loss			(11,644)	(11,644)
Member’s distribution	14,487			14,487

Balance, December 31, 2008	14,487	268,883	(11,644)	271,726

Net income		(90,284)		(90,284)
Comprehensive loss			(7,400)	(7,400)
Member’s distribution		(264,834)		(264,834)

Balance June 30, 2009 (unaudited)	$14,487	$(86,235)	$(19,044)	$(90,792)

PREMIER POWER ITALY, S.P.A.
Notes to Financial Statements

1.	ORGANIZATION AND NATURE OF BUSINESS

Premier Power Italy S.p.A, an Italian limited organization (the “Company”), is a distributor and developer of solar products and projects in Italy. The company was operating under the statutory and civil code of the Italian government and the company earnings after taxes were distributed 5% legal reserve and 95% as from the shareholder assembly.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying financial statements as of and for the six months ended June 30, 2009 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information.  Certain information and note disclosures normally included in the annual financial statements have been condensed or omitted, although the Company’s management believes the disclosures made are adequate to make the information presented not misleading.  In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for fair presentation of the results of operation for the interim periods presented have been reflected herein.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

Cash and cash equivalents — The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Property and Equipment - Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful live, or in the case of leasehold improvements, the lease term, if shorter. Maintenance and repairs are expensed as they occur.

Revenue Recognition - Revenue on photovoltaic and distribution orders is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is reasonably assured.  The Company had no revenues from solar project development as of June 30, 2009 and December 31, 2008.

Advertising – The Company expenses advertising cost as they are incurred.  Advertising costs were $150,142 and $15,391 for the six months ended June 30, 2009 and 2008, respectively, and $34,049 for the year ended December 31, 2008.

Foreign Currency – The Company’s functional currency is the Euro. Its assets and liabilities are translated at year-end exchange rates, except for certain non-monetary balances, which are translated at historical rates. All income and expense amounts of the company are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net income but are accumulated in a separate component of equity. Foreign currency transaction gains and losses are included in the determination of net income (loss) in the period in which they occur. For the six months ended June 30, 2009 and the year ended December 31, 2008, the foreign currency transaction loss was zero.

Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Income Taxes — The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and the income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The Company expects to maintain a full valuation allowance on the net deferred tax assets until an appropriate level of profitability that generates taxable income is sustained or until we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of the deferred tax assets will be realizable.  Any reversal of valuation allowance will favorably impact our results of operations in the period of the reversal.  For the period from inception (January 23, 2008) through December 31, 2008, June 30, 2009 and 2008 tax expense, was $129,726, $49 and $0, respectively. At December 31, 2008 and June 30, 2009 and 2008 there were no significant current or deferred taxes or valuation allowance.

Recently Issued Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”)  No. 157, "Fair Value Measurement" ("FAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008.  The adoption of FAS 157 for financial assets and liabilities did not have a material impact on the Company's consolidated financial statements.  The adoption of FAS 157 for non-financial assets is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The adoption of FAS 159 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's consolidated financial statements will be determined in part by the nature and timing of any future acquisition completed.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, FAS 160 eliminates the diversity that currently exists in accounting from transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited.

PREMIER POWER ITALY, S.P.A.
Notes to Financial Statements

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2008	June 30, 2009
Vehicles	$18,186	$31,702
Computers and Equipment	4,330	8,747
	22,516	40,449

Less: accumulated depreciation	(3,413)	(7,460)

Total fixed assets	$19,103	$32,989

Depreciation expense was $3,858 and $1,129 for the six months ended June 30, 2009 and 2008, respectively, and $3,563 for the year ended December 31, 2008.

4.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31, 2008	June 30, 2009
Suppliers	$20,866	$103,278
Payroll	1,782	41,304
Customer advances		17,593
Other	1,070	7,377
	$23,718	$169,552

On July 31, 2009, the Company and its parent, Rupinvest Sarl, were acquired by Premier Power Renewable Energy, Inc. (“Premier Power”), in exchange for $18,292 and up to 3,000,000 shares of Premier Power common stock based upon the Company’s sales and gross margin levels through 2011.  In conjunction with the acquisition, the Company’s supply agreements were amended without penalty to eliminate any minimum purchase penalty provisions

5.	COMMITMENTS AND CONINGENCIES

Premier Power Italy is party to a non-cancelable renewable lease for operating facilities in Ripalimosani, Italy, which expires in 2015. The lease require the following payments as of June 30, 2009, subject to annual adjustment, if any:

2009	$12,292
2010	29,502
2011	29,502
2012	29,502
2013 and beyond	76,212

Total	$177,010

6.	SUBSEQUENT EVENTS

On May 15, 2009, the members of the Company reorganized their ownership interests in the Company and Rupinvest Sarl (Rupinvest), a company controlled by the members of the Company, such that the Company became a subsidiary of Rupinvest. As the Company and Rupinvest were under common control, the transaction has been treated as a reorganization with the assets and liabilities of the Company and Rupinvest continuing to be recorded at their historical costs.

PREMIER POWER RENEWABLE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2009

	Premier Power Renewable Energy, Inc.	RUPINVEST (unaudited)	Pro Forma Adjustments	Notes	Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$3,552,347	$2,175,399	$-		$5,727,746
Accounts receivable, net	2,109,961	637,757	-		2,747,718
Inventory	2,336,292	407,656	-		2,743,948
Prepaid expenses and other current assets	75,064	7,024	-		82,088
Costs and estimated earnings in excess of billings on uncompleted contracts	965,683	-	-		965,683
Other assets	1,580,063	-	(1,580,063)	3A	-
			18,292	3B
			(18,292)	3C
Sales tax receivable	161,933	-	-		161,933
Deferred tax assets	262,709	-	-		262,709
Total current assets	11,044,052	3,227,836	(1,580,063)		12,691,825
			-
Property and equipment, net	469,832	32,988	-		502,820
Intangible assets	925,258	-	105,009	3B	1,030,267
Goodwill	483,496	-	11,976,338	3B	12,459,834
Deferred tax assets, long-term	1,150,074	-	-		1,150,074
Total assets	$14,072,712	$3,260,824	$10,501,284		$27,834,820

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,028,788	$1,108,466	$-		$3,137,254
Accrued liablilities	1,114,186	169,552	18,292	3B	1,302,030
Related party advance		1,755,663	(1,755,663)	3A	-
Billings in excess of costs and estimated earnings on uncompleted contracts	523,599	-	-		523,599
Taxes payable	177,113	304,416	-		481,529
Deferred income taxes	-	-	-		-
Borrowings, current	161,754	-	-		161,754
Total current liabilities	4,005,440	3,338,097	(1,737,371)		5,606,166
Contingent consideration liability	-	-	12,026,400	3F	12,026,400
Borrowings, non-current	432,816	-	-		432,816
Long-term deferred income taxes	343,279	-	-		343,279
Total liabilities	4,781,535	3,338,097	10,289,029		18,408,661

Shareholders' equity:
Series A convertible preferred stock, par value $.0001 per shares; 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000 issued and outstanding at June 30, 2009	350	-	-		350
Series B convertible preferred stock, par value $.0001 per share: 2,800,000 shares issued and outstanding at June 30, 2009	280	-	-		280
Common stock, par value $.0001 per share; 500,000,000 shares authorized; 26,048,750 shares issued and outstanding at June 30, 2009	2,605	-	-		2,605
Common stock, par value $16; 1,250 shares issued and outstanding at December 31, 2008	-	19,500	(19,500)	3C	-
Additional paid-in-capital	17,865,197	-	(31,996)	3B	17,833,201
Retained earnings (accumulated deficit)	(8,493,037)	(80,714)	80,714	3C	(8,493,037)
Noncontrolling interest	-	(8,622)	-		(8,622)
Accumulated other comprehensive income (loss)	(84,218)	(7,437)	7,437	3C	(84,218)
Total shareholders' equity	9,291,177	(77,273)	212,255		9,426,159
Total liabilities and shareholders' equity	$14,072,712	$3,260,824	$10,501,284		$27,834,820

(1) Effective May 15, 2009, Premier Power Italy S.p.A. (formerly ARCO Energy, SRL) became a wholly owned subsidiary of Rupinvest Sarl. As the companies were under common control at the time of the reorganization, the balances above reflect the combined accounts of the two entities, with all significant intercompany activity being eliminated, at their historical carrying amounts.

PREMIER POWER RENEWABLE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2009

	Premier Power Renewable Energy, Inc.	RUPINVEST	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(unaudited)	(unaudited)
		(1)
Net sales	$8,907,699	$2,194,881	$-		$11,102,580
Cost of sales	(8,000,654)	(1,844,721)	-		(9,845,375)
Gross profit	907,045	350,160	-		1,257,205

Operating expenses:
Sales and marketing	1,372,304	161,558	-		1,533,862
General and administrative	2,402,741	286,151	17,502	3E	2,706,394
Total operating expenses	3,775,045	447,710	17,502		4,308,800

Operating (loss) income	(2,868,000)	(97,549)	(17,502)		(2,983,051)

Other income (expense):
Interest expense	(8,170)	(6,088)	-		(14,258)
Other income	-	2,237	-		2,237
Change in fair value of finacial instruments	2,183,498	-	-		2,183,498
Interest income	28,438	127	-		28,565
Total other income (expense), net	2,203,766	(3,724)	-		2,200,042

Income before income taxes	(664,234)	(101,273)	(17,502)		(783,009)

Income tax benefit (expense)	1,126,487	(49)	-		1,126,438

Net income (loss)	462,253	(101,322)	(17,502)		343,429

Less: Net income attributable to the noncontrolling interest	-	(10,132)	-		(10,132)

Net income (loss)	$462,253	$(91,190)	$(17,502)		$353,561

Earnings Per Share:

Basic	$0.02				$0.01
Diluted	$0.02				$0.01

Weighted Average Shares Outstanding:

Basic	26,048,750	1,250	1,453,750	3D	27,503,750
Diluted	30,256,711		1,545,000		31,801,711

(1) Amounts reflect the combined result of operations of Rupinvest Sarl and Premier Power Italy S.p.A. (formerly ARCO Energy, SRL) ("Premier Power Italy"). Effective May 15, 2009, the entities were reorganized under common control such that Rupinvest Sarl became the parent of Premier Power Italy. As the entities were under common control, there was no adjustment to the historical basis of the entities assets and liabilities. The combined balances give effect to the elimination of significant intercompany activity.

PREMIER POWER RENEWABLE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2008

	Premier Power Renewable Energy, Inc.	Rupinvest Sarl and Arco (1)	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(audited)

Net sales	$44,237,984	$7,685,250	$-		$51,923,234
Cost of sales	(38,710,592)	(7,027,656)	-		(45,738,248)
Gross profit	5,527,392	657,594	-		6,184,986

Operating expenses:
Sales and marketing	2,224,362	38,728	-		2,263,090
General and administrative	2,505,180	222,173	35,003	3E	2,762,356
Total operating expenses	4,729,542	260,901	35,003		5,025,446

Operating (loss) income	797,850	396,693	(35,003)		1,159,540

Other income (expense):
Interest expense	(82,088)	(520)	-		(82,608)
Other income	-	20	-		20
Interest income	36,764	163	-		36,927
Total other income (expense), net	(45,324)	(337)	-		(45,661)

Income before income taxes	752,526	$396,356	$(35,003)		1,113,879

Income tax benefit (expense)	40,857	$(129,726)	-		(88,869)

Net income (loss) before minority interest	793,383	266,630	(35,003)		1,025,010

Minority interest	(224,315)	(26,663)	-		(250,978)

Net income (loss)	$569,068	$239,967	$(35,003)		$774,032

Earnings Per Share:

Basic	$0.03				$0.03
Diluted	$0.02				$0.03

Weighted Average Shares Outstanding:

Basic	22,666,138	1,250	1,453,750	3D	24,121,138
Diluted	23,749,700		1,545,000		25,294,700

(1)	The results of operations for Rupinvest Sarl, consisting of $0 in revenues and approximately $2,000 in operating expenses have been combined with those of Arco Energy Srl for convenience.

PREMIER POWER RENEWABLE ENERGY, INC
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2009, and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2009, and the year ended December 31, 2008, are based on the historical financial statements of Premier Power Renewable Energy, Inc. (PPRE), and Rupinvest Sarl (Rupinvest) and its majority owned subsidiary Premier Power Italy (formerly ARCO Energy, SRL) after giving effect to PPRE’s acquisition of Rupinvest on July 31, 2009.

We account for business combinations pursuant to Financial Accounting Standards Board Statement No. 141R, Business Combinations.  In accordance with Statement 141R, we allocate the purchase price of an acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values.  We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed consolidated financial statements.  These preliminary estimates and assumptions are subject to change during the measurement period (generally one year from the acquisition date) as we finalize the valuations of the net tangible assets and intangible assets acquired.  In particular, the final valuations of identifiable intangible assets and associated tax effects may change significantly from our preliminary estimates.  These changes could result in material variances between our future financial results and the amounts presented in these unaudited condensed consolidated pro forma financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed consolidated financial statements as of and for the six month period ended June 30, 2009 present the noncontrolling interest related to Rupinvest in accordance with FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statemetns - An Amendment of ARB No. 51, which is effective for interim periods beginning on January 1, 2009.

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the acquisition of Rupinvest and its majority owned subsidiary Premier Power Italy been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies.

On May 15, 2009 the common ownership of Rupinvest and ARCO Energy, SRL (ARCO) effected a legal reorganization of their ownership interests so that ARCO became a subsidiary of Rupinvest. As Rupinvest and ARCO were under common control, the transaction has been treated as a reorganization. The historical results of operations for Rupinvest for the six months ended June 30, 2009 include the results of operations of both Rupinvest and ARCO.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statement and accompanying notes of PPRE, Rupinvest, and ARCO Energy, S.R.L included herein.

2.	ACQUISITION OF RUPINVEST SARL AND ITS MAJORITY OWNED SUBSIDIARY, PREMIER POWER ITALY

We acquired Rupinvest and its 90% interest in Premier Power Italy on July 31, 2009 in exchange for $18,292 in cash, a capital investment in the amount of $1,580,063, and the potential issuance of up to 3 million shares of PPRE’s common stock (“Contingent Consideration”).

The Contingent Consideration is to be distributed over a three-year period based upon Premier Power Italy achieving certain sales and gross margin goals during such period.  Based on projected sales and gross margin levels of Premier Power Italy, the PPRE determined that all of the Contingent Consideration would be earned by the sellers. An independent third party valuation determined the value of the Contingent Consideration to be $12,026,400.  The valuation used a discounted future income methodology for the years 2009, 2010 and 2011 inclusive and the applied a discounted cash flow model to the calculation periods.  The applicable results obtained were then incorporated in to the universal income projections for Premier Power for the years 2009 through 2011 and further analyzed from a cash flow perspective in order to determine the overall value of the PPRE and the related fair market value of the PPRE’s outstanding stock in 2009, 2010 and 2011. The projected 2009, 2010 and 2011 fair value of the PPRE’s stock price was then multiplied against a yearly estimate of shares earned by Rupinvest.  The specific calculation of the shares earned were determined by utilizing a probability weighted approach. A discount rate of 20%  was used in the valuation model, based on a the aggregate of 3 factors:  [1] risk free rate of return, [2] market equity premium, [3] special company risk premium, as determined by the independent third party valuation.

PREMIER POWER RENEWABLE ENERGY, INC
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Preliminary Purchase Price Allocation

The total purchase price for Rupinvest Sarl of $13,624,755 was allocated to the net tangible assets and intangible assets acquired based upon their estimated fair value as of July 31, 2009, as set forth below.  The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill.  The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change.

A summary of the acquired tangible and intangible assets and liabilities is as follows:

Fair value of shares exchanged agreeemnt	$12,026,400
Cash and capital contribution	$1,598,355
Tangible assets acquired	$(2,151,375)
Amortizing intangible assets acquired	$(105,009)
Liabilities assumed	$607,967
Goodwill	$11,976,338

Intangible Assets

Amortizing intangible assets consist of the estimated fair value of acquired customer lists.  In estimating the fair value we used an income approach, utilizing a discount rate of 20%.  We have estimated the useful life of the acquired customer lists to be three years.

3.	PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS

The following pro forma adjustments are included in our unaudited pro forma condensed consolidated financial statements:

A.	To reclassify working capital deposit as part of purchase price (see Note 2 to these pro forma condensed consolidated financial statements)

B.	To record the purchase price and preliminary allocation of purchase price to the acquired tangible and intangible assets and liabilities.

C.	To eliminate the historical capital stock and equity of Rupinvest and its majority owned subsidiary Premier Power, Italy.

D.
The pro forma basic and diluted earnings per share amounts presented in our unaudited pro forma condensed consolidated statement of operations are based upon the weighted average number of our common shares outstanding plus 1,455,000 of contingent shares assumed fully earned as of January 1, 2008.  The pro forma diluted earnings per share give effect to the remaining issuance of the 3 million shares of our common stock over a three-year period or 1,545,000 shares.

E.	To amortize the intangible assets acquired.

F.
Estimated fair value of the contingent consideration (see Note 2). As the amount and value of the shares to be issued in satisfaction of the contingent consideration are variable based on Premier Power Italy's sales levels, the Company determined that classification as a liability was appropriate.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$360
Printing and engraving expenses	―
Blue Sky fees and expenses	1,385
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Miscellaneous	―

Total	$41,475

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Law

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).”

Charter Provisions and Other Arrangements of the Registrant

We have adopted the following indemnification provisions in our certificate of incorporation for our officers and directors:

“The corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.”

We also have a $2,000,000 director’s and officer’s liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Act”):

On June 16, 2009, we issued 2,800,000 shares of our Series B Convertible Preferred Stock to Vision Opportunity Master Fund Ltd. (“Vision”) in consideration for (i) the cancellation of all Series A Warrants and Series B Warrants issued by the Company to Vision and (ii) $3,000,000 in gross proceeds.  The investor represented that it was an “accredited investor” as defined in Rule 501 under the Act. The registrant relied upon the exemption from registration as set forth in Section 4(2) of the Act for the issuance of these securities.

On June 3, 2009, we agreed to issue and transfer up to three million (3,000,000) restricted shares of our common stock, par value $0.0001 per share, to Esdras Ltd. (“Esdras”) in addition to additional compensation of a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292) and in exchange for our acquisition of 100% of the issued and outstanding equity ownership interest in Rupinvest Sarl.  The shares were issued on July 10, 2009 and are held by an escrow agent in trust in connection with a share exchange agreement we entered into on June 3, 2009, with the number of shares to be transferred, if any, to be calculated based on sales achieved by Premier Power Italy, or the escrow agent may return a portion of or all of the shares to the Company.  The issuance and transfer of the shares to Esdras is exempt from registration under the Act, pursuant to Section 4(2) and Regulation S thereof.  We made this determination based on Esdras’ representations in the exchange agreement, which included, in pertinent part, that Esdras is not a "U.S. person" as that term is defined in Rule 902 of Regulation S under the Act, and that it was acquiring the shares for investment purposes for its own respective account and not as a nominee or agent and not with a view to the resale or distribution thereof, and that it understood that the shares may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

On December 31, 2008, the Company issued two options to purchase up to an aggregate 250,000 shares of common stock to Capital Group Communications, Inc. (“CGC”) in conjunction with an agreement to provide compensation for investor communications and public relations services.  This issuance was exempt from registration under the Act pursuant to Section 4(2) thereof. We made this determination based on the representations of CGC, which included, in pertinent part, that such stockholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such stockholder was acquiring our securities for investment purposes for its own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that the stockholder understood that our securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom. On August 17, 2009, we cancelled these options.

On December 4, 2008, the Company issued 30,000 restricted shares of common stock to Capital Group Communications, Inc. (“CGC”) in conjunction with an agreement to provide compensation for investor communications and public relations services.  This issuance was exempt from registration under the Act pursuant to Section 4(2) thereof. We made this determination based on the representations of CGC, which included, in pertinent part, that such stockholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such stockholder was acquiring our securities for investment purposes for its own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that the stockholder understood that our securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

On September 9, 2008, in connection with a Share Exchange Agreement (“Exchange Agreement”) by and among the Company, the Company’s majority stockholder, Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”), and the stockholders of Premier Power California, consisting of four individuals and one entity, who, immediately prior to the closing of the transactions contemplated by the Exchange Agreement, collectively held 100% of Premier Power California’s issued and outstanding share capital (the “PPG Owners”), we issued 24,218,750 shares of our common stock to the PPG Owners in exchange for 100% of the capital stock of Premier Power California (the “Share Exchange”). The issuance of the common stock to the PPG Owners pursuant to the Exchange Agreement was exempt from registration under the Act pursuant to Section 4(2) and Regulation D thereof. We made this determination based on the representations of the PPG Owners, which included, in pertinent part, that such stockholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such stockholders were acquiring our common stock for investment purposes for their own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that each owner understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.  In connection with and prior to the Share Exchange, Vision, the pre-Share Exchange majority stockholder of the Company, agreed to cancel 25,448,000 of its shares of our common stock in consideration for the agreement by the PPG Owners to enter into the Share Exchange transaction with the majority stockholder of the Company and the Company.  Immediately prior to the Share Exchange, we had 1,800,000 shares of common stock issued and outstanding.  Immediately after the issuance of the shares to the PPG Owners, we had 26,018,750 shares of common stock issued and outstanding.

On September 9, 2008, in connection with a financing (“Financing”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), we issued a total of 3,500,000 Units, each Unit consisting of one share of our Series A Preferred Stock, one-half of one Series A Warrant, and one-half of one Series B Warrant, to one investor (the “Investor”) in connection with the closing of the Financing. The issuance of the Units to the Investor pursuant to the Purchase Agreement was exempt from registration under the Act pursuant to Section 4(2) and Regulation D thereof. We made this determination based on the representations of the Investor, which included, in pertinent part, that such person was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such person was acquiring our common stock for investment purposes for its own respective account and not as a nominee or agent and not with a view to the resale or distribution thereof, and that the Investor understood that the shares of our Series A Preferred Stock and our Series A Warrants and Series B Warrants may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

On September 6, 2006, we issued 900,000 shares of our common stock to Haris Tajyar in exchange for his 90% interest in Harry’s Trucking, LLC, a California limited liability company (“Harry’s Trucking, LLC”). On September 6, 2006, we issued 100,000 shares to Omar Tajyar in exchange for his 10% interest in Harry’s Trucking, LLC. On September 6, 2006, we issued 10,000 shares of our common stock to Frank J. Hariton, Esq. as a portion of his legal fee for the estimated fair value of $10,000. All of such transactions were exempt from registration by reason of Section 4(2) of the Act.

During September and October 2006, an aggregate 38,000 shares of our common stock were issued to 38 investors for an aggregate purchase price of $38,000. These shares were issued in a private offering pursuant to Regulation D under the Act, and each of the investors represented that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment. No underwriter or placement agent participated in the foregoing transactions, no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The offering was exempt from registration by reason of Section 4(6) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below, which follows the signature page to this registration statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado Hills, State of California, on September 25, 2009.

PREMIER POWER RENEWABLE ENERGY, INC.

By:	/s/ Dean R. Marks
Dean R. Marks Chief Executive Officer (Principal Executive Officer)

By:	/s/ Teresa Kelley
Teresa Kelley Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dean R. Marks		September 25, 2009
Dean R. Marks	Chairman of the Board, President, and Chief Executive Officer

/s/ Miguel de Anquin		September 25, 2009
Miguel de Anquin	Chief Operating Officer, Corporate Secretary, and Director

/s/ Teresa Kelley		September 25, 2009
Teresa Kelley	Chief Financial Officer

/s/ Kevin Murray		September 25, 2009
Kevin Murray	Director

/s/ Tommy Ross		September 25, 2009
Tommy Ross	Director

/s/ Robert Medearis
Robert Medearis	Director	September 25, 2009

EXHIBIT INDEX

Exhibit Number	Description

2.1	Share Exchange Agreement by and among the Company, its majority stockholder, Premier Power Renewable Energy, Inc., and its stockholders, dated September 9, 2008 (3)

3.1	Certificate of Incorporation (1)

3.2	Bylaws (1)

3.3	Certificate of Amendment of the Certificate of Incorporation, filed August 19, 2008 with the Secretary of State of the State of Delaware (2)

3.4	Certificate of Amendment of the Certificate of Incorporation, filed August 29, 2008 and effective September 5, 2008 with the Secretary of State of the State of Delaware (3)

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed September 10, 2008 with the Secretary of State of the State of Delaware (3)

3.6	Amendment to Certificate of Incorporation, filed November 24, 2008 with the Secretary of State of Delaware (6)

3.7	Amendment to Bylaws (7)

3.8	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on June 12, 2009 (15)

5.1	Opinion of Richardson & Patel LLP *

10.1	Master Commercial Solar Terms and Conditions of Schüco USA, L.P. (3)

10.2	Authorized Dealer Agreement between Premier Power Renewable Energy, Inc. and SunPower Corporation, dated June 20, 2008 (3)

10.3	Employment Agreement between Premier Power Renewable Energy, Inc. and Dean R. Marks, dated August 22, 2008 (3)

10.4	Employment Agreement between Premier Power Renewable Energy, Inc. and Miguel de Anquin, dated August 22, 2008 (3)

10.5	Premier Management Consulting Agreement between Genesis Capital Advisors, LLC and Premier Power Renewable Energy, Inc., dated November 13, 2007 (3)

10.6	Engagement Agreement between GT Securities and Genesis Capital Advisors, LLC with and on behalf of Premier Power Renewable Energy, Inc., dated November 13, 2007 (3)

10.7	Form of Securities Purchase Agreement (3)

10.8	Form of Registration Rights Agreement (3)

10.9	Form of Series A Common Stock Purchase Warrant (3)

10.10	Form of Series B Common Stock Purchase Warrant (3)

10.11	Form of Lock-up Agreement (3)

10.12	Purchase and Sale Agreement between Harry’s Trucking, Inc. and Haris Tajyar and Omar Tajyar, dated September 9, 2008 (3)

10.13	Employment Agreement between Premier Power Renewable Energy, Inc. and Teresa Kelley, date October 24, 2008 (4)

10.14	First Amendment to Registration Rights Agreement between Premier Power Renewable Energy, Inc., Genesis Capital Advisors, LLC, and Vision Opportunity Master Fund, Ltd., dated October 31, 2008 (5)

10.15	Amended and Restated Agreement to Serve as Member of the Board of Directors between Premier Power Renewable Energy, Inc. and Kevin Murray, dated December 19, 2008 (8)

10.16	Amended and Restated Agreement to Serve as Member of the Board of Directors between Premier Power Renewable Energy, Inc. and Robert Medearis, dated December 19, 2008 (8)

10.17	Voting Agreement between Dean Marks and Miguel de Anquin, signed June 16, 2008 (and addendum) (10)

10.18	Voting Agreement between Dean Marks and Miguel de Anquin, dated January 21, 2009 (10)

10.19	Voting Agreement between Dean Marks, Sarilee Marks, and Miguel de Anquin, dated January 21, 2009 (10)

10.20	Director Agreement between Premier Power Renewable Energy, Inc. and Tommy Ross (11)

10.21	Voting Agreement between Dean Marks and Miguel de Anquin, dated January 2, 2006 (12)

10.22	Second Amendment to Registration Rights Agreement between Premier Power Renewable Energy, Inc., Genesis Capital Advisors, LLC, and Vision Opportunity Master Fund, Ltd., dated May 1, 2009 (13)

10.23	Share Exchange Agreement between the Registrant, Rupinvest Sarl, and Esdras Ltd., dated June 3, 2009 (14)

10.24	Securities Purchase Agreement between the Registrant and Vision Opportunity Master Fund, Ltd., dated June 16, 2009 (15)

10.25	Waiver of Anti-Dilution Rights of Series A Preferred Stock by Vision Opportunity Master Fund, Ltd., dated June 16, 2009 (15)

10.26	Loan Agreement (Asset Based) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.27	Promissory Note (Line of Credit Note) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.28	Form of Modification to Promissory Note (Line of Credit Note) and Loan Agreement between Umpqua Bank and Premier Power Renewable Energy, Inc. (16)

10.29	Commercial Security Agreement between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.30	Commercial Security Agreement (Premier Power California) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.31	Rider to Security Agreement Executed by Non-Borrower Grantor (Premier Power California) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.32	Commercial Security Agreement (Bright Futures Technologies, LLC) between Umpqua Bank and Bright Futures Technologies, LLC, dated July 13, 2009 (16)

10.33	Rider to Security Agreement Executed by Non-Borrower Grantor (Bright Futures Technologies, LLC) between Umpqua Bank and Bright Futures Technologies, LLC, dated July 13, 2009 (16)

10.34	Commercial Security Agreement (Premier Power, Sociedad Limitada) between Umpqua Bank and Premier Power, Sociedad Limitada, dated July 13, 2009 (16)

10.35	Rider to Security Agreement Executed by Non-Borrower Grantor (Premier Power, Sociedad Limitada) between Umpqua Bank and Premier Power, Sociedad Limitada, dated July 13, 2009 (16)

10.36	Agreement to Provide Insurance between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.37	Disbursement Request and Authorization between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (16)

10.38	Landlord’s Release and Waiver among Umpqua Bank, Premier Power Renewable Energy, Inc. and Wagner Family ILP, dated July 13, 2009 (16)

10.39	Landlord’s Release and Waiver among Umpqua Bank, Premier Power Renewable Energy, Inc., and MKJ - McCalla Investments, LLC dated July 13, 2009 (16)

10.40	Landlord’s Release and Waiver among Umpqua Bank, Premier Power Renewable Energy, Inc. and 33 Partners, Inc., dated July 13, 2009 (16)

10.41	Escrow Agreement between the Registrant, Rupinvest Sarl, Esdras Ltd., and Capita Trust Company Limited, dated July 9, 2009 (17)

10.42	Escrow Agreement Amendment No. 1 between the Registrant, Rupinvest Sarl, Esdras Ltd., and Capita Trust Company Limited, dated July 22, 2009 (18)

10.43	Waiver and Amendment between the Registrant, Rupinvest Sarl, Esdras Ltd., and Capita Trust Company Limited, dated July 30, 2009 (19)

14.1	Code of Business Conduct and Ethics (9)

16.1	Letter from Li & Company, PC, dated September 11, 2008 (3)

21.1	List of Subsidiaries (3)

23.1	Consent of Macias Gini & O’Connell LLP *

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1) *

23.3	Consent of Macias Gini & O'Connell LLP *

23.4	Consent of Ria & Partners S.p.A.*

*	Filed herewith.

(1)	Filed on February 13, 2007 as an exhibit to our Registration Statement on Form SB-2/A, and incorporated herein by reference.

(2)	Filed on August 29, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(3)	Filed on September 11, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(4)	Filed on October 30, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(5)	Filed on November 6, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(6)	Filed on November 26, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(7)	Filed on January 16, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(8)	Filed on December 29, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(9)	Filed on November 7, 2008 as an exhibit to our Registration Statement on Form S-1, and incorporated herein by reference.

(10)	Filed on February 5, 2009 as an exhibit to our Amendment No. 1 to Registration Statement on Form S-1/A, and incorporated herein by reference.

(11)	Filed on March 24, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(12)	Filed on March 31, 2009 as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference.

(13)	Filed on May 4, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(14)	Filed on June 8, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(15)	Filed on June 18, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(16)	Filed on July 13, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(17)	Filed on July 15, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(18)	Filed on July 23, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(19)	Filed on August 5, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.